As filed with the Securities and Exchange Commission on January 15, 2010

Registration No. 333-164102

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Builders FirstSource, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	52-2084569
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

2001 Bryan Street, Suite 1600
Dallas, Texas 75201
Telephone: (214) 880-3500
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Donald F. McAleenan
Senior Vice President, General Counsel and Secretary
Builders FirstSource, Inc.
2001 Bryan Street, Suite 1600
Dallas, Texas 75201
Telephone: (214) 880-3500
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
Copies to:

Robert B. Pincus Allison L. Land Skadden, Arps, Slate, Meagher & Flom LLP One Rodney Square, P.O. Box 636 Wilmington, Delaware 19899-0636 Telephone: (302) 651-3000 Facsimile: (302) 651-3001	W. Scott Ortwein Brendan P. McGill Alston & Bird LLP 1201 West Peachtree Street Atlanta, Georgia 30309-3424 Telephone: (404) 881-7000 Facsimile: (404) 881-7777	Andrew M. Johnston Morris, Nichols, Arsht & Tunnell LLP 1201 North Market Street, 18th Floor P.O. Box 1347 Wilmington, Delaware 19899-1347 Telephone: (302) 351-9200 Facsimile: (302) 425-3989

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
TABLE OF ADDITIONAL REGISTRANTS
     The following domestic subsidiaries of Builders FirstSource, Inc. are guarantors of the 2016 notes and are co-registrants:

I.R.S. Employer
	State of Incorporation or	Identification
Exact Name of Registrant as Specified in its Charter	Organization	Number
BFS, LLC	Delaware	61-1367103
BFS IP, LLC	Delaware	75-2922461
BFS Texas, LLC	Delaware	75-2896779
Builders FirstSource Holdings, Inc.	Delaware	20-0484735
Builders FirstSource—Atlantic Group, LLC	Delaware	52-2080519
Builders FirstSource—Colorado Group, LLC	Delaware	84-0387679
Builders FirstSource—Colorado, LLC	Delaware	84-0387679
Builders FirstSource—Dallas, LLC	Delaware	75-2794867
Builders FirstSource—Florida Design Center, LLC	Delaware	59-3534078
Builders FirstSource—Florida, LLC	Delaware	52-2172981
Builders FirstSource—MBS, LLC	Delaware	52-2084569
Builders FirstSource—Northeast Group, LLC	Delaware	22-1604491
Builders FirstSource—Ohio Valley, LLC	Delaware	31-1610525
Builders FirstSource—Raleigh, LLC	Delaware	56-1454419
Builders FirstSource—Southeast Group, LLC	Delaware	57-0618425
Builders FirstSource—Texas GenPar, LLC	Delaware	75-2831211
CCWP, Inc.	South Carolina	57-1011512
Builders FirstSource—Intellectual Property, L.P.	Texas	75-2922458
Builders FirstSource—South Texas, L.P.	Texas	75-2916346
Builders FirstSource—Texas Group, L.P.	Texas	75-2831224
Builders FirstSource—Texas Installed Sales, L.P.	Texas	75-2896780
c/o Builders FirstSource, Inc.
2001 Bryan Street, Suite 1600
Dallas, Texas 75201
Telephone: (214) 880-3500
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Donald F. McAleenan
Senior Vice President, General Counsel and Secretary
Builders FirstSource, Inc.
2001 Bryan Street, Suite 1600
Dallas, Texas 75201
Telephone: (214) 880-3500
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
Copies to:

Robert B. Pincus Allison L. Land Skadden, Arps, Slate, Meagher & Flom LLP One Rodney Square, P.O. Box 636 Wilmington, Delaware 19899-0636 Telephone: (302) 651-3000 Facsimile: (302) 651-3001	W. Scott Ortwein Brendan P. McGill Alston & Bird LLP 1201 West Peachtree Street Atlanta, Georgia 30309-3424 Telephone: (404) 881-7000 Facsimile: (404) 881-7777	Andrew M. Johnston Morris, Nichols, Arsht & Tunnell LLP 1201 North Market Street, 18th Floor P.O. Box 1347 Wilmington, Delaware 19899-1347 Telephone: (302) 351-9200 Facsimile: (302) 425-3989

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY THESE SECURITIES BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED JANUARY 15, 2010
PROSPECTUS
Builders FirstSource, Inc.
11,259,429 Shares of Common Stock
$143,735,000 Aggregate Principal Amount of Second Priority Senior Secured Floating Rate Notes
Due 2016
Guarantees of Second Priority Senior Secured Floating Rate Notes Due 2016
     This prospectus relates to the resale from time to time by the Selling Securityholders identified in this prospectus of (i) up to 11,259,429 shares of our common stock and (ii) up to $143,735,000 aggregate principal amount of our Second Priority Senior Secured Floating Rate Notes due 2016 (the “2016 notes”).
     The 2016 notes bear interest at the rate of 3-month LIBOR (subject to a 3.00% floor) plus 10.0% per year, accruing from the date of original issuance and payable quarterly in arrears on each February 15, May 15, August 15 and November 15, beginning February 15, 2010. The 2016 notes will mature on February 15, 2016.
     The 2016 notes are our senior secured obligations and will rank equally in right of payment with all of our existing and future senior debt. The 2016 notes will be effectively junior in right of payment to any of our indebtedness that is secured by first priority liens on the assets securing the 2016 notes, including our senior secured revolving credit facility, or secured by assets not securing the 2016 notes, and will be junior in right of payment to all indebtedness of any future non-guarantor subsidiaries of Builders FirstSource, Inc. The 2016 notes are jointly and severally guaranteed by all of our subsidiaries. The subsidiary guarantees are the senior secured obligations of our subsidiary guarantors and will rank equal in right of payment with all of our subsidiary guarantors’ existing and future senior debt, but they will rank effectively junior in right of payment to the subsidiary guarantees of our senior secured revolving credit facility. The subsidiary guarantees are full and unconditional.
     Each of Builders FirstSource Holdings, Inc., Builders FirstSource Northeast Group, LLC, Builders FirstSource Texas GenPar, LLC, Builders FirstSource MBS, LLC, their respective subsidiaries and our future significant restricted subsidiaries will jointly and severally guarantee the 2016 notes. Under certain circumstances, the guarantees may be released.
     We have the right at any time to redeem some or all of the 2016 notes. If we experience a change of control, we may be required to offer to repurchase the 2016 notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest, if any, to the repurchase date.
     The offered securities covered by this prospectus were issued in transactions exempt from the registration requirements of the Securities Act of 1933, as amended. Each Selling Securityholder irrevocably elected the amount of 2016 notes and common stock it would receive in the debt exchange transaction described in more detail in “Summary—The Recapitalization Transactions” on or before December 30, 2009, subject to proration based upon the results of the Company’s rights offering. The offered securities are being registered to permit the Selling Securityholders to sell the offered securities from time to time. The Selling Securityholders may offer and sell their common stock and 2016 notes described above in public or private transactions, or both. See “Plan of Distribution” for a more complete description of the ways in which the securities may be sold. We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders.
     The common stock of Builders FirstSource, Inc. is traded on the Nasdaq Global Select Market under the symbol “BLDR.” The last reported sales price of our common stock on the Nasdaq Global Select Market on January 14, 2010 was $3.68 per share.

     Investing in our common stock and 2016 notes involves a high degree of risk. We urge you to carefully read the section entitled “Risk Factors” beginning on page 6 of this prospectus, the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008, and all other information included or incorporated herein by reference in this prospectus in its entirety before you decide whether to exercise your rights.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is       , 2010

ABOUT THIS PROSPECTUS
     Unless otherwise stated or the context otherwise requires, the terms “we,” “us,” “our,” and the “Company” refer to Builders FirstSource, Inc. and its consolidated subsidiaries.
     You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional, different, or inconsistent information, you should not rely on it. We are not making an offer to sell securities in any jurisdiction in which the offer or sale is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the front cover of this prospectus, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, in each case, regardless of the time of delivery of this prospectus or any exercise of the rights. Our business, financial condition, results of operations, and prospects may have changed since that date.

i

SUMMARY
     This summary highlights information contained elsewhere in this prospectus or incorporated by reference therein. This summary may not contain all of the information that you should consider before deciding whether or not you should purchase the securities offered hereunder. You should read the entire prospectus carefully, including the section entitled “Risk Factors” beginning on page 6 of this prospectus and the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008, which we refer to as our 2008 10-K, and all other information included or incorporated herein by reference in this prospectus in its entirety before you decide whether to purchase our securities.
Builders FirstSource, Inc.
     Builders FirstSource, Inc. is a leading supplier and manufacturer of structural and related building products for residential new construction. We have operations principally in the southern and eastern United States with 55 distribution centers and 51 manufacturing facilities, many of which are located on the same premises as our distribution centers. We have successfully acquired and integrated 27 companies since our formation and are currently managed as three regional operating groups — Atlantic, Southeast and Central — with centralized financial and operational oversight. We compete in the professional segment of the U.S. residential new construction building products supply market. Because of the predominance of smaller privately owned companies and the overall size and diversity of the target customer market, the professional segment remains fragmented.
     We serve a highly diversified customer base, ranging from production homebuilders to small custom homebuilders. For the year ended December 31, 2008 and the nine months ended September 30, 2009, our top 10 customers accounted for approximately 19.0% and 21.3% of sales, respectively. We believe we have a diverse geographical footprint, in 32 markets in 9 states. We offer an integrated solution to our customers providing manufacturing, supply, and installation of a full range of structural and related building products. We group our building products and services into five product categories: prefabricated components, windows and doors, lumber and lumber sheet goods, millwork, and other building products and services. In addition to our full range of construction services, we offer a comprehensive offering of products that includes approximately 60,000 stock keeping units.
     We are incorporated under the laws of the State of Delaware. Our principal executive offices are located at 2001 Bryan Street, Suite 1600, Dallas, Texas 75201, and our telephone number is (214) 880-3500. Our website is www.bldr.com. The information on our website does not constitute part of this prospectus and should not be relied upon in connection with making any investment in our securities.

Recapitalization Transactions
     On October 23, 2009, we announced a series of transactions (the “Recapitalization Transactions”) having the following components:

•	A rights offering to our existing stockholders to raise up to $205 million. In the rights offering, which expired on January 14, 2010, we distributed to stockholders of record as of the close of business on December 14, 2009, subscription rights exercisable for up to an aggregate of 58,571,428 shares of our common stock, which entitled the holder of each whole subscription right to purchase one share of common stock at a subscription price of $3.50 per share.

•	A debt exchange in which certain accredited holders of our outstanding Second Priority Senior Secured Floating Rate Notes due 2012 (“2012 notes”) exchanged, at par, in transactions exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), their outstanding 2012 notes for (i) up to $145.0 million aggregate principal amount of our 2016 notes, (ii) up to $130.0 million in cash from the proceeds of the rights offering, or (iii) a combination of cash and 2016 notes, and, (iv) to the extent the rights offering was not fully subscribed, shares of our common stock. For each $1,000 aggregate principal amount of 2012 notes validly submitted and accepted for exchange in the debt exchange, a noteholder received, at the noteholder’s election, (a) $1,000 in principal amount of the 2016 notes, or (b) $1,000 in cash, or (c) a combination of cash and 2016 notes, subject to proration and certain adjustments, including the receipt of our common stock instead of cash. The Selling Securityholders made irrevocable elections related to the amount and kind of such securities the Selling Securityholders would receive in exchange for their 2012 notes on or before December 30, 2009, subject to proration based upon the results of the Company’s rights offering.

•	A solicitation of consents to amend the indenture under which the 2012 notes were issued to eliminate substantially all of the restrictive covenants, certain conditions to defeasance, and certain events of default and to release the liens on the collateral securing the 2012 notes. Holders of approximately 97.0% of the aggregate principal amount of the 2012 notes, excluding JLL Partners Fund V, L.P. (“JLL”) and Warburg Pincus Private Equity IX, L.P. (“Warburg Pincus”), have delivered consents to the proposed amendments to the indenture governing the 2012 notes.
     In connection with the Recapitalization Transactions, on October 23, 2009, we entered into a Support Agreement (as amended, the “Support Agreement”) with certain accredited holders of approximately 64.0% of the aggregate principal amount of our outstanding 2012 notes pursuant to which such holders agreed to exchange their 2012 notes in the debt exchange and to consent to the proposed amendments to the indenture governing the 2012 notes. The Selling Securityholders made irrevocable elections related to the amount and kind of such securities the Selling Securityholders would receive in exchange for their 2012 notes on or before December 30, 2009, subject to proration based upon the results of the Company’s rights offering. Pursuant to the Support Agreement, we agreed to file a registration statement with the United States Securities and Exchange Commission (the “SEC”) to register for resale the shares of common stock and the 2016 notes received by the Selling Securityholders in the debt exchange. The securities exchanged for the 2012 notes by the Selling Securityholders pursuant to the Support Agreement are not freely tradable in the public market until this registration statement has been declared effective by the SEC, at which time the Selling Securityholders may, but are not required to, freely sell the shares of common stock and 2016 notes. This prospectus is a part of that registration statement.
     As part of the Recapitalization Transactions, on October 23, 2009, we entered into an investment agreement (as amended, the “Investment Agreement”) with JLL and Warburg Pincus, who collectively beneficially owned approximately 50% of our common stock before giving effect to the Recapitalization Transactions, under which JLL and Warburg Pincus severally agreed to purchase from us, at the rights offering subscription price, unsubscribed shares of our common stock such that gross proceeds of the rights offering would be no less than $75.0 million. In addition, each of JLL and Warburg Pincus agreed (i) to exchange up to $48.909 million aggregate principal amount of 2012 notes indirectly held by it in the debt exchange and (ii) to the extent gross proceeds of the rights offering were less than $205.0 million, to exchange such 2012 notes for shares of our common stock at an exchange price equal to the rights offering subscription price, subject to proration from the participation of other holders of 2012 notes who submitted for exchange their 2012 notes for shares of our common stock not subscribed for through the exercise of rights in the rights offering. As stockholders of the Company as of the record date for the rights offering, JLL and Warburg Pincus had the right to subscribe for and purchase shares of our common stock under the basic subscription privilege, although they did not have the right to participate in the over-subscription privilege. The acquisition of shares by JLL and Warburg Pincus, whether pursuant to the Investment Agreement or upon exercise of rights, was effected in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended. None of the securities owned by JLL or Warburg Pincus is being registered pursuant to the Registration Statement of which this prospectus forms a part. For information on certain registration rights that JLL and Warburg Pincus have, see “Description of Capital Stock — Registration Rights.”

Description of 2016 Notes

Issuer	Builders FirstSource, Inc.

Issuance	$143,735,000 of our Second Priority Senior Secured Floating Rate Notes due 2016.

Maturity	February 15, 2016.

Interest Rate	Interest accrues at a rate of the greater of (i) the LIBOR Rate or (ii) 3.0%, plus, in each case, 10.0% per year (computed on the basis of a 360-day year consisting of twelve 30-day months), payable quarterly in arrears on each February 15, May 15, August 15, and November 15, commencing on February 15, 2010. Interest on the 2016 notes accrues from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. The term “LIBOR Rate” is defined in “Description 2016 Notes—Certain Definitions.”

Ranking	The 2016 notes are senior secured obligations of the Company and will rank equally in right of payment with all of the Company’s existing and future senior debt. The 2016 notes will be effectively junior in right of payment to any indebtedness that is secured by first priority liens on the assets securing the 2016 notes, including the Company’s senior secured revolving credit facility, or secured by assets not securing the 2016 notes, and will be junior in right of payment to all indebtedness of any future non-guarantor subsidiaries of the Company. The subsidiary guarantees are the senior secured obligations of the Company’s subsidiary guarantors and will rank equal in right of payment with all of the Company’s subsidiary guarantors’ existing and future senior debt, but they will rank effectively junior in right of payment to the subsidiary guarantees of the Company’s senior secured revolving credit facility.

Guarantees	Each of Builders FirstSource Holdings, Inc., Builders FirstSource—Northeast Group, LLC, Builders FirstSource—Texas GenPar, LLC, Builders FirstSource—MBS, LLC, their respective subsidiaries and the Company’s future significant restricted subsidiaries will jointly and severally guarantee the 2016 notes. Builders FirstSource, Inc. has no independent assets or operations, and the guarantees are full and unconditional. Under certain circumstances, the guarantees may be released.

Collateral	The 2016 notes are secured by a second priority lien on substantially all of the Company’s assets. The subsidiary guarantees are secured by a second priority lien on substantially all of the assets of the Company’s subsidiary guarantors. The Company’s senior secured revolving credit facility and related subsidiary guarantees are secured by a first priority lien on the same assets securing the 2016 notes and the subsidiary guarantees. The indenture governing the 2016 notes (the “2016 notes Indenture”) and the security documents relating to the 2016 notes permit the Company to incur a significant amount of debt, including obligations secured (including on a first-priority basis) by the collateral, subject to compliance with certain conditions. No appraisal of any collateral has been prepared by the Company or on its behalf. The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. For the avoidance of doubt, neither the 2016 notes nor the subsidiary guarantees are secured by any securities of any of the Company’s affiliates, as used in Rule 3-16 of Regulation S-X under the Securities Act.

Optional Redemption	The Company has the right at any time to redeem some or all of the 2016 notes at a price equal to: (1) prior to February 15, 2011, 105% of the principal amount; (2) after February 15, 2011, and prior to February 15, 2012, 102.5% of the principal amount; (3) after February 15, 2012, and prior to February 15, 2013, 101% of the principal amount; and (4) after February 15, 2013, the principal amount, plus in each case accrued and unpaid interest (if any) to the date of redemption.

Mandatory Offer to Repurchase	If certain changes in control of the Company occur, the Company must offer to repurchase the 2016 notes at a price equal to 101% of the principal amount, plus accrued and unpaid interest (if any) to the date of repurchase. If the Company effects an asset sale and, under certain conditions, receives excess proceeds from such sale, the Company must offer to repurchase the 2016 notes at a price equal to the principal amount, plus accrued and unpaid interest (if any) to the date of repurchase.

Certain Covenants	The 2016 notes Indenture contains certain covenants that restrict the Company’s ability, and the ability of its restricted subsidiaries, to, among other things:

• pay dividends or make other distributions on its capital stock or repurchase, repay or redeem its capital stock;

• incur additional indebtedness;

• incur liens;

• enter into certain types of transactions with affiliates;

• create restrictions on the payment of dividends or other amounts to it by its restricted subsidiaries;

• sell all or substantially all its assets or merge with or into other companies; and

• make certain investments.

These covenants are subject to a number of important exceptions and qualifications. See “Description of 2016 Notes—Certain Covenants.”

Description of Common Stock

Issuer	Builders FirstSource, Inc.

Securities Offered	Common stock, par value $0.01 per share.

Voting Rights	Each outstanding share of common stock entitles its holder to one vote on all matters submitted to a vote of the Company’s stockholders, including the election of directors. There are no cumulative voting rights. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares of common stock present or represented by proxy.

Dividends	Holders of common stock are entitled to receive dividends as, when, and if dividends are declared by the Company’s board of directors out of assets or funds legally available for the payment of dividends.

Liquidation	In the event of a liquidation, dissolution, or winding up of the Company’s affairs, whether voluntary or involuntary, after payment of its liabilities and obligations to creditors, its remaining assets will be distributed ratably among the holders of shares of common stock on a per share basis.

Rights and Preferences	The common stock has no preemptive, redemption, conversion, or subscription rights. The rights, powers, preferences, and privileges of holders of the common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that the Company may designate and issue in the future.

RISK FACTORS
     Investing in our securities involves a high degree of risk. You should carefully consider the specific risks described below, the risks described in our 2008 10-K, which are incorporated herein by reference, and any risks described in our other filings with the SEC incorporated herein by reference, before making an investment decision. See the section of this prospectus entitled “Where You Can Find More Information.” Any of the risks we describe below or in the information incorporated herein by reference could cause our business, financial condition, or operating results to suffer. The market price of our common stock could decline if one or more of these risks and uncertainties develop into actual events. You could lose all or part of your investment. Some of the statements in this section of the prospectus are forward-looking statements. For more information about forward-looking statements, please see the section of this prospectus entitled “Forward-Looking Statements.”
Risks Related to the 2016 Notes and the Collateral
The Company’s substantial indebtedness could affect its cash flows and flexibility.
     The Company currently has a substantial amount of outstanding indebtedness. This level of indebtedness could make it difficult for the Company to make interest payments on, or to repurchase, the 2016 notes. In addition, the Company may borrow additional money that could be secured ahead of the 2016 notes. See “Description of 2016 Notes.” The Company’s subsidiaries also may incur additional debt that would be structurally senior to the 2016 notes. For more information about the Company’s indebtedness after the Recapitalization Transactions, see “—Risks Related to the Company and the Company’s Business” and “Description of 2016 Notes.”
     The Company’s substantial indebtedness could have important consequences to holders of 2016 notes. For example, it could:
•	require the Company to dedicate a substantial portion of its cash flow from operations to payments on its indebtedness, thereby reducing the availability of its cash flow for other general corporate purposes;

•	limit the Company’s ability to fund future working capital, capital expenditures, acquisitions, investments, restructurings and other general corporate requirements; and

•	limit the Company’s flexibility in responding to changes in its business and the industry in which it operates.
In order to pay the principal amount of the 2016 notes, the Company may be required to refinance its indebtedness, sell assets or operations, sell its equity securities or seek other capital contributions.
     In order to pay the principal amount of the 2016 notes upon the occurrence of an event of default or in the event the Company’s cash flows from operations are insufficient to allow it to pay the principal amount of the 2016 notes at maturity, the Company may be required to refinance its indebtedness, sell assets or operations, sell its equity securities or seek other capital contributions. Under the terms of our senior secured revolving credit facility and the indenture governing the 2016 notes (the “2016 notes Indenture”), the Company is limited in its ability to refinance its indebtedness and sell assets to finance its operations. For example, upon a disposition of certain assets (including the capital stock of its subsidiaries) the Company will be required to offer to repurchase the 2016 notes with the proceeds of any such disposition that are not used to repay indebtedness under the Company’s senior secured revolving credit facility, in permitted capital expenditures, or as otherwise permitted under the 2016 notes Indenture. See “Description of 2016 Notes.” The Company cannot assure you that it would be able to pay the principal amount of the 2016 notes if it took any of the above actions or that the 2016 notes Indenture or any of the Company’s other debt instruments or the debt instruments of its subsidiaries then in effect would permit the Company to take any of the above actions. See “Description of 2016 Notes.”

The 2016 notes and the related guarantees are effectively subordinated to other indebtedness.
     The 2016 notes effectively rank junior to all amounts owed under our senior secured revolving credit facility and to other indebtedness permitted to be incurred on a first priority basis under the 2016 notes Indenture, to the extent of the value of the collateral, because such senior priority indebtedness lenders will have a first-priority lien on the collateral pledged for the benefit of the 2016 notes. As a result, the lenders under the senior secured revolving credit facility and any other priority lien debt will be paid in full from the proceeds of the collateral pledged to them before holders of 2016 notes are paid from any remaining proceeds from the second lien collateral. In addition, subject to the restrictions contained in the 2016 notes Indenture, we may incur additional debt that is secured by first priority liens on the collateral or by liens on assets that are not pledged to the holders of the 2016 notes, all of which would effectively rank senior to the 2016 notes to the extent of the value of the assets securing such indebtedness.
If we default on our obligations to pay our indebtedness, we may not be able to make payments on the 2016 notes.
     Any default under the agreements governing our indebtedness, including a default under our senior secured revolving credit facility that is not waived by the required lenders under the senior secured revolving credit facility, and the remedies sought by the holders of such indebtedness could preclude us from paying principal, premium, and interest on the 2016 notes and substantially decrease the market value of the 2016 notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including covenants in the credit agreement governing our senior secured revolving credit facility and the 2016 notes Indenture), we could be in default under the terms of the agreements governing such indebtedness, including our senior secured revolving credit facility and the 2016 notes Indenture. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under the credit agreement that governs our senior secured revolving credit facility could elect to terminate their commitments thereunder, cease making further loans, and institute foreclosure proceedings against our assets that are pledged as collateral to support our obligations under the credit agreement governing our senior secured revolving credit facility, and we could be forced into bankruptcy or liquidation. In addition, some of our debt instruments, including those governing our senior secured revolving credit facility and our 2016 notes, contain cross-default provisions that provide that, even if we default on only one such debt instrument, all our debt under such instruments would become immediately due and payable. In such event, it is unlikely that we would be able to satisfy our obligations under all of such accelerated indebtedness, including the 2016 notes, simultaneously. If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our senior secured credit facility to avoid being in default. If we breach our covenants under the credit agreement governing our senior secured revolving credit facility and seek a waiver, we may not be able to obtain a waiver from the required lenders thereunder. If this occurs, we would be in default under our credit agreement, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation. As of September 30, 2009, we had approximately $295.0 million of funded indebtedness outstanding, including $20.0 million of outstanding secured indebtedness under our senior secured revolving credit facility, secured by a first-priority lien, and other long-term debt of $4.1 million.
We may be unable to purchase the 2016 notes upon a change of control.
     Upon the occurrence of certain “change of control” events, you may require us to purchase your 2016 notes at 101% of their principal amount, plus accrued and unpaid interest, if any. The terms of our senior secured revolving credit facility will limit our ability to purchase the 2016 notes in those circumstances. Any of our future debt agreements may contain similar restrictions and provisions. Accordingly, we may not be able to satisfy our obligations to purchase your 2016 notes unless we are able to refinance or obtain waivers under the senior secured revolving credit facility and other indebtedness with similar restrictions. In addition, we cannot assure you that we will have the financial resources to purchase your 2016 notes, particularly if that change of control event triggers a similar repurchase requirement for, or results in the acceleration of, other indebtedness. Our senior secured revolving credit facility provides that certain change of control events will constitute a default and could result in the acceleration of our indebtedness thereunder.

If there is a default, proceeds from sales of the collateral will be applied first to satisfy amounts owed under our senior secured revolving credit facility, and the value of the collateral may not be sufficient to repay the holders of the 2016 notes.
     We and each guarantor will secure our obligations under the 2016 notes and related guarantees by a second-priority lien on certain assets that are also pledged on a first priority basis to the lenders under our senior secured revolving credit facility and any other indebtedness that may be issued on a first-priority basis as permitted under the 2016 notes Indenture. As a result, upon any foreclosure on the collateral, proceeds will be applied first to repay amounts owed under our senior secured revolving credit facility and any other priority lien debt and only then to satisfy amounts owed to holders of the 2016 notes. The value of the 2016 notes in the event of a liquidation will depend on market and economic conditions, the availability of buyers, and similar factors. You should not rely upon the book value of the assets underlying the collateral as a measure of realizable value for such assets. By its nature, some or all the collateral may be illiquid and may have no readily ascertainable market value. Likewise, there is no assurance that the assets underlying the collateral will be saleable or, if saleable, that there will not be substantial delays in its liquidation. Accordingly, there can be no assurance that the proceeds of any sale of the collateral following any acceleration of the maturity of the 2016 notes would be sufficient to satisfy, or would not be substantially less than, amounts due on the 2016 notes after satisfying the obligations secured by the first priority liens.
     If the proceeds of any sale of the assets underlying the collateral are insufficient to repay all amounts due on the 2016 notes, the holders of the 2016 notes (to the extent the 2016 notes are not repaid from the proceeds of the sale of the collateral) would have only an unsecured claim against our remaining assets, which claim will rank equal in priority to the unsecured claims of any unsatisfied portion of the obligations secured by the first-priority liens and our other unsecured senior indebtedness.
The liens on the collateral will be released if certain conditions are met.
     The liens on the collateral will be released if the lenders under the senior secured revolving credit facility release their security interest in such collateral (so long as it is a release of less than all or substantially all of the collateral). In addition, with the consent of at least two thirds or more of the holders of outstanding 2016 notes, the liens on the collateral may be released. In the event that the liens are released, the 2016 notes will essentially become our unsecured obligations, and holders of the 2016 notes will not have recourse to any of our or our subsidiaries’ assets, should there be any default on the 2016 notes or the guarantees.
The rights of holders of 2016 notes in the collateral may be adversely affected by the failure to perfect security interests in certain collateral.
     The security interest in the collateral securing the 2016 notes includes assets, both tangible and intangible, whether now owned or acquired or arising in the future. There can be no assurance that the trustee or the collateral agent under the 2016 notes Indenture will monitor, or that we will inform the trustee or the collateral trustee of, the future acquisition of property and rights that constitute collateral and that the necessary action will be taken to properly perfect the security interest in such after-acquired property.
The rights of holders of 2016 notes to the collateral are governed, and limited, by the collateral trust agreement.
     The rights of holders of 2016 notes to the collateral are governed by the collateral trust agreement. The holders of indebtedness under our senior secured revolving credit facility, which is secured on a first-priority basis, control certain matters related to the collateral securing such indebtedness and the 2016 notes pursuant to the terms of the collateral trust agreement. Under the collateral trust agreement, at any time that the indebtedness secured on a first-priority basis remains outstanding, many actions that may be taken in respect of the collateral, including the ability to commence enforcement proceedings against the collateral and to control the conduct of such proceedings, and the approval of amendments to, releases of collateral from the lien of, and waivers of past defaults under, the collateral documents, will be at the direction of the holders of such indebtedness, and the collateral agent on behalf of the holders of the 2016 notes may not have the ability to control or direct such actions, even if the rights of the holders of the 2016 notes are adversely affected.

Certain defenses available to us and any of the guarantors may prevent the enforcement of the guarantees.
     Enforcement of a guarantee against any guarantor would be subject to certain defenses available to guarantors generally and would also be subject to certain defenses available to us regarding enforcement of the 2016 notes, including, without limitation, the right to force the trustee under the 2016 notes Indenture to exercise its remedies prior to commencement of any action on the guarantee. All guarantors will waive, with respect to the 2016 notes, all such defenses to the extent they may legally do so. See “Description of 2016 Notes – The 2016 Notes and the Note Guarantees.” If, however, a court voided any guarantee or held the 2016 notes or the guarantees unenforceable against us or any of the guarantors under applicable law, you would cease to have any claim against us or in respect of such guarantee, as the case may be.
Fraudulent conveyance and similar laws may adversely affect the validity and enforceability of the guarantees of the 2016 notes.
     Each of the guarantor’s obligations under its respective guarantee of the 2016 notes could be subject to avoidance or subordination under various state and federal fraudulent transfer laws or fraudulent conveyance laws in the event that a court were to find that (i) the guarantor in question received less than reasonably equivalent value or fair consideration in exchange for its guarantee and (ii) at the time of the issuance of its guarantee, such guarantor (A) was insolvent or was rendered insolvent as a result of the issuance of its guarantee, (B) was engaged, or was about to engage, in a business or transaction for which the property remaining with it was unreasonably small capital or for which its unencumbered assets constituted unreasonably small capital, or (C) intended to incur, or believed that it would incur, debts beyond its ability to pay as they mature. Furthermore, a court could avoid a guarantor’s obligations under its guarantee without regard to solvency, capitalization, and other conditions described in clauses (ii)(A), (B), and (C) above if it finds that the obligations created by the guarantee were incurred with actual intent to hinder, delay, or defraud existing or future creditors.
     The determination of insolvency for purposes of fraudulent transfer laws varies somewhat depending upon the law of the jurisdiction being applied. Generally, however, an entity is insolvent if (i) the sum of its debts (including unliquidated or contingent debts) is greater than all of its property, at a fair valuation, and (ii) the present fair saleable value of its assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured. Additionally, under many state fraudulent transfer laws, an entity is presumed to be insolvent if it is generally not paying its debts as they become due.
     If the obligations under any of the guarantees were to be avoided, there can be no assurance that the recoveries under any remaining guarantees that are not avoided under the fraudulent transfer laws would be sufficient to pay the outstanding amounts due and owing under the 2016 notes. Moreover, if the guarantees are avoided under fraudulent transfer laws, the liens and security interests granted as security for the guarantees would also be avoided.
     If a court voided any guarantee as a result of a fraudulent transfer laws, or held it unenforceable for any other reason, you would cease to have any claim in respect of such guarantee and would be the creditor of us and the remaining guarantors, and if a court subordinated any guarantee to other obligations of the guarantor, your ability to recover on the guarantee would be adversely affected.
Insolvency laws could limit your ability to enforce your rights under the 2016 notes and the guarantees or realize upon the collateral.
     Any insolvency proceedings with regard to us or any guarantor would most likely be based on and governed by the insolvency laws of the jurisdiction under which the relevant entity is organized. As a result, in the event of insolvency with regard to any of these entities, the claims of holders of the 2016 notes against us or a guarantor may be subject to the insolvency laws of its jurisdiction of organization. The provisions of such insolvency laws differ substantially from each other including with regard to rights of creditors, priority claims, and procedure and may contain provisions that are unfavorable to holders of 2016 notes. In addition, there can be no assurance as to how the insolvency laws of these jurisdictions will be applied in insolvency proceedings relating to several jurisdictions.

     The lenders under our senior secured revolving credit facility have first-ranking security over substantially all of the tangible and intangible assets of us and the guarantors. In some jurisdictions, after the occurrence of, among other things, an insolvency event, secured lenders have additional rights with respect to insolvency proceedings, including among other things, the right to direct the disposition of any security. Under applicable federal bankruptcy laws, however, secured creditors are prohibited from repossessing their security from a debtor in a bankruptcy case, or from disposing of security repossessed from such a debtor, without the approval of the bankruptcy court. Moreover, applicable federal bankruptcy laws generally permit the debtor to continue to retain collateral even though the debtor is in default under the applicable debt instruments, provided generally that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to the circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral at the commencement of the bankruptcy case and may include cash payments or the granting of additional security, if and at such times as the presiding court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition of the collateral during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a U.S. bankruptcy court, we cannot predict whether payments under the 2016 notes would be made following commencement of and during a bankruptcy case, whether or when the trustee under the 2016 notes Indenture for the 2016 notes could foreclose upon or sell the collateral, or whether or to what extent holders of 2016 notes would be compensated for any delay in payment or loss of value of the collateral through the provision of “adequate protection.” Your ability to realize claims against us with respect to your 2016 notes, if we or any guarantor becomes insolvent, may be limited.
     Under applicable insolvency laws, our or any guarantor’s liabilities in respect of the 2016 notes may, in the event of insolvency or similar proceeding, also rank junior to some of our or any guarantor’s debts that are entitled to priority under such law of such jurisdiction. For example, debts entitled to priority may include (a) amounts owed in respect of occupational pension schemes, (b) certain amounts owed to employees, (c) amounts owed to governmental agencies, and (d) expenses of an insolvency practitioner. In addition, in some jurisdictions, the examiner, administrator, or similar party may be legally required to consider the interests of third parties (including, for example, employees) in connection with the proceedings.
If a trading market for the 2016 notes does not develop, it may be difficult for you to sell the 2016 notes if you wish to liquidate your investment.
     There is no established trading market for the 2016 notes. A liquid trading market may not develop for the 2016 notes, which would make it difficult to trade the 2016 notes and would adversely affect the price you would be able to receive for the 2016 notes should you be able to trade them. The Company does not intend to apply to list the 2016 notes on any securities exchange or to have the 2016 notes quoted on any automated quotation system.
     The liquidity of any trading market and the market price for the 2016 notes will depend on, among other things: (1) the number of holders of the 2016 notes; (2) the Company’s performance; (3) the market for securities that are similar to the 2016 notes; and (4) the interest of securities dealers in making a market in the 2016 notes. Even if a market for the 2016 notes does develop, the 2016 notes may trade at a discount, depending on the factors described above.
     If no active trading market develops for the 2016 notes, you may not be able to resell the 2016 notes at their fair market value or at all. Future trading prices of 2016 notes will depend on many factors, including, among other things, prevailing interest rates, the Company’s operating results and the market for similar securities.
Risks Related to the Common Stock
The price of the Company’s common stock is volatile and may decline.
     The market price of our common stock historically has experienced and may continue to experience significant price fluctuations similar to those experienced by the broader stock market in recent years. In addition, the price of our common stock may fluctuate significantly in response to various factors, including:

•	the Recapitalization Transactions, which involved the issuance of an additional 58,571,428 shares of common stock;

•	actual or anticipated fluctuations in its results of operations;

•	announcements by the Company’s or its competitors of significant business developments, changes in customer relationships, acquisitions, or expansion plans;

•	changes in the prices of products the Company sells;

•	the Company’s involvement in litigation, including litigation related to the Recapitalization Transactions;

•	the Company’s sale of common stock or other securities in the future;

•	market conditions in the Company’s industry;

•	changes in key personnel;

•	changes in market valuation or earnings of the Company’s competitors;

•	the trading volume of the Company’s common stock;

•	changes in the estimation of the future size and growth rate of the Company’s markets; and

•	general economic and market conditions.
     Broad market and industry factors may materially harm the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against that company. If we were involved in any similar litigation we could incur substantial costs and our management’s attention and resources could be diverted, which could adversely affect our financial condition, results of operations and cash flows. As a result, it may be difficult for you to resell your shares of common stock in the future.
Significant sales of our common stock, or the perception that significant sales may occur in the future, could adversely affect the market price of our common stock.
     The sale of substantial amounts of our common stock could adversely affect the price of our common stock. Sales of substantial amounts of our common stock in the public market, and the availability of shares for future sale, including up to 58,571,428 shares of our common stock issued in the Recapitalization Transactions, and 2,283,561 shares of our common stock issuable as of January 14, 2010, upon exercise of outstanding options to acquire shares of our common stock under the Company’s stock incentive plans, including the 2007 Incentive Plan, as it may be amended, could adversely affect the prevailing market price of our common stock and could cause the market price of our common stock to remain low for a substantial time. Additional options may also be granted under the Company’s incentive plans, including the Company’s 2007 Incentive Plan, as it may be amended. We cannot foresee the effect of such potential sales on the market, but it is possible that if a significant percentage of such available shares were attempted to be sold within a short period of time, the market for our shares of common stock would be adversely affected. It is also unclear whether or not the market for our common stock could absorb a large number of attempted sales in a short period of time, regardless of the price at which they might be offered. Even if a substantial number of sales do not occur within a short period of time, the mere existence of this “market overhang” could have a negative effect on the market for our common stock and our ability to raise additional capital.
Risks Related to the Company and the Company’s Business
The industry in which we operate is dependent upon the homebuilding industry, the economy, the credit markets, and other important factors.
     The building products industry is highly dependent on new home construction, which in turn is dependent upon a number of factors, including interest rates, consumer confidence, foreclosure rates, and the health of the economy and mortgage markets. Unfavorable changes in demographics, credit markets, consumer confidence, housing affordability, or inventory levels, or weakening of the national economy or of any regional or local economy in which we operate, could adversely affect consumer spending, result in decreased demand for homes, and adversely affect our business. Production of new homes may also decline because of shortages of qualified tradesmen, reliance on inadequately capitalized sub-contractors, and shortages of material. In addition, the homebuilding industry is subject to various local, state, and federal statutes, ordinances, rules, and regulations concerning zoning, building design and safety, construction, and similar matters, including regulations that impose restrictive zoning and density requirements in order to limit the number of homes that can be built within the boundaries of a particular area. Increased regulatory restrictions could limit demand for new homes and could negatively affect our sales and earnings. Because we have substantial fixed costs, relatively modest declines in our customers’ production levels could continue to have a significant adverse effect on our financial condition, operating results and cash flows.
     The homebuilding industry is undergoing a significant and sustained downturn. According to the U.S. Census Bureau, actual single family housing starts in the U.S. during 2008 declined 57.5% from 2006 to 2008 and declined 34.5% for the nine months ended September 30, 2009 compared to the prior year period. We believe that the market downturn is attributable to a variety of factors including: an economic recession; limited credit availability; excess home inventories; a substantial reduction in speculative home investment; a decline in consumer confidence; higher unemployment; and an industry-wide softening of demand. The downturn in the homebuilding industry has resulted in a substantial reduction in demand for our products and services, which in turn had a significant adverse effect on our business and operating results during fiscal 2007, 2008, and 2009 to date.
     In addition, beginning in 2007, the mortgage markets experienced substantial disruption due to increased defaults, primarily as a result of credit quality deterioration. The disruption has continued to date and has precipitated evolving changes in the regulatory environment and reduced availability of mortgages for potential homebuyers due to an illiquid credit market, substantial declines in housing prices, and more restrictive standards to qualify for mortgages. During 2008, the conditions in the credit markets worsened and the economy fell into a recession. In addition, the credit markets and the financial services industry experienced a significant crisis characterized by the bankruptcy or failure of various financial institutions and severe limitations on credit availability. As a result, the credit markets have become highly illiquid as financial and lending institutions have severely restricted lending in order to conserve cash and protect their balance sheets. Although Congress and applicable regulatory authorities have enacted legislation and implemented programs designed to protect financial institutions and free up the credit markets, it is unclear whether these actions have been effective to date or will be effective in the future. Mortgage financing and commercial credit for homebuilders continues to be severely constrained. As the housing industry is dependent upon the economy as well as potential homebuyers’ access to mortgage financing and homebuilders’ access to commercial credit, it is likely there will be further damage to an already weak housing industry until conditions in the economy and the credit markets substantially improve.
     We cannot predict the duration of the current market conditions, or the timing or strength of a future recovery of housing activity in our markets, if any. We also cannot provide any assurances that the homebuilding industry will not weaken further or that the operational strategies we have implemented to address the current market conditions will be successful. Continued weakness in the homebuilding industry would have a significant adverse effect on our business, financial condition and operating results.
In view of the current housing downturn, we may be required to take additional impairment charges relating to our operations or close under-performing locations.
     During 2008, we recorded goodwill impairment charges of $39.9 million in continuing operations related to our Florida reporting unit and $4.0 million in discontinued operations, net of tax, related to our Ohio reporting unit. We also recorded in 2008 impairment charges related to long-lived assets, other than goodwill, of $7.0 million in continuing operations and $0.1 million in discontinued operations, net of tax. During 2009, we recorded an impairment charge of $0.5 million in continuing operations to reduce the carrying value of a parcel of real estate being held for sale. If the current weakness in the homebuilding industry continues, we may need to take additional goodwill and/or asset impairment charges relating to certain of our reporting units. Any such non-cash charges would have an adverse effect on our financial results. In addition, in response to industry and market conditions, we may have to close certain facilities in under-performing markets, although we have no specific plans for additional facility closures at this time. Such facility closures could have a significant adverse effect on our financial condition, operating results, and cash flows.
We may have future capital needs and may not be able to obtain additional financing on acceptable terms.
     We are substantially reliant on cash on hand and our $250 million senior secured revolving credit facility to provide working capital and fund our operations. Our inability to renew or replace this facility when required or when business conditions warrant, could have a material adverse effect on our business, financial condition, and results of operations. As of September 30, 2009, our outstanding borrowings under this facility were $20.0 million, and our net available borrowing capacity in excess of our minimum liquidity covenant was $0. Our inability to borrow additional funds under this facility to fund our working capital requirements and our operations could have a significant adverse effect on our financial condition, operating results and cash flows.
     Current economic conditions and conditions in the credit markets, the economic climate affecting our industry, and the success of our recapitalization transaction, as well as other factors, may constrain our financing abilities. Our ability to secure additional financing, if available, and to satisfy our financial obligations under indebtedness outstanding from time to time will depend upon our future operating performance, the availability of credit generally, economic conditions, and financial, business, and other factors, many of which are beyond our control. The prolonged continuation or worsening of the current market and macroeconomic conditions that affect our industry could require us to seek additional capital and have a material adverse effect on our ability to secure such capital on favorable terms, if at all.
     We may be unable to secure additional financing or financing on favorable terms or our operating cash flow may be insufficient to satisfy our financial obligations under indebtedness outstanding from time to time, including our 2012 notes, our senior secured revolving credit facility, and the 2016 notes. The indenture governing the 2016 notes, moreover, among other restrictions, reduces the amount of permitted indebtedness allowed the Company. In addition, if financing is not available when needed, or is available on unfavorable terms, we may be unable to take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our business, financial condition, and results of operations. If additional funds are raised through the issuance of additional equity or convertible debt securities, our stockholders may experience significant dilution.
Our level of indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, and prevent us from meeting our obligations under our debt instruments.
     As of September 30, 2009, our funded debt was $295.0 million, of which $20.0 million consisted of outstanding borrowings under our senior secured revolving credit facility and $275.0 million was indebtedness under our 2012 notes, and other long-term debt of $4.1 million. In addition, we have significant obligations under ongoing operating leases that are not reflected in our balance sheet.
     As of September 30, 2009, $295.0 million of our debt was at a variable interest rate. If interest rates rise, our interest expense would increase. However, our interest rate swap contracts fix interest rates on a portion of our outstanding long-term debt balances. Based on debt outstanding at September 30, 2009, a 1% increase in interest rates would result in approximately $1.0 million of additional interest expense annually. In addition, the 2016 notes bear interest at a significantly higher interest rate (3-month LIBOR (subject to a 3.0% floor) plus 10.0%) than the interest rate under the 2012 notes (3-month LIBOR plus 4.25%).
     Our substantial debt could have important consequences to us, including:
•	increasing our vulnerability to general economic and industry conditions;

•	requiring a substantial portion of our cash flow used in operations to be dedicated to the payment of principal and interest on our indebtedness, therefore reducing our ability to use our cash flow to fund our operations, capital expenditures, and future business opportunities;

•	exposing us to the risk of increased interest rates, and corresponding increased interest expense, because a significant portion of our borrowings are at variable rates of interest;

•	limiting our ability to obtain additional financing for working capital, capital expenditures, debt service requirements, acquisitions, and general corporate or other purposes; and

•	limiting our ability to adjust to changing market conditions and placing us at a competitive disadvantage compared to our competitors who have less debt.
     In addition, some of our debt instruments, including those governing our senior secured revolving credit facility and our notes, contain cross-default provisions that could result in our debt being declared immediately due and payable under a number of debt instruments, even if we default on only one debt instrument. In such event, it is unlikely that we would be able to satisfy our obligations under all of such accelerated indebtedness simultaneously.

We may incur additional indebtedness.
     We may incur additional indebtedness under our senior secured revolving credit facility, which provides for up to $250.0 million of revolving credit borrowings. Given the severe housing downturn, we are currently substantially reliant on our cash on hand and our credit facility to fund our operations. In addition, we may be able to incur substantial additional indebtedness in the future, including collateralized debt, subject to the restrictions contained in the credit agreement governing our senior secured revolving credit facility and the indenture governing the 2016 notes. If new debt is added to our current debt levels, the related risks that we now face could intensify.
Our debt instruments contain various covenants that limit our ability to operate our business.
     Our financing arrangements, including our senior secured revolving credit facility and the indenture governing our 2016 notes contain various provisions that limit our ability to, among other things:
•	transfer or sell assets, including the equity interests of our restricted subsidiaries, or use asset sale proceeds;

•	incur additional debt;

•	pay dividends or distributions on our capital stock or repurchase our capital stock;

•	make certain restricted payments or investments;

•	create liens to secure debt;

•	enter into transactions with affiliates;

•	merge or consolidate with another company or continue to receive the benefits of these financing arrangements under a “change in control” scenario (as defined in those agreements); and

•	engage in unrelated business activities.
     In addition, our senior secured revolving credit facility requires us to meet a specified financial ratio. This financial ratio is a fixed charge coverage ratio of 1:1 that is triggered if our available borrowing capacity, as determined under the borrowing base formula, is less than $35 million. The fixed charge coverage ratio is defined as the ratio of earnings before interest expenses, income taxes, depreciation, and amortization expenses minus capital expenditures, cash taxes paid, dividends, distributions and share repurchases or redemptions to the sum of scheduled principal payments and interest expense on a trailing 12 month basis from the trigger date. These covenants may restrict our ability to expand or fully pursue our business strategies. Our ability to comply with these and other provisions of the indenture governing our notes and the senior secured revolving credit facility may be affected by changes in our operating and financial performance, changes in general business and economic conditions, adverse regulatory developments, a change in control or other events beyond our control. The breach of any of these covenants, including those contained in our senior secured revolving credit facility, the indentures governing our 2012 notes and our 2016 notes, could result in a default under our indebtedness, which could cause those and other obligations to become due and payable. If any of our indebtedness is accelerated, we may not be able to repay it.
     At September 30, 2009, our net available borrowing capacity under our senior secured revolving credit facility in excess of the $35 million liquidity covenant was zero due to a drop in our eligible borrowing base coupled with lower seasonal advance rates set forth under the credit agreement. Approximately $4.3 million of cash on hand at September 30, 2009 supported a short-fall in the calculation of the $35 million minimum liquidity covenant contained in the credit agreement. This covenant calculates as eligible borrowing base less outstanding borrowings. The resulting amount must exceed $35 million or we are required to meet a fixed charge coverage ratio of 1:1, which we currently would not meet. Further declines in our borrowing base, if any, could compel us to either repay outstanding borrowings under the senior secured revolving credit facility or increase cash on deposit with the agent.
We occupy most of our facilities under long-term non-cancelable leases. We may be unable to renew leases at the end of their terms. If we close a facility, we are still obligated under the applicable lease.
     Most of our facilities are located in leased premises. Many of our current leases are non-cancelable and typically have terms ranging from 5 to 15 years and most provide options to renew for specified periods of time. We believe that leases we enter into in the future will likely be long-term and non-cancelable and have similar renewal options. If we close or idle a facility, we generally remain committed to perform our obligations under the applicable lease, which would include, among other things, payment of the base rent for the balance of the lease term. During 2007, 2008, and 2009, we closed or idled a number of facilities for which we remain liable on the lease obligations. Our obligation to continue making rental payments in respect of leases for closed or idled facilities could have a material adverse effect on our business and results of operations. Alternatively, at the end of the lease term and any renewal period for a facility, we may be unable to renew the lease without substantial additional cost, if at all. If we are unable to renew our facility leases, we may close or relocate a facility, which could subject us to construction and other costs and risks, and could have a material adverse effect on our business and results of operations. For example, closing a facility, even during the time of relocation, will reduce the sales that the facility would have contributed to our revenues. Additionally, the revenue and profit, if any, generated at a relocated facility may not equal the revenue and profit generated at the existing one.
We are a holding company and conduct all of our operations through our subsidiaries.
     We are a holding company that derives all of our operating income from our subsidiaries. All of our assets are held by our direct and indirect subsidiaries. We rely on the earnings and cash flows of our subsidiaries, which are paid to us by our subsidiaries in the form of dividends and other payments or distributions, to meet our debt service obligations. The ability of our subsidiaries to pay dividends or make other payments or distributions to us will depend on their respective operating results and may be restricted by, among other things, the laws of their jurisdiction of organization (which may limit the amount of funds available for the payment of dividends and other distributions to us), the terms of existing and future indebtedness and other agreements of our subsidiaries, the senior secured revolving credit facility, the terms of the indentures governing our 2012 notes and 2016 notes, and the covenants of any future outstanding indebtedness we or our subsidiaries incur.
     Our financial condition and operating performance and that of our subsidiaries is also subject to prevailing economic and competitive conditions and to certain financial, business, and other factors beyond our control. We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, and interest on our indebtedness.
     If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets, seek additional capital, or restructure or refinance our indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. The credit agreement governing our senior secured revolving credit facility and the indenture governing our 2016 notes restrict our ability to dispose of assets and use the proceeds from such disposition. We may not be able to consummate those dispositions or be able to obtain the proceeds that we could realize from them, and these proceeds may not be adequate to meet any debt service obligations then due.
The building supply industry is cyclical and seasonal.
     The building products supply industry is subject to cyclical market pressures. Prices of building products are subject to fluctuations arising from changes in supply and demand, national and international economic conditions, labor costs, competition, market speculation, government regulation, and trade policies, as well as from periodic delays in the delivery of lumber and other products. For example, prices of wood products, including lumber and panel products, are subject to significant volatility and directly affect our sales and earnings. In particular, low market prices for wood products over a sustained period can adversely affect our financial condition, operating results and cash flows. For the nine months ended September 30, 2009, average prices for lumber and lumber sheet goods were 16.2% lower than the prior year. The current housing downturn has resulted in a prolonged period of relatively low market prices for wood products. Our lumber and lumber sheet goods product category represented 23.9% of total sales for the nine months ended September 30, 2009. We have no ability to control the timing and amount of pricing changes for building products. In addition, the supply of building products fluctuates based on available manufacturing capacity. A shortage of capacity or excess capacity in the industry can result in significant increases or declines in market prices for those products, often within a short period of time. Such price fluctuations can adversely affect our financial condition, operating results and cash flows.
     In addition, although weather patterns affect our operating results throughout the year, adverse weather historically has reduced construction activity in the first and fourth quarters in our markets. To the extent that hurricanes, severe storms, floods, other natural disasters, or similar events occur in the markets in which we operate, our business may be adversely affected. We anticipate that fluctuations from period to period will continue in the future.

The loss of any of our significant customers could affect our financial health.
     Our 10 largest customers generated approximately 19.0% and 21.3% of our sales for the year ended December 31, 2008 and the nine months ended September 30, 2009, respectively. We cannot guarantee that we will maintain or improve our relationships with these customers or that we will continue to supply these customers at historical levels. Due to the current housing downturn, many of our homebuilder customers have substantially reduced construction activity. Some homebuilder customers have exited or severely curtailed building activity in certain of our markets. This trend is likely to continue until there is a housing recovery in our markets. A continued housing downturn could have a significant adverse effect on our financial condition, operating results, and cash flows.
     In addition to these factors, production homebuilders and other customers may: (1) seek to purchase some of the products that we currently sell directly from manufacturers, (2) elect to establish their own building products manufacturing and distribution facilities, or (3) give advantages to manufacturing or distribution intermediaries in which they have an economic stake. In addition, continued consolidation among production homebuilders could also result in a loss of some of our present customers to our competitors. The loss of one or more of our significant customers or deterioration in our relations with any of them could significantly affect our financial condition, operating results and cash flows. Furthermore, our customers are not required to purchase any minimum amount of products from us. The contracts into which we have entered with most of our professional customers typically provide that we supply particular products or services for a certain period of time when and if ordered by the customer. Should our customers purchase our products in significantly lower quantities than they have in the past, such decreased purchases could have a material adverse effect on our financial condition, operating results, and cash flows.
Our industry is highly fragmented and competitive, and increased competitive pressure may adversely affect our results.
     The building products supply industry is highly fragmented and competitive. We face significant competition from local and regional building materials chains, as well as from privately-owned single site enterprises. Any of these competitors may (1) foresee the course of market development more accurately than do we, (2) develop products that are superior to our products, (3) have the ability to produce similar products at a lower cost, (4) develop stronger relationships with local homebuilders, or (5) adapt more quickly to new technologies or evolving customer requirements than do we. As a result, we may not be able to compete successfully with them. In addition, home center retailers, which have historically concentrated their sales efforts on retail consumers and small contractors, may in the future intensify their marketing efforts to professional homebuilders. Furthermore, certain product manufacturers sell and distribute their products directly to production homebuilders. The volume of such direct sales could increase in the future. Additionally, manufacturers of products distributed by us may elect to sell and distribute directly to homebuilders in the future or enter into exclusive supplier arrangements with other distributors. Consolidation of production homebuilders may result in increased competition for their business. Finally, we may not be able to maintain our operating costs or product prices at a level sufficiently low for us to compete effectively. If we are unable to compete effectively, our financial condition, operating results, and cash flows may be adversely affected.
We are subject to competitive pricing pressure from our customers.
     Production homebuilders historically have exerted significant pressure on their outside suppliers to keep prices low because of their market share and their ability to leverage such market share in the highly fragmented building products supply industry. The current housing industry downturn has resulted in significantly increased pricing pressures from production homebuilders and other customers. In addition, continued consolidation among production homebuilders, and changes in production homebuilders’ purchasing policies or payment practices, could result in additional pricing pressure. If we are unable to generate sufficient cost savings to offset any price reductions, our financial condition, operating results and cash flows may be adversely affected. In addition, as a result of the housing downturn, several of our homebuilder customers have defaulted on amounts owed to us, or their payable days have become extended as a result of their financial condition. Such payment failures or delays may significantly adversely affect our financial condition, operating results, and cash flows.

The ownership position of JLL and Warburg Pincus limits other stockholders’ ability to influence corporate matters.
     On the record date for the rights offering, JLL beneficially owned approximately 24.6% of our outstanding common stock, and Warburg Pincus beneficially owned approximately 24.9% of our outstanding common stock. As stockholders of the Company as of the record date, JLL and Warburg Pincus have the right to subscribe for and purchase shares of our common stock under the basic subscription privilege of the rights offering, although they do not have the right to participate in the over-subscription privilege. If JLL and Warburg Pincus are the only holders of rights who exercise their rights in the rights offering and JLL and Warburg Pincus each exchange $48.909 million aggregate principal amount of 2012 notes for common stock, the Company will issue an aggregate of 28,397,849 and 28,563,541 shares of common stock to JLL and Warburg Pincus, respectively, and 1,610,038 shares of common stock to the other holders of 2012 notes who participate in the debt exchange. Under such circumstances, JLL’s ownership percentage of our outstanding common stock would increase to approximately 39.3%, and Warburg Pincus’ ownership percentage of our outstanding common stock would increase to approximately 39.6%, in each case after giving effect to this rights offering and the debt exchange. As a result, JLL and Warburg Pincus would be able to exercise substantial control over matters requiring stockholder approval. Your interests as a holder of common stock may differ from the interests of JLL and Warburg Pincus.
     Six of our ten directors hold positions with affiliates of either JLL or Warburg Pincus. Accordingly, JLL and Warburg Pincus have significant influence over our management and affairs and over all matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets. This concentrated ownership position limits other stockholders’ ability to influence corporate matters and, as a result, we may take actions that some of our stockholders do not view as beneficial. Additionally, JLL and Warburg Pincus are in the business of making investments in companies and may, from time to time, acquire and hold interests in businesses that compete directly or indirectly with us. These entities may also pursue, for their own accounts, acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us. Further, certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws may limit your ability to influence corporate matters, and, as a result, we may take actions that some of our stockholders do not view as beneficial.
Our continued success will depend on our ability to retain our key employees and to attract and retain new qualified employees.
     Our success depends in part on our ability to attract, hire, train, and retain qualified managerial, sales, and marketing personnel. We face significant competition for these types of employees in our industry and from other industries. We may be unsuccessful in attracting and retaining the personnel we require to conduct and expand our operations successfully. In addition, key personnel may leave us and compete against us. Our success also depends to a significant extent on the continued service of our senior management team. We may be unsuccessful in replacing key managers who either quit or retire. The loss of any member of our senior management team or other experienced, senior employees could impair our ability to execute our business plan, cause us to lose customers and reduce our net sales, or lead to employee morale problems and/or the loss of other key employees. In any such event, our financial condition, operating results, and cash flows could be adversely affected.
The nature of our business exposes us to product liability and warranty claims and other legal proceedings.
     We are involved in product liability and product warranty claims relating to the products we manufacture and distribute that, if adversely determined, could adversely affect our financial condition, operating results, and cash flows. We rely on manufacturers and other suppliers to provide us with many of the products we sell and distribute. Because we do not have direct control over the quality of such products manufactured or supplied by such third-party suppliers, we are exposed to risks relating to the quality of such products. In addition, we are exposed to potential claims arising from the conduct of homebuilders and their subcontractors, for which we may be contractually liable. Although we currently maintain what we believe to be suitable and adequate insurance in excess of our self-insured amounts, there can be no assurance that we will be able to maintain such insurance on acceptable terms or that such insurance will provide adequate protection against potential liabilities. Product liability claims can be expensive to defend and can divert the attention of management and other personnel for significant periods, regardless of the ultimate outcome. Claims of this nature could also have a negative impact on customer confidence in our products and our company. In addition, we are involved on an ongoing basis in other types of legal proceedings. We cannot assure you that any current or future claims will not adversely affect our financial condition, operating results, and cash flows.
Product shortages, loss of key suppliers, and our dependence on third-party suppliers and manufacturers could affect our financial health.
     Our ability to offer a wide variety of products to our customers is dependent upon our ability to obtain adequate product supply from manufacturers and other suppliers. Generally, our products are obtainable from various sources and in sufficient quantities. However, the loss of, or a substantial decrease in the availability of, products from our suppliers or the loss of key supplier arrangements could adversely impact our financial condition, operating results, and cash flows.
     Although in many instances we have agreements with our suppliers, these agreements are generally terminable by either party on limited notice. Failure by our suppliers to continue to supply us with products on commercially reasonable terms, or at all, could put pressure on our operating margins or have a material adverse effect on our financial condition, operating results, and cash flows. Short-term changes in the cost of these materials, some of which are subject to significant fluctuations, are sometimes, but not always passed on to our customers. Our delayed ability to pass on material price increases to our customers could adversely impact our financial condition, operating results, and cash flows.
A range of factors may make our quarterly revenues and earnings variable.
     We have historically experienced, and in the future will continue to experience, variability in revenues and earnings on a quarterly basis. The factors expected to contribute to this variability include, among others: (1) the volatility of prices of lumber and wood products, (2) the cyclical nature of the homebuilding industry, (3) general economic conditions in the various local markets in which we compete, (4) the pricing policies of our competitors, (5) the production schedules of our customers, and (6) the effects of the weather. These factors, among others, make it difficult to project our operating results on a consistent basis, which may affect the price of our stock.
We may be adversely affected by any disruption in our information technology systems.
     Our operations are dependent upon our information technology systems, which encompass all of our major business functions. Our primary enterprise resource planning (“ERP”) system, which we use for operations representing approximately 97% of our sales, is a proprietary system that has been highly customized by our computer programmers. Our centralized financial reporting system currently draws data from our ERP systems. We rely upon such information technology systems to manage and replenish inventory, to fill and ship customer orders on a timely basis, and to coordinate our sales activities across all of our products and services. A substantial disruption in our information technology systems for any prolonged time period (arising from, for example, system capacity limits from unexpected increases in our volume of business, outages, or delays in our service) could result in delays in receiving inventory and supplies or filling customer orders and adversely affect our customer service and relationships. Our systems might be damaged or interrupted by natural or man-made events or by computer viruses, physical or electronic break-ins, or similar disruptions affecting the global Internet. As part of our continuing integration of our computer systems, we plan to integrate our ERPs into a single system. This integration may divert management’s attention from our core businesses. In addition, we may experience delays in such integration or problems with the functionality of the integrated system, which could increase the expected cost of the integration. There can be no assurance that such delays, problems, or costs will not have a material adverse effect on our financial condition, operating results and cash flows.
We may be adversely affected by any natural or man-made disruptions to our distribution and manufacturing facilities.
     We currently maintain a broad network of distribution and manufacturing facilities throughout the southern and eastern U.S. Any serious disruption to our facilities resulting from fire, earthquake, weather-related events, an act of terrorism, or any other cause could damage a significant portion of our inventory and could materially impair our ability to distribute our products to customers. Moreover, we could incur significantly higher costs and longer lead times associated with distributing our products to our customers during the time that it takes for us to reopen or replace a damaged facility. In addition, any shortages of fuel or significant fuel cost increases could seriously disrupt our ability to distribute products to our customers. If any of these events were to occur, our financial condition, operating results, and cash flows could be materially adversely affected.
We may be unable to successfully implement our growth strategy, which includes increasing sales of our prefabricated components and other value-added products, pursuing strategic acquisitions, and opening new facilities.
     Our strategy depends in part on growing our sales of prefabricated components and other value-added products and increasing our market share. If any of these initiatives are not successful, or require extensive investment, our growth may be limited, and we may be unable to achieve or maintain expected levels of growth and profitability.
     Our long-term business plan also provides for continued growth through strategic acquisitions and organic growth through the construction of new facilities or the expansion of existing facilities. Failure to identify and acquire suitable acquisition candidates on appropriate terms could have a material adverse effect on our growth strategy. Moreover, a significant change in our business, the economy, or the housing market, an unexpected decrease in our cash flow for any reason, or the requirements of our senior secured revolving credit facility and the indenture governing the 2016 notes could result in an inability to obtain the capital required to effect new acquisitions or expansions of existing facilities. Our failure to make successful acquisitions or to build or expand facilities, including manufacturing facilities, produce saleable product, or meet customer demand in a timely manner could result in damage to or loss of customer relationships, which could adversely affect our financial condition, operating results, and cash flows. In addition, although we have been successful in the past in integrating 27 acquisitions, we may not be able to integrate the operations of future acquired businesses with our own in an efficient and cost-effective manner or without significant disruption to our existing operations. Acquisitions, moreover, involve significant risks and uncertainties, including difficulties integrating acquired personnel and corporate cultures into our business, the potential loss of key employees, customers or suppliers, difficulties in integrating different computer and accounting systems, exposure to unforeseen liabilities of acquired companies, and the diversion of management attention and resources from existing operations. We may be unable to successfully complete potential acquisitions due to multiple factors, such as issues related to regulatory review of the proposed transactions. We may also be required to incur additional debt in order to consummate acquisitions in the future, which debt may be substantial and may limit our flexibility in using our cash flow from operations. Our failure to integrate future acquired businesses effectively or to manage other consequences of our acquisitions, including increased indebtedness, could prevent us from remaining competitive and, ultimately, could adversely affect our financial condition, operating results, and cash flows.
Federal, state, local, and other regulations could impose substantial costs and/or restrictions on our operations that would reduce our net income.
     We are subject to various federal, state, local, and other regulations, including, among other things, regulations promulgated by the Department of Transportation and applicable to our fleet of delivery trucks, work safety regulations promulgated by the Department of Labor’s Occupational Safety and Health Administration, employment regulations promulgated by the United States Equal Employment Opportunity Commission, accounting standards issued by the Financial Accounting Standards Board or similar entities, and state and local zoning restrictions and building codes. More burdensome regulatory requirements in these or other areas may increase our general and administrative costs and adversely affect our financial condition, operating results, and cash flows. Moreover, failure to comply with the regulatory requirements applicable to our business could expose us to substantial penalties that could adversely affect our financial condition, operating results and cash flows.
We are subject to potential exposure to environmental liabilities and are subject to environmental regulation.
     We are subject to various federal, state, and local environmental laws, ordinances, and regulations. Although we believe that our facilities are in material compliance with such laws, ordinances, and regulations, as owners and lessees of real property, we can be held liable for the investigation or remediation of contamination on such properties, in some circumstances, without regard to whether we knew of or were responsible for such contamination. No assurance can be provided that remediation may not be required in the future as a result of spills or releases of petroleum products or hazardous substances, the discovery of unknown environmental conditions, or more stringent standards regarding existing residual contamination. More burdensome environmental regulatory requirements may increase our general and administrative costs and adversely affect our financial condition, operating results, and cash flows.

We may be adversely affected by uncertainty in the economy and financial markets, including as a result of terrorism and the war in the Middle East and Afghanistan.
     Instability in the economy and financial markets, including as a result of terrorism and the war in the Middle East and Afghanistan, may result in a decrease in housing starts, which would adversely affect our business. In addition, the war, related setbacks or adverse developments, including a retaliatory military strike or terrorist attack, may cause unpredictable or unfavorable economic conditions and could have a material adverse effect on our financial condition, operating results, and cash flows. In addition, any shortages of fuel or significant fuel cost increases related to geopolitical conditions could seriously disrupt our ability to distribute products to our customers. Terrorist attacks similar to the ones committed on September 11, 2001, may directly affect our ability to keep our operations and services functioning properly and could have a material adverse effect on our financial condition, operating results, and cash flows.

FORWARD-LOOKING STATEMENTS
     This prospectus includes or incorporates “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), regarding, among other things, our financial condition and business strategy. We based these forward-looking statements on our current expectations and projections about future events. All statements, other than statements of historical facts, included in this prospectus, including, without limitation, statements under the headings “Summary” and “Risk Factors” and located elsewhere in this prospectus, regarding the prospects of our industry and our prospects, plans, financial position, and business strategy may constitute forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “foresee,” “believe,” or “continue,” or the negatives of these terms or variations of them or similar terminology. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that these expectations will prove to be correct. Important factors that could cause actual results to differ materially from our expectations are disclosed in this prospectus, including in conjunction with the forward-looking statements included in this prospectus and under “Risk Factors.” We will not update these statements except as may be required by applicable securities laws. Factors, risks, and uncertainties that could cause actual outcomes and results to be materially different from those projected include, among others:
•	dependence on the homebuilding industry and other important factors;

•	uncertainty surrounding the economy and credit markets, particularly in light of the current economic downturn;

•	cyclical and seasonal nature of the building products supply industry;

•	product shortages, loss of key suppliers, and our dependence on third-party suppliers and manufacturers;

•	loss of significant customers;

•	competition in the highly fragmented building products supply industry;

•	pricing pressure from our customers;

•	our future capital needs and our ability to obtain additional financing on acceptable terms;

•	our level of indebtedness;

•	our incurrence of additional indebtedness;

•	our inability to take certain actions because of restrictions in our debt agreements;

•	our reliance on our subsidiaries;

•	dependence on key personnel;

•	exposure to product liability and warranty claims;

•	variability of our quarterly revenues and earnings;

•	disruptions in our information technology systems;

•	disruptions at our facilities;

•	our ability to execute our strategic plans;

•	effects of regulatory conditions on our operations;

•	exposure to environmental liabilities and regulation;

•	economic and financial uncertainty resulting from terrorism and war; and

•	the costs of, and our ability to meet, the requirements of the Sarbanes-Oxley Act of 2002.

RATIO OF EARNINGS TO FIXED CHARGES
     Our ratio of earnings to fixed charges for each of the fiscal years ended 2004 through 2008 and the nine months ended September 30, 2009 was as follows:

								Nine Months
								Ended
	Year Ended December 31,							September 30,
	2004	2005	2006	2007		2008		2009
Ratio of Earnings to Fixed Charges(1)	3.18	2.22	3.74	(A	)	(A	)	(A )

(1)	For purposes of calculating this ratio, “earnings” are defined as (loss) income from continuing operations before income taxes plus fixed charges. “Fixed charges” include interest expense (including amortization of deferred financing costs) and an estimate of operating rental expense, approximately 33%, which management believes is representative of the interest component.

(A)	Earnings for the years ended 2007 and 2008 and for the nine months ended September 30, 2009 were inadequate to cover fixed charges by $6.9 million, $138.3 million and $60.8 million, respectively.
USE OF PROCEEDS
     The proceeds from the sale of the common stock and 2016 notes covered by this prospectus will be received by the Selling Securityholders. We will not receive any proceeds from the sale by any Selling Securityholder of the shares of common stock or 2016 notes offered by this prospectus.
DETERMINATION OF OFFERING PRICE
     The Selling Securityholders may sell all or a portion of the shares of common stock or 2016 notes beneficially owned by them from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the Selling Securityholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold on the Nasdaq Global Select Market, any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, or in transactions otherwise than on these exchanges or systems and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions.
SELLING SECURITYHOLDERS
     The Selling Securityholders named in this prospectus are offering, from time to time, up to 11,259,429 shares of common stock and $143,735,000 aggregate principal amount of 2016 notes under this prospectus. The number of shares of common stock and the amount of 2016 notes registered hereby were determined in accordance with the number and kind of such securities the Selling Securityholders elected to receive in the debt exchange in exchange for their 2012 notes after all pro rata allocations were completed.
     On or about January 21, 2010, we will issue up to an aggregate of 11,259,429 shares of common stock and $143,735,000 aggregate principal amount of 2016 notes to the Selling Securityholders listed below in the Recapitalization Transactions.
     Pursuant to the Support Agreement, we agreed to file the registration statement of which this prospectus forms a part with the SEC in accordance with the requirements of the Securities Act in order to register offers and sales by the Selling Securityholders of 2016 notes and shares of our common stock received by the Selling Securityholders as described above.
     The following table sets forth:
•	the name of each of the Selling Securityholders;

•	the aggregate principal amount of 2016 notes beneficially owned by each Selling Securityholder and being offered hereby;

•	the aggregate principal amount of 2016 notes beneficially owned by each Selling Securityholder following this offering;

•	the number of shares of common stock beneficially owned by each Selling Securityholder prior to this offering and being offered hereby;

•	the number of shares of common stock beneficially owned by each Selling Securityholder following this offering, and

•	the approximate percentage of beneficial ownership following this offering.

		Aggregate		Number of	Approximate
		Principal		Shares of	Percentage
		Amount of	Number	Common	of Beneficial
	Aggregate	2016 Notes	of Shares	Stock	Ownership
	Principal	Beneficially	of	Beneficially	of the
	Amount of	Owned	Common	Owned	Company
	2016 Notes	Following	Stock	Following	Following
	Being	this Offering	Being	this	this Offering
Selling Securityholder (1)	Offered (1)	(2)	Offered	Offering (2)	(23)
Caterpillar Inc. Master Retirement Trust (3)				0	0

DDJ High Yield Fund (3)				0	0

GMAM Group Pension Trust III (3)(4)				0	0

GMAM Investment Funds Trust (3)(5)				0	0

UAW Retiree Medical Benefits Trust (VEBA) (3)				0	0

GMAM Group Pension Trust III (3)(6)				0	0

Multi-Style, Multi-Manager Funds PLC The Global Strategic Yield Fund (3)				0	0

Stichting Pensioenfonds Hoogovens (3)				0	0

Houston Municipal Employees Pension System (3)				0	0

J.C. Penney Corporation, Inc. Pension Plan Trust (3)				0	0

Stichting Bewaarder Interpolis Pensioenen Global High Yield Pool (3)				0	0

Stichting Pensioenfonds voor Fysiotherapeuten (3)				0	0

Stichting Pensioenfonds Metaal en Techniek (3)				0	0

Stichting Pensioenfonds van de Metalektro (PME) (3)				0	0

Fernwood Associates LLC (7)				0	0

Fernwood Restructurings, Ltd. (7)				0	0

Fernwood Foundation Fund LLC (7)				0	0

		Aggregate		Number of	Approximate
		Principal		Shares of	Percentage
		Amount of	Number	Common	of Beneficial
	Aggregate	2016 Notes	of Shares	Stock	Ownership
	Principal	Beneficially	of	Beneficially	of the
	Amount of	Owned	Common	Owned	Company
	2016 Notes	Following	Stock	Following	Following
	Being	this Offering	Being	this	this Offering
Selling Securityholder (1)	Offered (1)	(2)	Offered	Offering (2)	(23)
Fraser Sullivan CLO I Ltd. (8)				0	0

Fraser Sullivan CLO II Ltd. (8)				0	0

Fraser Sullivan Credit Strategies Funding Ltd. (8)				0	0

Credit Opportunity Associates II LP (8)				0	0

Hayman Capital Master Fund, LP (9)				0	0

MFP Partners, L.P. (10)				0	0

Northeast Investors Trust (11)				0	0

ORIX Finance Corp. (12)(24)				0	0

Putnam Income Strategies Fund (13)(24)				0	0

Ohio Tuition Trust Authority - Ohio Variable College Savings Trust Fund -Putnam CollegeAdvantage GAA Conservative Portfolio (13)(24)				0	0

Ohio Tuition Trust Authority - Ohio Variable College Savings Trust Fund -Putnam CollegeAdvantage GAA Growth Portfolio (13)(24)				0	0

Ohio Tuition Trust Authority - Ohio Variable College Savings Trust Fund -Putnam CollegeAdvantage GAA Balanced Portfolio (13)(24)				0	0

Putnam High Yield Fixed Income Fund, LLC (14)(24)				0	0

Putnam High Yield Trust (13)(24)				0	0

Putnam High Income Securities Fund (13)(24)				0	0

Putnam Variable Trust - Putnam VT High Yield Fund (13)(24)				0	0

Putnam Variable Trust - Putnam VT Global Asset Allocation Fund (13)(24)				0	0

Putnam Premier Income Trust (13)(24)				0	0

Putnam Master Intermediate Income Trust (13)(24)				0	0

Putnam Asset Allocation Funds - Growth Portfolio (13)(24)				0	0

Putnam Asset Allocation Funds - Balance Portfolio (13)(24)				0	0

Putnam Asset Allocation Funds - Conservative Portfolio (13)(24)				0	0

Putnam Variable Trust - Putnam VT Diversified Income Fund (13)(24)				0	0

Seasons Series Trust (Sun America) — Asset Allocation: Diversified Growth Portfolio (13)(24)				0	0

Putnam Floating Rate Income Fund (13)(24)				0	0

Putnam World Trust — Putnam Global High Yield Bond Fund (14)(24)				0	0

		Aggregate		Number of	Approximate
		Principal		Shares of	Percentage
		Amount of	Number	Common	of Beneficial
	Aggregate	2016 Notes	of Shares	Stock	Ownership
	Principal	Beneficially	of	Beneficially	of the
	Amount of	Owned	Common	Owned	Company
	2016 Notes	Following	Stock	Following	Following
	Being	this Offering	Being	this	this Offering
Selling Securityholder (1)	Offered (1)	(2)	Offered	Offering (2)	(23)
IG Putnam U.S. High Yield Income Fund (14)(24)				0	0

LGT Multi Manager Bond High Yield (USD) (14)(24)				0	0

Interpolis Pensioenen Global High Yield Pool (14)(24)				0	0

Marsh & McLennan Companies, Inc. U.S. Retirement Plan - High Yield (15)(24)				0	0

Regiment Capital, Ltd. (16)				0	0

President & Fellows of Harvard College (17)				0	0

XL RE LTD (17)				0	0

Seven Locks Master Fund L.P. (18)				0	0

Van Kampen Senior Income Trust (19)				0	0

Van Kampen Senior Loan Fund (19)				0	0

Wells Fargo Bank, N.A. (20)(24)				20,000	*

Whitebox Combined Partners, LP (21)				0	0

Whitebox Hedged High Yield Partners, LP (21)				0	0

HFR RVA Combined Master Trust (21)				0	0

Pandora Select Partners, LP (21)				0	0

Whitebox Special Opportunities Fund Series A Partners, LP (21)				0	0

Arthur Weiss				0	0

Banc of America Securities LLC (22)				0	0

*	Indicates less than 1%.

(1)	All 2016 Note and share ownership information was provided to us by the Selling Securityholders.

(2)	Assumes that all of the 2016 Notes and shares of Common Stock offered by the Selling Securityholders hereby are sold and that the Selling Securityholders buy or sell no additional 2016 Notes or shares of Common Stock prior to the completion of this offering.

(3)	Tony Ranaldi, David Breazzano, and David L. Goolgasian, Jr. are members of the investment committee of DDJ Capital Management, LLC, the investment advisor to the Selling Securityholder, and exercise voting control and dispositive power over these securities.

(4)	The Selling Securityholder holds these securities for the account of the Promark Alternative High Yield Bond Fund.

(5)	The Selling Securityholder holds these securities for the account of the Promark High Yield Bond Fund.

(6)	The Selling Securityholder holds these securities for the account of the Promark Alternative High Yield Bond Fund.

(7)	Robert J. Gaviglio is the managing director of the Selling Securityholder and exercises voting control and dispositive power over these securities.

(8)	John W. Fraser and Tighe P. Sullivan are investment managers of the Selling Securityholder and exercise voting control and dispositive power over these securities.

(9)	J. Kyle Bass is the portfolio manager of Hayman Advisors, LP, the investment manager of the Selling Securityholder, and exercises voting control and dispositive power over these securities.

(10)	Michael F. Price is the managing partner of the Selling Securityholder and exercises voting control and dispositive power over these securities.

(11)	Bruce Monrad is the trustee of the Selling Securityholder and exercises voting control and dispositive power over these securities.

(12)	Christopher Smith is the managing director of the Selling Securityholder and exercises voting control and dispositive power over these securities. The Selling Securityholder is an affiliate of Houlihan Lokey Howard & Zukin Capital, Inc., a broker-dealer registered with the Financial Industry Regulatory Authority (“FINRA”).

(13)	The Selling Securityholder’s account is managed by Putnam Investment Management, LLC, which through a series of holding companies is owned by Great-West Lifeco Inc., a publicly traded company, which exercises voting control and dispositive power over these securities. Putnam Investment Management, LLC is under common ownership with Putnam Retail Management, LP, a broker-dealer registered with FINRA.

(14)	The Selling Securityholder’s account is managed by The Putnam Advisory Company, which through a series of holding companies is owned by Great-West Lifeco Inc., a publicly traded company, which exercises voting control and dispositive power over these securities. The Putnam Advisory Company is under common ownership with Putnam Retail Management, LP, a broker-dealer registered with FINRA.

(15)	The Selling Securityholder’s account is managed by Putnam Fiduciary Trust Company, which, through a series of holding companies, is owned by Great-West Lifeco Inc., a publicly traded company, which exercises voting control and dispositive power over these securities. Putnam Fiduciary Trust Company is under common ownership with Putnam Retail Management, LP, a broker-dealer registered with FINRA.

(16)	Timothy Peterson, William Heffron and Mark Brostowski are partners of the Selling Securityholder and exercise voting control and dispositive power over these securities.

(17)	Timothy Peterson, William Heffron and Mark Brostowski are partners of Regiment Capital Advisors L.P., the investment advisor to the Selling Securityholder, and exercise voting control and dispositive power over these securities.

(18)	Andrew Goldman is the managing partner of the Selling Securityholder and Michael O’Brien is the chief financial officer of the Selling Securityholder and each exercises voting control and dispositive power over these securities.

(19)	Philip Yarrow and Gerard Fogarty are portfolio managers of the Selling Securityholder and Robert Drobny is the head of operations of the Selling Securityholder and each exercises voting control and dispositive power over these securities.

(20)	Ross Berger is the senior vice president, proprietary portfolio manager of the Selling Securityholder and exercises voting control and dispositive power over these securities. The Selling Securityholder is an affiliate of Wells Fargo Securities, LLC and WFIS, broker-dealers registered with FINRA. The Selling Securityholder beneficially owned 20,000 shares of common stock prior to this offering.

(21)	Andrew Redleaf is the chief executive officer of Whitebox Advisors, the investment advisor to the Selling Securityholder, and exercises voting control and dispositive power over these securities.

(22)	Paul Faust is a trader for the Selling Securityholder and exercises voting control and dispositive power over these securities. The Selling Securityholder is a broker-dealer registered with FINRA. The Selling Securityholder is an underwriter with respect to the securities it is offering to resell.

(23)	Calculated based on 36,347,490 shares of our common stock outstanding on January 14, 2010. The information is not necessarily indicative of beneficial ownership for any other purpose.

(24)	The Selling Securityholder acquired the shares of common stock and 2016 notes in the ordinary course of business and at the time of such acquisition of the securities offered hereby, the Selling Securityholder had no agreement or understandings, directly or indirectly, with any person to distribute the securities.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
     The following is a general overview of the United States federal income tax consequences associated with the acquisition, ownership, and disposition of the 2016 notes and common stock that may be resold from time to time by the Selling Securityholders pursuant to this Prospectus. Except where noted, the following overview deals only with those holders who hold the 2016 notes and common stock as capital assets and does not deal with special situations, such as those of brokers, dealers in securities or currencies, certain former U.S. citizens or former permanent residents, financial institutions, tax-exempt entities, insurance companies, persons liable for alternative minimum tax, U.S. persons whose “functional currency” is not the U.S. dollar, persons holding the 2016 notes or common stock, as the case may be, as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, controlled foreign corporations, passive foreign investment companies, regulated investment companies, and shareholders of such corporations, and traders in securities that elect to use a mark-to-market method of accounting for their securities holdings. If a partnership holds the 2016 notes or common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Partners of partnerships that are considering acquiring 2016 notes or common stock should consult their own tax advisors. The following summary does not address state or local or non-United States tax consequences or United States federal tax consequences (e.g., estate or gift tax) other than income tax consequences.
     Furthermore, the following overview is based on provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder, and administrative and judicial interpretations of the foregoing, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This overview does not address the tax consequences of the acquisition, ownership, or disposition of the 2016 notes and common stock to holders of 2016 notes and common stock other than those holders who acquire their 2016 notes and common stock from Selling Securityholders. No ruling has been or will be requested from the Internal Revenue Service (the “IRS”) on any of the tax matters discussed herein. Accordingly, there can be no assurance that the IRS will not challenge any of the U.S. federal income tax consequences described below or that any such challenge, if made, would not be sustained by a court.
     As used herein, the term “U.S. Holder” means a beneficial owner of 2016 notes or common stock, as the case may be, that is, for United States federal income tax purposes, (1)  an individual who is a citizen or resident of the United States, (2) a corporation created or organized in or under the law of the United States or of any political subdivision thereof, (3) any estate the income of which is includible in gross income for United States tax purposes, regardless of its source, or (4) a trust if (a) a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (b) the trust was in existence on August 20, 1996, was treated as a United States person prior to that date, and elected to continue to be treated as a United States person. For purposes of this overview, the term “non-U.S. Holder” means a beneficial owner of 2016 notes or common stock who is not a U.S. Holder but who is, for United States federal income tax purposes, a nonresident alien, a corporation, estate, or trust.
     Each U.S. Holder and non-U.S. Holder should consult its tax advisor regarding the particular tax consequences to such holder of the acquisition, ownership and disposition of the 2016 notes and common stock, as well as any tax consequences that may arise under the laws of any other relevant foreign, state, local, or other taxing jurisdiction.
U.S. Federal Income Tax Consequences to U.S. Holders
     Original Issue Discount
     If a U.S. Holder has OID with respect to a 2016 note, such U.S. Holder generally must include such OID in gross income as it accrues, in advance of the receipt of cash attributable to that income. The 2016 notes will have OID if the issue price of the 2016 notes is less than their stated redemption price at maturity (other than by a de minimis amount). The “issue price” of the 2016 notes will depend upon whether a substantial amount of the 2016 notes or a substantial amount of the 2012 notes have been or will be traded on “an established market” within the meaning of the Code and applicable Treasury regulations, during the 60-day period ending 30 days after the issue date of the 2016 notes. In general, a debt instrument will be treated as traded on an established market during the applicable period if (i) it is listed on a national securities exchange or certain interdealer quotation systems, (ii) it appears on a system of general circulation that provides a reasonable basis to determine its fair market value by disseminating either recent price quotations of one or more identified brokers, dealers or traders or actual prices of recent sales transactions or (iii) under certain circumstances, price quotations for the debt instrument are readily available from dealers, brokers or traders. If the 2016 notes have been or will be traded on an established market, then the “issue price” of the 2016 notes generally will equal their fair market value on the issue date, while if the 2012 notes, but not the 2016 notes, have been or will be publicly traded, then the issue price of a 2016 note generally will equal the fair market value of a 2012 note on the issue date of the 2016 notes. If neither the 2016 notes nor the 2012 notes have been or will be publicly traded, the issue price of the 2016 notes generally will equal their stated principal amount. The Company intends to take the position that the 2016 notes will be traded on an established market during the relevant 60-day period referred to above, and the remainder of this discussion therefore assumes that the 2016 notes will have an issue price equal to their fair market value on the issue date.
     After the issue date, the Company will notify U.S. Holders of the issue price of the 2016 notes and whether the 2016 notes were issued with OID.

     Under certain circumstances, U.S. Holders may have the right to require the Company to repurchase 2016 notes, and the Company will have the right to redeem 2016 notes, in each case prior to the stated maturity of the 2016 notes, Although the matter is uncertain, the Company intends to take the position that the possibility of such repurchase or redemption is disregarded in determining the yield and maturity date of the 2016 notes for purposes of the OID rules (including for purposes of the contingent payment debt regulations). In addition, in compliance with applicable Treasury regulations, the Company will provide to the IRS and make available to U.S. Holders certain information that is relevant in determining the amount of any OID accruing on the 2016 notes. The Company’s positions and determinations regarding the foregoing will be binding on a U.S. Holder unless the U.S. Holder discloses a contrary position as required by applicable Treasury regulations. However, the Company’s positions and determinations regarding the foregoing are not binding on the IRS. If the IRS were to successfully challenge the Company’s positions and/or determinations regarding the foregoing, the amount and timing of accrual of OID on the 2016 notes and possibly the character of gain or loss on a U.S. Holder’s disposition of the 2016 notes could be affected.
     Because the 2016 notes are variable rate debt instruments that pay quarterly interest unconditionally, the following rules apply to determine the accrual of interest and OID on the 2016 notes. First, all stated interest with respect to the 2016 notes is treated as qualified stated interest. Second, the amount of qualified stated interest and the amount of OID, if any, that accrues during an accrual period is determined under the rules applicable to fixed rate debt instruments (as described more fully in the next paragraph) by assuming that the variable rate is a fixed rate equal to the qualified floating rate, as of the issue date, and a U.S. Holder generally will be required to include in income such qualified stated interest as it is paid or accrued, in accordance with the method of accounting (i.e., cash or accrual) used by such U.S. Holder for U.S. federal income tax purposes. Third, the qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period under the preceding sentence.
     The amount of OID on a 2016 note, if any, generally will equal the excess of the “stated redemption price at maturity” of a 2016 note over its issue price (determined as described above). For this purpose, the stated redemption price at maturity of a 2016 note will equal the sum of all payments provided by the 2016 notes other than stated interest. The amount of OID includible in income by the U.S. Holder of the 2016 notes is generally the sum of the “daily portions” of OID with respect to the 2016 notes for each day during the taxable year or portion of the taxable year in which such U.S. Holder holds such 2016 notes (“accrued OID”). The daily portion is determined by allocating to each day in any accrual period a pro rata portion of the OID allocable to that accrual period. The amount of OID allocable to any accrual period is an amount equal to the excess, if any, of (1) the product of the 2016 note’s adjusted issue price at the beginning of such accrual period and its yield to maturity (properly adjusted for the length of the accrual period) less (2) the amount of any stated interest allocable to the accrual period. The adjusted issue price of the 2016 notes at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period previously includible in the gross income of the U.S. Holder and decreased by the amount of any payments previously made on the 2016 notes (other than stated interest payments).
     Acquisition Premium
     If a U.S. Holder’s adjusted tax basis in a 2016 note immediately after the acquisition of such such note (i) is less than or equal to the stated redemption price at maturity of the 2016 note, but (ii) exceeds the adjusted issue price of such 2016 note, such excess will be considered “acquisition premium.” The basis of a U.S. Holder’s 2016 note generally will equal the sum of the amount of cash and the fair market value of other property that such U.S. Holder paid for such 2016 note. In such case, a holder may reduce its OID inclusions (if any) with respect to the 2016 note by an amount equal to the amount of OID such holder would otherwise include in its gross income multiplied by a fraction, the numerator of which is the amount of acquisition premium and the denominator of which is the excess of the principal amount of the 2016 note over the adjusted issue price of the 2016 note. Alternatively, a holder may elect to amortize acquisition premium on a constant-yield basis.

     Amortizable Bond Premium
     If a U.S. Holder’s adjusted tax basis in a 2016 note immediately after the acquisition of such note exceeds the stated redemption price at maturity of the 2016 note, the excess will constitute amortizable bond premium. In such case, the U.S. Holder will not be required to include any OID on the 2016 note in income, and a U.S. Holder generally may elect to deduct against its interest income on the 2016 notes the portion of the amortizable bond premium allocable to such year, determined in accordance with a constant yield method over the remaining term of the 2016 notes. The U.S. Holder’s tax basis in the 2016 notes will be decreased by the amount of bond premium used to offset its interest income. An election to deduct amortizable bond premium applies to all taxable bonds held during or after the taxable year for which the election is made and can be revoked only with the consent of the IRS.
     Market Discount
     If a U.S. Holder purchases a 2016 note at a price that is less than such 2016 note’s “revised issue price” (as defined below), the excess of the revised issue price over the U.S. Holder’s purchase price will be treated as “market discount”. However, the market discount will be considered to be zero if it is less than the statutory de minimis amount equal to 1/4 of 1% of the stated redemption price at maturity of the 2016 note multiplied by the number of complete years to maturity from the date the U.S. Holder purchased the 2016 note. For this purpose, the “revised issue price” of a 2016 note is equal to the issue price of the 2016 note plus the aggregate amount of OID includible in the gross income of all holders for periods prior to the acquisition of the 2016 note by the U.S. Holder (determined without regard to the acquisition premium rules discussed above under “—U.S. Federal Income Tax Consequences to U.S. Holders—Acquisition Premium”).
     A U.S. Holder generally will be required to treat any principal payment on, or any gain recognized on the sale, exchange, retirement or other disposition (including conversion) of, a 2016 note as ordinary income (generally treated as interest income) to the extent of the market discount which accrued but was not previously included in income. In addition, a U.S. Holder may be required to defer, until the maturity of the 2016 note or its earlier disposition in a taxable transaction, the deduction of all or a portion of such U.S. Holder’s interest expense on any indebtedness incurred or continued to purchase or carry the 2016 note. In general, market discount will be considered to accrue ratably during the period from the date of the purchase of the 2016 note to the maturity date of the 2016 note, unless the U.S. Holder makes an irrevocable election (on an instrument-by-instrument basis) to accrue market discount under a constant yield method. Alternatively, a U.S. Holder may elect to include market discount in income currently as it accrues (under either a ratable or constant yield method), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the 2016 note and upon the receipt of certain payments and the deferral of interest deductions will not apply. The election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the IRS.
     Constant Yield Election
     As an alternative to the above-described rules for including interest payments, OID and any market discount (as more fully described above) in income and amortizing any bond premium and any acquisition premium, a U.S. Holder may elect to include interest payments, OID and any market discount (including de minimis market discount) in income and amortize any bond premium and any acquisition premium on the constant yield method. A U.S. Holder making such an election would be deemed to have made an election to amortize bond premium on a constant yield method and an election to include market discount in income currently, which, as discussed above with respect to each such election, apply to all debt instruments held or subsequently acquired by such U.S. Holder. Particularly for U.S. Holders who use the cash method of accounting for U.S. federal income tax purposes, a constant yield election may have the effect of causing such U.S. Holders to include interest in income earlier than would be the case if no such election were made. The constant yield election described in this paragraph may not be revoked without the consent of the IRS. U.S. Holders should consult their own tax advisors regarding the making of this election.

     Sale, Exchange and Retirement of 2016 Notes
     Upon the sale, exchange, retirement at maturity, or other taxable disposition of the 2016 notes, a U.S. Holder will recognize gain or loss equal to the difference between the amount realized by such holder (less an amount equal to any accrued and unpaid interest not previously included in income, which will be treated as ordinary interest income) and such holder’s adjusted tax basis in the 2016 notes. Except as discussed above with respect to market discount, gain or loss recognized by a U.S. Holder generally will be capital. Capital gains may be subject to preferential rates in the hands of non-corporate U.S. Holders. The deductibility of capital losses is subject to limitations.
     Common Stock
     A U.S. Holder of the common stock generally will be required to include in income as ordinary dividend income the amount of any distributions paid on the common stock to the extent that such distributions are paid out of the Company’s current earnings and profits for the taxable year or accumulated earnings and profits. Distributions in excess of such earnings and profits will be treated first as a non-taxable return of capital to the extent of such U.S. Holder’s adjusted tax basis in such common stock and thereafter as gain from the sale or exchange of such common stock. Corporate U.S. Holders of the common stock may be entitled to a dividends-received deduction under Section 243 of the Code with respect to distributions out of earnings and profits. This potential deduction is subject to certain holding period requirements. Individual U.S. Holders of common stock may be entitled to a lower tax rate on any dividends paid on the common stock. U.S. Holders of the common stock are urged to consult their own tax advisors regarding the U.S. federal income tax treatment of any distributions paid on the common stock.
     Sale, Exchange, Redemption or Other Taxable Disposition of Common Stock
     Upon the sale, exchange, redemption, or other taxable disposition of the common stock, a U.S. Holder will recognize capital gain or loss equal to the difference between the amount of cash and fair market value of any property received on the sale and such U.S. Holder’s adjusted tax basis in the common stock. Gain or loss recognized by a U.S. Holder generally will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange, redemption, or other taxable disposition, the common stock was held for more than one year. Long-term capital gains may be subject to preferential rates in the hands of non-corporate U.S. holders. The deductibility of capital losses is subject to certain limitations.
     Backup Withholding and Information Reporting
     In general, the Company or its paying agent must report to the IRS and to a U.S. Holder other than certain exempt recipients (such as corporations) on the following income:
•	accrual of OID and certain payments of principal and interest on the 2016 notes;

•	certain payments of dividend income derived in respect to the common stock; and

•	proceeds of the sale of 2016 notes or common stock.
     A backup withholding tax will apply to such payments if the U.S. Holder fails to provide a taxpayer identification number on a Form W-9, furnishes an incorrect taxpayer identification number, fails to certify foreign or other exempt status from backup withholding or if the payor receives notification from the IRS that the holder is subject to backup withholding as a result of a failure to report all interest or dividend income.
     Backup withholding is not an additional tax. Any amounts withheld from a payment to a U.S. Holder under the backup withholding rules will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

U.S. Federal Income Tax Consequences to Non-U.S. Holders
     Interest on 2016 Notes
     Subject to the discussion below regarding backup withholding and information reporting, a non-U.S. Holder generally will not be subject to U.S. federal income tax on payments of interest on 2016 Notes, unless:
a)	the non-U.S. Holder directly or indirectly, actually or constructively, owns 10% or more of the total combined voting power of all classes of the Company’s voting stock entitled to vote;

b)	the non-U.S. Holder is a controlled foreign corporation that is related to the Company directly or constructively through the ownership of common stock;

c)	the non-U.S. Holder is a bank whose receipt of interest on the 2016 notes is described in Section 881(c)(3)(A) of the Code;

d)	such income is effectively connected with a trade or business carried on by such non-U.S. Holder within the United States (and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment of such non-U.S. Holder); or

e)	such interest is contingent interest described in Section 871(h)(4) of the Code.
     Interest the Company pays to a non-U.S. Holder that is effectively connected with its conduct of a trade or business within the United States (and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment) will not be subject to U.S. withholding tax, as described above, if the non-U.S. Holder complies with applicable certification and disclosure requirements. Instead, such interest generally will be subject to U.S. federal income tax on a net income basis, in the same manner as if the non-U.S. Holder were a resident of the United States and may be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable tax treaty).
     Sale, Exchange, Retirement or Other Taxable Disposition of 2016 Notes
     In general, a non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon a sale, exchange, retirement or other taxable disposition of the 2016 notes, unless:
a)	such gain is effectively connected with the conduct of a trade or business in the United States (and if a tax treaty applies, such gain is attributable to a U.S. permanent establishment of the non-U.S. Holder);

b)	in the case of a non-U.S. Holder that is an individual, such non-U.S. Holder is present in the United States for 183 days or more during the taxable year in which such sale, exchange, retirement or other taxable disposition occurs and certain other conditions are met.
     Gain that is effectively connected with the conduct of a trade or business in the United States generally will be subject to U.S. federal income tax on a net income basis (but not U.S. withholding tax), in the same manner as if the non-U.S. Holder were a resident of the United States, and may be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable tax treaty). An individual non-U.S. Holder who is subject to U.S. federal income tax because the non-U.S. Holder was present in the United States for 183 days or more during the year of sale or other taxable disposition of the 2016 notes will be subject to a flat 30% tax on the gain derived from such sale or other disposition, which may be offset by United States source capital losses.
     Distributions with respect to Common Stock
     In general, any distributions the Company makes to a non-U.S. Holder with respect to its shares of the common stock that constitute a dividend for U.S. federal income tax purposes will be subject to U.S. withholding tax at a rate of 30% of the gross amount, unless the non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable tax treaty and the non-U.S. Holder provides proper certification of its eligibility for such reduced rate. A distribution will constitute a dividend for U.S. federal income tax purposes to the extent of the Company’s current earnings and profits for that taxable year or accumulated earnings and profits as determined for U.S. federal income tax purposes. Any distribution not constituting a dividend will be treated first as a non-taxable return of capital to the extent of such non-U.S. Holder’s adjusted tax basis in such common stock and, thereafter, as gain from the sale or exchange of such common stock.

     Dividends the Company pays to a non-U.S. Holder that are effectively connected with its conduct of a trade or business within the United States (and, if required by an applicable tax treaty, are attributable to a U.S. permanent establishment) will not be subject to U.S. withholding tax, as described above, if the non-U.S. Holder complies with applicable certification and disclosure requirements. Instead, such dividends generally will be subject to U.S. federal income tax on a net income basis, in the same manner as if the non-U.S. Holder were a resident of the United States and may be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable tax treaty).
     Sale, Exchange, Redemption or Other Taxable Disposition of Common Stock
     In general, a non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon a sale, exchange or other taxable disposition of the common stock, unless:
a)	such gain is effectively connected with the conduct of a trade or business in the United States (and if a tax treaty applies, such gain is attributable to a U.S. permanent establishment of the non-U.S. Holder);

b)	in the case of a non-U.S. Holder that is an individual, such non-U.S. Holder is present in the United States for 183 days or more during the taxable year in which such sale, exchange, or other taxable disposition occurs and certain other conditions apply; or

c)	the Company is classified as a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code for any day during a five-year period prior to the date of disposition of such stock interest. The Company believes that is not, and does not anticipate becoming, a U.S. real property holding corporation for U.S. federal income tax purposes.
     Gain that is effectively connected with the conduct of a trade or business in the United States (or so treated) generally will be subject to U.S. federal income tax on a net income basis, in the same manner as if the non-U.S. Holder were a resident of the United States. If the non-U.S. Holder is a foreign corporation, the branch profits tax described above also may apply to such effectively connected gain. An individual non-U.S. Holder who is subject to U.S. federal income tax because the non-U.S. Holder was present in the United States for 183 days or more during the year of sale or other disposition of the Company’s common stock will be subject to a flat 30% tax on the gain derived from such sale or other disposition, which may be offset by United States source capital losses.
     Withholding and Information Reporting
     In general, the Company or its paying agent must report to the IRS and to a non-U.S. Holder the amount of accrual of OID and certain payments of principal and interest on the 2016 notes, certain payments of dividend income derived in respect to the common stock; proceeds of the sale, exchange, retirement, redemption or other taxable disposition of 2016 notes or common stock, and the amount of U.S. federal withholding tax, if any, deducted from those payments. Copies of the information returns reporting such interest, dividend payments, and sales proceeds and any associated U.S. federal withholding tax also may be made available to the tax authorities in the country in which the non-U.S. Holder resides under the provisions of an applicable tax treaty.
     A non-U.S. Holder generally will not be subject to backup withholding with respect to payments that the Company makes on the 2016 notes or the common shares provided that the Company or its paying agent does not have actual knowledge or reason to know that the non-U.S. Holder is a U.S. person (as defined under the Code), and the Company or its paying agent has received from the non-U.S. Holder an appropriate certification of non-U.S. status (i.e., IRS Form W-8BEN or other applicable IRS Form W-8).
     Information reporting and, depending on the circumstances, backup withholding will apply to the payment of the proceeds of a taxable disposition of the 2016 notes or the common shares, as the case may be, that is effected within the United States or effected outside the United States through certain U.S.-related financial intermediaries, unless the non-U.S. Holder certifies under penalties of perjury as to its non-U.S. status, and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person, or the non-U.S. Holder otherwise establishes an exemption.
     Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. Holder’s U.S. federal income tax liability provided the required information is furnished to the IRS on a timely basis. Non-U.S. Holders of 2016 notes and common stock should consult their own tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining an exemption, if applicable.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY
Trading Prices
     The following table sets forth, for the fiscal quarters indicated, the high and low sales prices for our common stock as reported by the Nasdaq Global Select Market from January 1, 2008, through January 14, 2010.

2008
First Quarter	$8.18	$5.72
Second Quarter	7.73	5.05
Third Quarter	6.50	3.86
Fourth Quarter	6.29	0.82

2009
First Quarter	$2.72	$0.88
Second Quarter	5.16	1.89
Third Quarter	8.60	3.78
Fourth Quarter	5.30	3.50

2010
First Quarter (through January 14, 2010)	$4.07	$3.50
Dividend Policy
     We have not paid regular dividends in the past. Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including restrictions in our debt instruments, as well as our future earnings, capital requirements, financial condition, prospects, and other factors that our board of directors may deem relevant. The terms of our $250 million senior secured revolving credit facility and the indenture governing our 2016 notes restrict our ability to pay dividends.

DESCRIPTION OF 2016 NOTES
     The following is a summary of the material terms of our 2016 notes, which are set forth in the 2016 notes Indenture. You are strongly encouraged to read the 2016 notes Indenture and the related security documents that define the terms of the 2016 notes and the pledges that will secure the 2016 notes. Copies of the 2016 notes Indenture and the security documents are attached as exhibits to the registration statement of which this prospectus forms a part and incorporated herein by reference.
     The Company has issued the 2016 notes under the 2016 notes Indenture among itself, the Guarantors and Wilmington Trust Company, as trustee. The terms of the 2016 notes will include those stated in the 2016 notes Indenture and those made part of the 2016 notes Indenture by reference to the Trust Indenture Act of 1939, as amended. The security documents referred to below under the heading “The 2016 Notes and the Note Guarantees— Security” defines the terms of the pledges that will secure the 2016 notes.
     The following description is a summary of the material provisions of the 2016 notes Indenture and the security documents. It does not restate those agreements in their entirety. The Company urges you to read the 2016 notes Indenture and the security documents that define your rights as holders of the 2016 notes. Copies of the 2016 notes Indenture and the security documents are available as set forth below under “— Additional Information.” Certain defined terms used in this description but not defined below under “— Certain Definitions” have the meanings assigned to them in the 2016 notes Indenture.
     The registered holder of a 2016 note will be treated as the owner of it for all purposes. Only registered holders will have rights under the 2016 notes Indenture.
     Capitalized terms used in this “Description of 2016 Notes” section can be found in “—Certain Definitions.” In this description, the word “Company” refers only to Builders FirstSource, Inc. and not to any of its subsidiaries
The 2016 Notes and the Note Guarantees
The 2016 Notes
     The 2016 notes:
•	are general obligations of the Company;
•	are secured on a second priority basis, equally and ratably with all obligations of the Company under any future Parity Lien Debt, by Liens on all of the assets of the Company other than the Excluded Assets, subject to the Liens securing the Company’s obligations under the Credit Agreement and any other Priority Lien Debt and other Permitted Prior Liens;
•	are effectively junior, to the extent of the value of the Collateral, to the Company’s obligations under the Credit Agreement and any other Priority Lien Debt, which will be secured on a first priority basis by the same assets of the Company that secure the 2016 notes;
•	are effectively junior to any Permitted Prior Liens, to the extent of the value of the assets of the Company subject to those Permitted Prior Liens;
•	are pari passu in right of payment with all other senior Indebtedness of the Company, including Indebtedness under the Credit Agreement;
•	are senior in right of payment to any future subordinated Indebtedness of the Company, if any; and
•	are guaranteed by the Guarantors.
The 2016 Note Guarantees
     Each guarantee of the 2016 notes:

•	are general obligations of each Guarantor;
•	are jointly and severally guaranteed by all of our subsidiaries and are full and unconditional;
•	are secured on a second priority basis, equally and ratably with all obligations of that Guarantor under any other future Parity Lien Debt, by Liens on all of the assets of that Guarantor other than the Excluded Assets, subject to the Liens securing that Guarantor’s guarantee of the Credit Agreement obligations and any other Priority Lien Debt and obligations related to other Permitted Prior Liens;
•	are effectively junior, to the extent of the value of the Collateral, to that Guarantor’s guarantee of the Credit Agreement and any other Priority Lien Debt, which will be secured on a first priority basis by the same assets of that Guarantor that secure the notes;
•	are effectively junior to any Permitted Prior Liens, to the extent of the value of the assets of that Guarantor subject to those Permitted Prior Liens;
•	are pari passu in right of payment with all other senior Indebtedness of that Guarantor, including its guarantee of Indebtedness under the Credit Agreement; and
•	are senior in right of payment to any future subordinated Indebtedness of that Guarantor, if any.
     As of the date of the 2016 notes Indenture, all of the Company’s Subsidiaries were Restricted Subsidiaries. However, so long as the Company satisfies the conditions described in the definition of “Unrestricted Subsidiary,” it will be permitted to designate current or future Subsidiaries as “Unrestricted” Subsidiaries that are not subject to the restrictive covenants included in the 2016 notes Indenture.
     Pursuant to the 2016 notes Indenture, the Company is permitted to designate additional Indebtedness as Priority Lien Debt, subject to the Priority Lien Cap. The Company also is permitted to incur additional Indebtedness as Parity Lien Debt subject to the covenants described below under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “— Certain Covenants — Liens.” As of September 30, 2009, the Company had $37.3 million of Priority Lien Debt (including $17.3 million of letters of credit) and $275.0 million of Parity Lien Debt outstanding. Since September 30, 2009, the Company has not repaid any amounts under its term loan.
Principal, Maturity and Interest
     The Company issued up to $145.0 million in aggregate principal amount of 2016 notes in the Recapitalization Transactions. The Company may issue additional 2016 notes under the 2016 notes Indenture from time to time after this offering. Any issuance of additional 2016 notes is subject to all of the covenants in the 2016 notes Indenture, including the covenant described below under the heading “— Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” The 2016 notes and any additional 2016 notes subsequently issued under the 2016 notes Indenture will be treated as a single class for all purposes under the 2016 notes Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Company will issue notes in denominations of $1,000 and integral multiples of $1,000. The 2016 notes will mature on February 15, 2016.
     Interest on the notes will accrue at a rate equal to the greater of (i) the LIBOR Rate or (ii) 3.0%, plus in each case 10.0%. The LIBOR Rate will be reset quarterly. The LIBOR Rate for the current quarterly period ending on February 15, 2010 will be .2725%. Interest on the 2016 notes will be payable quarterly in arrears on February 15, May 15, August 15 and November 15, commencing on February 15, 2010. The Company will make each interest payment to the holders of record on the February 1, May 1, August 1 and November 1 immediately preceding the next interest payment date. Interest on overdue principal and interest will accrue at a rate that is 2.0% higher than the then applicable interest rate on the 2016 notes.
     Interest on the 2016 notes accrues from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. In no event will the interest rate on the 2016 notes be higher than the maximum rate permitted by law, if any.

Methods of Receiving Payments on the 2016 notes
     If a holder of 2016 notes has given wire transfer instructions to the Company, the Company will pay all principal, interest and premium on that holder’s 2016 notes in accordance with those instructions. All other payments on the 2016 notes will be made at the office or agency of the paying agent and registrar unless the Company elects to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.
Paying Agent and Registrar for the 2016 notes
     The trustee will initially act as paying agent and registrar. The Company may change the paying agent or registrar without prior notice to the holders of the 2016 notes, and the Company or any of its Subsidiaries may act as paying agent or registrar.
Transfer and Exchange
     A holder may transfer or exchange 2016 notes in accordance with the provisions of the 2016 notes Indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of 2016 notes. Holders will be required to pay all taxes due on transfer. The Company will not be required to transfer or exchange any 2016 note selected for redemption. Also, the Company will not be required to transfer or exchange any 2016 note for a period of 15 days before a selection of 2016 notes to be redeemed.
Note Guarantees
     The 2016 notes are guaranteed by each of the Company’s current and future Domestic Restricted Subsidiaries. These Note Guarantees will be joint and several obligations of the Guarantors and will be full and unconditional. The obligations of each Guarantor under its Note Guarantee will be limited as necessary to try to prevent that Note Guarantee from being unenforceable under applicable law. See “Risk factors— Fraudulent conveyance and similar laws may adversely affect the validity and enforceability of the guarantees of the 2016 notes.” A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than the Company or another Guarantor, unless:
(1)	immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2)	either:
(a)	the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the 2016 notes Indenture and its Note Guarantee pursuant to a supplemental indenture and appropriate security documents satisfactory to the trustee; or

(b)	the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.
     The Note Guarantee of a Guarantor will be released:
(1)	in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(2)	in connection with any sale or other disposition of all of the Capital Stock of that Guarantor (or of that Guarantor’s direct or indirect parent company) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(3)	if the Company designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture; or

(4)	upon legal defeasance or satisfaction and discharge of the indenture as provided below under the headings “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge.”
See “—Repurchase at the Option of Holders— Asset Sales.”
Security
     The obligations of the Company with respect to the 2016 notes, the obligations of the Guarantors under the Note Guarantees, all other Parity Lien Obligations and the performance of all other obligations of the Company, the Guarantors and the Company’s other Restricted Subsidiaries under the Note Documents is secured equally and ratably by second priority Liens in the Collateral granted to the collateral trustee for the benefit of the holders of the Parity Lien Obligations. These Liens will be junior in priority to the Liens securing Priority Lien Obligations and to all other Permitted Prior Liens. The Liens securing Priority Lien Obligations have also been granted to the collateral trustee for the benefit of the holders of the Priority Lien Obligations. The Collateral comprises all of the assets of the Company and the other Pledgors, other than the Excluded Assets.
Collateral Trust Agreement
     The Collateral Trust Agreement sets forth the terms on which the collateral trustee will receive, hold, administer, maintain, enforce and distribute the proceeds of all Liens upon any property of the Company or any other Pledgor at any time held by it, in trust for the benefit of the present and future holders of the Secured Obligations.
Collateral Trustee
     The collateral trustee will hold (directly or through co-trustees or agents), and will be entitled to enforce, all Liens on the Collateral created by the security documents.
     Except as provided in the Collateral Trust Agreement or as directed by an Act of Required Debtholders in accordance with the Collateral Trust Agreement, the collateral trustee will not be obligated:
(1)	to act upon directions purported to be delivered to it by any Person;

(2)	to foreclose upon or otherwise enforce any Lien; or

(3)	to take any other action whatsoever with regard to any or all of the security documents, the Liens created thereby or the Collateral.
     The Company will deliver to each Secured Debt Representative copies of all security documents delivered to the collateral trustee.
Enforcement of Liens
     If the collateral trustee at any time receives written notice that any event has occurred that constitutes a default under any Secured Debt Document entitling the collateral trustee to foreclose upon, collect or otherwise enforce its Liens thereunder, it will promptly deliver written notice thereof to each Secured Debt Representative. Thereafter, the collateral trustee may await direction by an Act of Required Debtholders and will act, or decline to act, as directed by an Act of Required Debtholders, in the exercise and enforcement of the collateral trustee’s interests, rights, powers and remedies in respect of the Collateral or under the security documents or applicable law and, following the initiation of such exercise of remedies, the collateral trustee will act, or decline to act, with respect to the manner of such exercise of remedies as directed by an Act of Required Debtholders. Unless it has been directed to the contrary by an Act of Required Debtholders, the collateral trustee in any event may (but will not be obligated to) take or refrain from taking such action with respect to any default under any Secured Debt Document as it may deem advisable and in the best interest of the holders of Secured Obligations.
Restrictions on Enforcement of Parity Liens
     Until the Discharge of Priority Lien Obligations, the holders of loans made under the Credit Agreement and other Priority Lien Obligations will have, subject to the exceptions set forth below in clauses (1) through (4) and the provisions described below under the heading “—Provisions of the 2016 Notes Indenture Relating to Security— Relative Rights,” and subject to the rights of the holders of Permitted Prior

Liens, the exclusive right to authorize and direct the collateral trustee with respect to the security documents and the Collateral including, without limitation, the exclusive right to authorize or direct the collateral trustee to enforce, collect or realize on any Collateral or exercise any other right or remedy with respect to the Collateral and neither the trustee nor the holders of notes or other Parity Lien Obligations may authorize or direct the collateral trustee with respect to such matters. Notwithstanding the foregoing, the trustee and the holders of 2016 notes (together with any other holder of a Parity Lien Obligation) may, subject to the rights of the holders of other Permitted Prior Liens, direct the collateral trustee:
(1)	without any condition or restriction whatsoever, at any time after the Discharge of Priority Lien Obligations;

(2)	as necessary to redeem any Collateral in a creditor’s redemption permitted by law or to deliver any notice or demand necessary to enforce (subject to the prior Discharge of Priority Lien Obligations) any right to claim, take or receive proceeds of Collateral remaining after the Discharge of Priority Lien Obligations in the event of foreclosure or other enforcement of any Permitted Prior Lien;

(3)	as necessary to perfect or establish the priority (subject to Priority Liens and other Permitted Prior Liens) of the Parity Liens upon any Collateral; provided that, the trustee and the holders of Parity Lien Obligations may not require the collateral trustee to take any action to perfect any Collateral through possession or control other than the collateral trustee agreeing pursuant to the Collateral Trust Agreement that the collateral trustee, as agent for the benefit of the holders of Priority Lien Obligations, agrees to act as agent for the benefit of the holders of Parity Lien Obligations; or

(4)	as necessary to create, prove, preserve or protect (but not enforce) the Parity Liens upon any Collateral.
     Subject to the provisions described below under the heading “—Provisions of the 2016 Notes Indenture Relating to Security— Relative Rights,” until the Discharge of Priority Lien Obligations, none of the holders of 2016 notes or other Parity Lien Obligations or any Parity Lien Representative will:
(1)	request judicial relief, in an insolvency or liquidation proceeding or in any other court, that would hinder, delay, limit or prohibit the lawful exercise or enforcement of any right or remedy otherwise available to the holders of Priority Lien Obligations in respect of the Priority Liens or that would limit, invalidate, avoid or set aside any Priority Lien or subordinate the Priority Liens to the Parity Liens or grant the Parity Liens equal ranking to the Priority Liens;

(2)	oppose or otherwise contest any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement of Priority Liens made by any holder of Priority Lien Obligations or any Priority Lien Representative in any insolvency or liquidation proceedings;

(3)	oppose or otherwise contest any lawful exercise by any holder of Priority Lien Obligations or any Priority Lien Representative of the right to credit bid Priority Lien Debt at any sale in foreclosure of Priority Liens;

(4)	oppose or otherwise contest any other request for judicial relief made in any court by any holder of Priority Lien Obligations or any Priority Lien Representative relating to the lawful enforcement of any Priority Lien; or

(5)	challenge the validity, enforceability, perfection or priority of the Priority Liens.
     Notwithstanding the foregoing, both before and during an insolvency or liquidation proceeding, the holders of notes and other Parity Lien Obligations and the Parity Lien Representatives may take any actions and exercise any and all rights that would be available to a holder of unsecured claims, including, without limitation, the commencement of an insolvency or liquidation proceeding against the Company or any other Pledgor in accordance with applicable law; provided that, by accepting a note, each holder of notes will agree not to take any of the actions prohibited under clauses (1) through (5) of the preceding paragraph or oppose or contest any order that it has agreed not to oppose or contest under the provisions described below under the heading “—Insolvency or Liquidation Proceedings.”

     At any time prior to the Discharge of Priority Lien Obligations and after (a) the commencement of any insolvency or liquidation proceeding in respect of the Company or any other Pledgor or (b) the collateral trustee and each Parity Lien Representative have received written notice from any Priority Lien Representative at the direction of an Act of Required Debtholders stating that (i) any Series of Priority Lien Debt has become due and payable in full (whether at maturity, upon acceleration or otherwise) or (ii) the holders of Priority Liens securing one or more Series of Priority Lien Debt have become entitled under any Priority Lien Documents to and have stated the intent to enforce any or all of the Priority Liens by reason of a default under such Priority Lien Documents, no payment of money (or the equivalent of money) will be made from the proceeds of Collateral by the Company or any other Pledgor to the collateral trustee (in its capacity as agent for the holders of Parity Lien Obligations), any Parity Lien Representative, any holder of notes or any other holder of Parity Lien Obligations (including, without limitation, payments and prepayments made for application to Parity Lien Obligations and all other payments and deposits made pursuant to any provision of the indenture, the 2016 notes, the Guarantees or any other Parity Lien Document).
     Subject to the provisions described below under the heading “—Provisions of the 2016 Notes Indenture Relating to Security— Relative Rights,” all proceeds of Collateral received by the collateral trustee (in its capacity as agent for the holders of Parity Lien Obligations), any Parity Lien Representative, any holder of 2016 notes or other Parity Lien Obligations in violation of the immediately preceding paragraph will be held by the collateral trustee (in its capacity as agent for the holders of Parity Lien Obligations), the applicable Parity Lien Representative or the applicable holder of Parity Lien Obligations for the account of the holders of Priority Liens and remitted to any Priority Lien Representative upon demand by such Priority Lien Representative. The Parity Liens will remain attached to and, subject to the provisions described under the heading “—Provisions of the 2016 Notes Indenture Relating to Security— Ranking of Parity Liens,” enforceable against all proceeds so held or remitted. All proceeds of Collateral received by the collateral trustee (in its capacity as agent for the holders of Parity Lien Obligations), any Parity Lien Representative or any holder of notes or other Parity Lien Obligations not in violation of the immediately preceding paragraph will be received by the collateral trustee (in its capacity as agent for the holders of Parity Lien Obligations), such Parity Lien Representative or such holder of Parity Lien Obligations free from the Priority Liens and all other Liens except the Parity Liens.
Waiver of Right of Marshalling
     The Collateral Trust Agreement provides that, prior to the Discharge of Priority Lien Obligations, the holders of notes and other Parity Lien Obligations, each Parity Lien Representative and the collateral trustee (in its capacity as agent for the holders of Parity Lien Obligations) may not assert or enforce any right of marshalling accorded to a junior lienholder, as against the holders of Priority Liens (in their capacity as priority lienholders). Following the Discharge of Priority Lien Obligations, the holders of Parity Lien Obligations and any Parity Lien Representative may assert their right under the Uniform Commercial Code or otherwise to any proceeds remaining following a sale or other disposition of Collateral by, or on behalf of, the holders of Priority Lien Obligations.
Insolvency or Liquidation Proceedings
     If in any insolvency or liquidation proceeding and prior to the Discharge of Priority Lien Obligations, the holders of Priority Lien Obligations by an Act of Required Debtholders consent to any order:
(1)	for use of cash collateral;

(2)	approving a debtor-in-possession financing secured by a Lien that is senior to or on a parity with all Priority Liens upon any property of the estate in such insolvency or liquidation proceeding;

(3)	granting any relief on account of Priority Lien Obligations as adequate protection (or its equivalent) for the benefit of the holders of Priority Lien Obligations in the collateral subject to Priority Liens; or

(4)	relating to a sale of assets of the Company or any other Pledgor that provides, to the extent the assets sold are to be free and clear of Liens, that all Priority Liens and Parity Liens will attach to the proceeds of the sale;
then, the holders of 2016 notes and other Parity Lien Obligations, in their capacity as holders of secured claims, and each Parity Lien Representative will not oppose or otherwise contest the entry of such order, so long as none of the holders of Priority Lien Obligations or any Priority Lien Representative in any respect opposes or otherwise contests any request made by the holders of 2016 notes or other Parity Lien Obligations or a Parity Lien Representative for the grant to the collateral trustee, for the benefit of the holders of 2016 notes and other Parity Lien Obligations, of a junior Lien upon any property on which a Lien is (or is to be) granted under such order to secure the Priority Lien Obligations, co-extensive in all respects with, but subordinated (as set forth herein under the heading “—Provisions of the 2016 Notes Indenture Relating to Security— Ranking of Parity Liens”) to, such Lien and all Priority Liens on such property.
     Notwithstanding the foregoing, both before and during an insolvency or liquidation proceeding, the holders of 2016 notes and other Parity Lien Obligations and the Parity Lien Representatives may take any actions and exercise any and all rights that would be available to a holder of unsecured claims, including, without limitation, the commencement of insolvency or liquidation proceedings against the Company or any other Pledgor in accordance with applicable law; provided that, by accepting a 2016 note, each holder of 2016 notes will agree not to take any of the actions prohibited under clauses (1) through (5) of the second paragraph of the provisions described above under the heading “—Restrictions on Enforcement of Parity Liens” or oppose or contest any order that it has agreed not to oppose or contest under clauses (1) through (4) of the preceding paragraph.
     The holders of 2016 notes or other Parity Lien Obligations or any Parity Lien Representative will not file or prosecute in any insolvency or liquidation proceeding any motion for adequate protection (or any comparable request for relief) based upon their interest in the Collateral under the Parity Liens, except that:
(1)	they may freely seek and obtain relief: (a) granting a junior Lien co-extensive in all respects with, but subordinated (as set forth herein under the heading “—Provisions of the 2016 Notes Indenture Relating to Security— Ranking of Parity Liens”) to, all Liens granted in the insolvency or liquidation proceeding to, or for the benefit of, the holders of Priority Lien Obligations; or (b) in connection with the confirmation of any plan of reorganization or similar dispositive restructuring plan; and

(2)	they may freely seek and obtain any relief upon a motion for adequate protection (or any comparable relief), without any condition or restriction whatsoever, at any time after the Discharge of Priority Lien Obligations.
Order of Application
     The Collateral Trust Agreement provides that if any Collateral is sold or otherwise realized upon by the collateral trustee in connection with any foreclosure, collection or other enforcement of Liens granted to the collateral trustee in the security documents, the proceeds received by the collateral trustee from such foreclosure, collection or other enforcement will be distributed by the collateral trustee in the following order of application:
     FIRST, to the payment of all amounts payable under the Collateral Trust Agreement on account of the collateral trustee’s and the indenture trustee’s fees and any reasonable legal fees, costs and expenses or other liabilities of any kind incurred by the collateral trustee, the indenture trustee or any co-trustee or agent of the collateral trustee in connection with any security document;
     SECOND, to the repayment of Indebtedness and other Obligations, other than Secured Debt, secured by a Permitted Prior Lien on the Collateral sold or realized upon;
     THIRD, to the respective Priority Lien Representatives for application to the payment of all outstanding Priority Lien Debt and any other Priority Lien Obligations that are then due and payable in such order as may be provided in the Priority Lien Documents (and if not so provided therein, shall be payable pro rata) in an amount sufficient to pay in full in cash all outstanding Priority Lien Debt and all other Priority Lien Obligations that are then due and payable (including all interest accrued thereon after the commencement of any insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in the Priority Lien Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding, and including the discharge, cash collateralization (at the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Priority Lien Document) of all outstanding letters of credit constituting Priority Lien Debt) or collateralization with a letter of credit in form and substance, and from a financial institution, satisfactory to the respective Priority Lien Representatives (such letter of credit to have a face amount equal to the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Priority Lien Document);

     FOURTH, to the respective Parity Lien Representatives for application to the payment of all outstanding Parity Lien Debt and any other Parity Lien Obligations that are then due and payable in such order as may be provided in the Parity Lien Documents (and if not so provided therein, shall be payable pro rata) in an amount sufficient to pay in full in cash all outstanding Parity Lien Debt and all other Parity Lien Obligations that are then due and payable (including, to the extent legally permitted, all interest accrued thereon after the commencement of any insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in the Parity Lien Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding, and including the discharge, cash collateralization (at the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Parity Lien Document) of all outstanding letters of credit, if any, constituting Parity Lien Debt) or collateralization with a letter of credit in form and substance, and from a financial institution, satisfactory to the respective Parity Lien Representatives (such letter of credit to have a face amount equal to the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Parity Lien Document); and
     FIFTH, any surplus remaining after the payment in full in cash of the amounts described in the preceding clauses will be paid to the Company or the applicable Pledgor, as the case may be, its successors or assigns, or as a court of competent jurisdiction may direct.
     If any Parity Lien Representative or any holder of a Parity Lien Obligation collects or receives any proceeds of such foreclosure, collection or other enforcement that should have been applied to the payment of the Priority Lien Obligations in accordance with the paragraph above, whether after the commencement of an insolvency or liquidation proceeding or otherwise, such Parity Lien Representative or such holder of a Parity Lien Obligation, as the case may be, will forthwith deliver the same to the collateral trustee, for the account of the holders of the Priority Lien Obligations and other Obligations secured by a Permitted Prior Lien, to be applied in accordance with the provisions set forth above under this heading “—Order of Application.” Until so delivered, such proceeds will be held by that Parity Lien Representative or that holder of a Parity Lien Obligation, as the case may be, for the benefit of the holders of the Priority Lien Obligations and other Obligations secured by a Permitted Prior Lien.
     The provisions set forth above under this heading “—Order of Application” are intended for the benefit of, and will be enforceable as a third party beneficiary by, each present and future holder of Secured Obligations, each present and future Secured Debt Representative, and the collateral trustee as holder of Priority Liens and Parity Liens. The Secured Debt Representative of each future Series of Secured Debt will be required to deliver a Lien Sharing and Priority Confirmation to the collateral trustee and each other Secured Debt Representative at the time of incurrence of such Series of Secured Debt.
Release of Liens on Collateral
     The Collateral Trust Agreement provides that the collateral trustee’s Liens on the Collateral will be released:
(1)	in whole, upon (a) payment in full and discharge of all outstanding Secured Debt and all other Secured Obligations that are outstanding, due and payable at the time all of the Secured Debt is paid in full and discharged and (b) termination or expiration of all commitments to extend credit under all Secured Debt Documents and the cancellation or termination, cash collateralization (at the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Secured Debt Documents) or collateralization with a letter of credit in form and substance, and from a financial institution, satisfactory to the respective Secured Debt Representatives (such letter of credit to have a face amount equal to the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Secured Debt Document) of all outstanding letters of credit issued pursuant to any Secured Debt Documents;

(2)	as to any Collateral that is sold, transferred or otherwise disposed of by the Company or any other Pledgor to a Person that is not (either before or after such sale, transfer or disposition) the Company or any Guarantor in a transaction or other circumstance that complies with the “Asset Sale” provisions of the indenture and is permitted by all of the other Secured Debt Documents, at the time of such sale, transfer or other disposition or to the extent of the interest sold, transferred or otherwise disposed of; provided that the collateral trustee’s Liens upon the Collateral will not be released if the sale or disposition is subject to the covenant described below under the heading “—Certain Covenants— Merger, Consolidation or Sale of Assets;”

(3)	as to a release of less than all or substantially all of the Collateral, if consent to the release of all Priority Liens on such Collateral has been given by an Act of Required Debtholders; and

(4)	as to a release of all or substantially all of the Collateral, if (a) consent to the release of that Collateral has been given by the requisite percentage or number of holders of each Series of Secured Debt at the time outstanding as provided for in the applicable Secured Debt Documents, and (b) the Company has delivered an officers’ certificate to the collateral trustee certifying that all such necessary consents have been obtained.
     The security documents provide that the Liens securing the Secured Debt will extend to the proceeds of any sale of Collateral. As a result, the collateral trustee’s Liens will apply to the proceeds of any such Collateral received in connection with any sale or other disposition of assets described in the preceding paragraph.
Release of Liens in Respect of 2016 Notes
     The 2016 notes Indenture and the Collateral Trust Agreement provides that the collateral trustee’s Parity Liens upon the Collateral will no longer secure the 2016 notes outstanding under the 2016 notes Indenture or any other Obligations under the 2016 notes Indenture, and the right of the holders of the 2016 notes and such Obligations to the benefits and proceeds of the collateral trustee’s Parity Liens on the Collateral will terminate and be discharged:
(1)	upon satisfaction and discharge of the 2016 notes Indenture as set forth under the heading “—Satisfaction and Discharge;”

(2)	upon a Legal Defeasance or Covenant Defeasance of the notes as set forth under the heading “—Legal Defeasance and Covenant Defeasance;”

(3)	upon payment in full and discharge of all notes outstanding under the 2016 notes Indenture and all Obligations that are outstanding, due and payable under the 2016 notes Indenture at the time the notes are paid in full and discharged; or

(4)	in whole or in part, with the consent of the holders of the requisite percentage of notes in accordance with the provisions described below under the heading “Amendment, Supplement and Waiver.”
Amendment of Security Documents
     The Collateral Trust Agreement provides that no amendment or supplement to the provisions of any security document will be effective without the approval of the collateral trustee acting as directed by an Act of Required Debtholders, except that:
(1)	any amendment or supplement that has the effect solely of adding or maintaining Collateral, securing additional Secured Debt that was otherwise permitted by the terms of the Secured Debt Documents to be secured by the Collateral or preserving, perfecting or establishing the priority of the Liens thereon or the rights of the collateral trustee therein will become effective when executed and delivered by the Company or any other applicable Pledgor party thereto and the collateral trustee;

(2)	no amendment or supplement that reduces, impairs or adversely affects the right of any holder of Secured Obligations:
(a)	to vote its outstanding Secured Debt as to any matter described as subject to an Act of Required Debtholders or direction by the Required Parity Lien Debtholders (or amends the provisions of this clause (2) or the definition of “Act of Required Debtholders” or “Required Parity Lien Debtholders”),

(b)	to share in the order of application described above under “—Order of Application” in the proceeds of enforcement of or realization on any Collateral, or

(c)	to require that Liens securing Secured Obligations be released only as set forth in the provisions described above under the heading “—Release of Liens on Collateral,”
will become effective without the consent of the requisite percentage or number of holders of each Series of Secured Debt so affected under the applicable Secured Debt Document; and

(3)	no amendment or supplement that imposes any obligation upon the collateral trustee or any Secured Debt Representative or adversely affects the rights of the collateral trustee or any Secured Debt Representative, respectively, in its individual capacity as such will become effective without the consent of the collateral trustee or such Secured Debt Representative, respectively.
     Any amendment or supplement to the provisions of the security documents that releases Collateral will be effective only in accordance with the requirements set forth in the applicable Secured Debt Document referenced above under the heading “—Release of Liens on Collateral.” Any amendment or supplement that results in the collateral trustee’s Liens upon the Collateral no longer securing the notes and the other Obligations under the 2016 notes Indenture may only be effected in accordance with the provisions described above under the heading “—Release of Liens in Respect of 2016 notes.”
     The Collateral Trust Agreement provides that, notwithstanding anything to the contrary under the heading “—Amendment of Security Documents,” but subject to clauses (2) and (3) above:
(1)	any mortgage or other security document that secures Parity Lien Obligations (but not Priority Lien Obligations) may be amended or supplemented with the approval of the collateral trustee acting as directed in writing by the Required Parity Lien Debtholders, unless such amendment or supplement would not be permitted under the terms of the Collateral Trust Agreement or the other Priority Lien Documents; and

(2)	any amendment or waiver of, or any consent under, any provision of the Collateral Trust Agreement or any other security document that secures Priority Lien Obligations will apply automatically to any comparable provision of any comparable Parity Lien Document without the consent of or notice to any holder of Parity Lien Obligations and without any action by the Company or any other Pledgor or any holder of notes or other Parity Lien Obligations.
Voting
     In connection with any matter under the Collateral Trust Agreement requiring a vote of holders of Secured Debt, each Series of Secured Debt will cast its votes in accordance with the Secured Debt Documents governing such Series of Secured Debt. The amount of Secured Debt to be voted by a Series of Secured Debt will equal (1) the aggregate principal amount of Secured Debt held by such Series of Secured Debt (including outstanding letters of credit whether or not then available or drawn), plus (2) other than in connection with an exercise of remedies, the aggregate unfunded commitments to extend credit which, when funded, would constitute Indebtedness of such Series of Secured Debt. Following and in accordance with the outcome of the applicable vote under its Secured Debt Documents, the Secured Debt Representative of each Series of Secured Debt will vote the total amount of Secured Debt under that Series as a block in respect of any vote under the Collateral Trust Agreement.
Provisions of the 2016 Notes Indenture Relating to Security
Equal and Ratable Sharing of Collateral by Holders of Parity Lien Debt
     The 2016 notes Indenture provides that, notwithstanding:
(1)	anything to the contrary contained in the security documents;

(2)	the time of incurrence of any Series of Parity Lien Debt;

(3)	the order or method of attachment or perfection of any Liens securing any Series of Parity Lien Debt;

(4)	the time or order of filing or recording of financing statements, mortgages or other documents filed or recorded to perfect any Lien upon any Collateral;

(5)	the time of taking possession or control over any Collateral;

(6)	that any Parity Lien may not have been perfected or may be or have become subordinated, by equitable subordination or otherwise, to any other Lien; or

(7)	the rules for determining priority under any law governing relative priorities of Liens:
(a)	all Parity Liens granted at any time by the Company or any other Pledgor will secure, equally and ratably, all present and future Parity Lien Obligations; and

(b)	all proceeds of all Parity Liens granted at any time by the Company or any other Pledgor will be allocated and distributed equally and ratably on account of the Parity Lien Debt and other Parity Lien Obligations.
     This section is intended for the benefit of, and will be enforceable as a third party beneficiary by, each present and future holder of Parity Lien Obligations, each present and future Parity Lien Representative and the collateral trustee as holder of Parity Liens. The Parity Lien Representative of each future Series of Parity Lien Debt will be required to deliver a Lien Sharing and Priority Confirmation to the collateral trustee and the trustee at the time of incurrence of such Series of Parity Lien Debt.
Ranking of Parity Liens
     The 2016 notes Indenture provides that, notwithstanding:
(1)	anything to the contrary contained in the security documents;

(2)	the time of incurrence of any Series of Secured Debt;

(3)	the order or method of attachment or perfection of any Liens securing any Series of Secured Debt;

(4)	the time or order of filing or recording of financing statements, mortgages or other documents filed or recorded to perfect any Lien upon any Collateral;

(5)	the time of taking possession or control over any Collateral;

(6)	that any Priority Lien may not have been perfected or may be or have become subordinated, by equitable subordination or otherwise, to any other Lien; or

(7)	the rules for determining priority under any law governing relative priorities of Liens, all Parity Liens at any time granted by the Company or any other Pledgor will be subject and subordinate to all Priority Liens securing (i) Priority Lien Debt up to the Priority Lien Cap and (ii) all other Obligations in respect of Priority Lien Debt. Holders of 2016 notes are bound by the provisions of the Collateral Trust Agreement, including the provisions relating to the ranking of the Parity Liens and the order of application of proceeds from the enforcement of Parity Liens.
     The provisions under the heading “—Ranking of Parity Liens” are intended for the benefit of, and will be enforceable as a third party beneficiary by, each present and future holder of Priority Lien Obligations, each present and future Priority Lien Representatives and the collateral trustee as holder of Priority Liens. No other Person will be entitled to rely on, have the benefit of or enforce those provisions. The Parity Lien Representative of each future Series of Parity Lien Debt will be required to deliver a Lien Sharing and Priority Confirmation to the collateral trustee and each Priority Lien Representative at the time of incurrence of such Series of Parity Lien Debt.

     In addition, the provisions under the heading “—Ranking of Parity Liens” are intended solely to set forth the relative ranking, as Liens, of the Liens securing Parity Lien Debt as against the Priority Liens. Neither the notes nor any other Parity Lien Obligations nor the exercise or enforcement of any right or remedy for the payment or collection thereof are intended to be, or will ever be by reason of the foregoing provision, in any respect subordinated, deferred, postponed, restricted or prejudiced.
Relative Rights
     Nothing in the Note Documents will:
(1)	impair, as between the Company and the holders of the 2016 notes, the obligation of the Company to pay principal of, premium and interest on the notes in accordance with their terms or any other obligation of the Company or any other Pledgor;

(2)	affect the relative rights of holders of notes as against any other creditors of the Company or any other Pledgor (other than holders of Priority Liens, Permitted Prior Liens or other Parity Liens);

(3)	restrict the right of any holder of notes to sue for payments that are then due and owing (but not enforce any judgment in respect thereof against any Collateral to the extent specifically prohibited by the provisions described above under the headings “—Collateral Trust Agreement— Restrictions on Enforcement of Parity Liens” or “—Collateral Trust Agreement— Insolvency and Liquidation Proceedings”);

(4)	restrict or prevent any holder of notes or other Parity Lien Obligations, the collateral trustee or any Parity Lien Representative from exercising any of its rights or remedies upon a Default or Event of Default not specifically restricted or prohibited by (a) “—Collateral Trust Agreement— Restrictions on Enforcement of Parity Liens” or (b) “—Collateral Trust Agreement— Insolvency and Liquidation Proceedings”; or

(5)	restrict or prevent any holder of notes or other Parity Lien Obligations, the collateral trustee or any Parity Lien Representative from taking any lawful action in an insolvency or liquidation proceeding not specifically restricted or prohibited by (a) “—Collateral Trust Agreement— Restrictions on Enforcement of Parity Liens” or (b) “—Collateral Trust Agreement— Insolvency and Liquidation Proceedings.”
Compliance with Trust Indenture Act
     The 2016 note Indenture provides that, to the extent applicable, the Company will comply with the provisions of TIA § 314.
     To the extent applicable, the Company will cause TIA §313(b), relating to reports, and TIA § 314(d), relating to the release of property or securities subject to the Lien of the security documents, to be complied with. Any certificate or opinion required by TIA § 314(d) may be made by an officer of the Company except in cases where TIA § 314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert selected by or reasonably satisfactory to the trustee. Notwithstanding anything to the contrary in this paragraph, the Company will not be required to comply with all or any portion of TIA § 314(d) if it determines, in good faith based on advice of counsel, that under the terms of TIA § 314(d) and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of TIA § 314(d) is inapplicable to one or a series of released Collateral.
Further Assurances; Insurance
     The 2016 notes Indenture and the security documents provides that the Company and each of the other Pledgors will do or cause to be done all acts and things that may be required, or that the collateral trustee from time to time may reasonably request, to assure and confirm that the collateral trustee holds, for the benefit of the holders of Secured Obligations, duly created and enforceable and perfected Liens upon the Collateral (including any property or assets that are acquired or otherwise become Collateral after the notes are issued), in each case, as contemplated by, and with the Lien priority required under, the Secured Debt Documents.

     Upon the reasonable request of the collateral trustee or any Secured Debt Representative at any time and from time to time, the Company and each of the other Pledgors will promptly execute, acknowledge and deliver such security documents, instruments, certificates, notices and other documents, and take such other actions as shall be reasonably required, or that the collateral trustee may reasonably request, to create, perfect, protect, assure or enforce the Liens and benefits intended to be conferred, in each case as contemplated by the Secured Debt Documents for the benefit of the holders of Secured Obligations.
     At any time when no Priority Lien Documents are in effect, the Company and the other Pledgors will:
(1)	keep their properties adequately insured at all times by financially sound and reputable insurers;

(2)	maintain such other insurance, to such extent and against such risks (and with such deductibles, retentions and exclusions), including fire and other risks insured against by extended coverage and coverage for acts of terrorism, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by them;

(3)	maintain such other insurance as may be required by law;

(4)	maintain title insurance on all real property Collateral insuring the collateral trustee’s Lien on that property, subject only to Permitted Prior Liens and other exceptions to title reasonably approved by the collateral trustee; provided that title insurance need only be maintained on any particular parcel of real property if and to the extent title insurance is maintained in respect of Priority Liens on that property; and

(5)	maintain such other insurance as may be required by the security documents.
     Upon the request of the collateral trustee, the Company and the other Pledgors will furnish to the collateral trustee full information as to their property and liability insurance carriers. The collateral trustee, as agent for the holders of Secured Obligations, as a class, will be named as additional insured on all insurance policies of the Company and the other Pledgors and the collateral trustee will be named as loss payee, with 30 days’ notice of cancellation or, if provided to the Company, notice of material change, on all property and casualty insurance policies of the Company and the other Pledgors.
Optional Redemption
     Prior to February 15, 2011, the Company may redeem all or a part of the 2016 notes upon not less than 30 nor more than 60 days’ notice, at a redemption price equaling 105% of the aggregate outstanding principal amount of the 2016 notes being redeemed, plus accrued and unpaid interest. On or after February 15, 2011, the Company may redeem all or a part of the 2016 notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of aggregate outstanding principal amount of 2016 notes being redeemed) set forth below plus accrued and unpaid interest, on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on February 15 of the years indicated below, subject to the rights of holders of 2016 notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2011	102.5%
2012	101%
2013 and thereafter	100%
     Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the 2016 notes or portions thereof called for redemption on the applicable redemption date.
Mandatory Redemption
     The Company is not required to make mandatory redemption or sinking fund payments with respect to the 2016 notes.

Repurchase at the Option of Holders
Change of Control
     If a Change of Control occurs, each holder of 2016 notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that holder’s 2016 notes pursuant to a Change of Control Offer on the terms set forth in the 2016 notes Indenture. In the Change of Control Offer, the Company will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of 2016 notes repurchased plus accrued and unpaid interest, on the 2016 notes repurchased to the date of purchase, subject to the rights of holders of 2016 notes on the relevant record date to receive interest due on the relevant interest payment date. Within ten days following any Change of Control, the Company will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase 2016 notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the 2016 notes Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the 2016 notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the 2016 notes Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the 2016 notes Indenture by virtue of such compliance.
     On the Change of Control Payment Date, the Company will, to the extent lawful:
(1)	accept for payment all 2016 notes or portions of 2016 notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all 2016 notes or portions of 2016 notes properly tendered; and

(3)	deliver or cause to be delivered to the trustee the 2016 notes properly accepted together with an officers’ certificate stating the aggregate principal amount of 2016 notes or portions of 2016 notes being purchased by the Company.
     The paying agent will promptly mail to each holder of 2016 notes properly tendered the Change of Control Payment for such 2016 notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the 2016 notes surrendered, if any. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.
     The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the 2016 notes Indenture are applicable. Except as described above with respect to a Change of Control, the 2016 notes Indenture does not contain provisions that permit the holders of the 2016 notes to require that the Company repurchase or redeem the 2016 notes in the event of a takeover, recapitalization or similar transaction.
     The Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the 2016 notes Indenture applicable to a Change of Control Offer made by the Company and purchases all 2016 notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the 2016 notes Indenture as described above under the heading “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.
     The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of 2016 notes to require the Company to repurchase its 2016 notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.
Asset Sales
     The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:
(1)	the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)	at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:
(a)	any liabilities, as shown on the Company’s most recent consolidated balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the 2016 notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability;

(b)	any securities, 2016 notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are within 180 days, converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash received in that conversion; and

(c)	any stock or assets of the kind referred to in clauses (2) or (4) of the next paragraph of this covenant.
     Within 365 days after the receipt of any Net Proceeds from an Asset Sale or a Casualty Event, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:
(1)	to repay Priority Lien Debt and, if such Priority Lien Debt is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2)	to acquire all or substantially all of the assets of, or any Capital Stock of, a Person engaged in a Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of the Company;

(3)	to make a capital expenditure; or

(4)	to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business;
provided, that the application of any Net Proceeds from an Asset Sale that constitutes a Sale of Collateral or from a Casualty Event, in accordance with clauses (2) through (4) of this paragraph shall be used to purchase, acquire or improve assets that would constitute Collateral; and provided, further, that the requirements of clauses (2) through (4) of this paragraph shall be deemed to be satisfied if a binding agreement committing to make the acquisitions or expenditures referenced in such clauses is entered into by the Company or its Restricted Subsidiaries within 365 days after receipt of any Net Proceeds and such Net Proceeds are applied in accordance with such agreement; provided, however, that if the Net Proceeds to be applied pursuant to such agreement are not applied within 180 days of the date of such agreement, such Net Proceeds shall be considered Excess Proceeds.
     Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $15.0 million, within five days thereof, the Company will make an Asset Sale Offer to all holders of 2016 notes and all holders of other Parity Lien Debt containing provisions similar to those set forth in the 2016 notes Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of 2016 notes and such other Parity Lien Debt that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest to the date of purchase (or, in respect of such Parity Lien Debt, such lesser price, if only, as may be provided for by the terms of such Parity Lien Debt), and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the 2016 notes Indenture. If the aggregate principal amount of 2016 notes and other Parity Lien Debt tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the 2016 notes and such other Parity Lien Debt to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.
     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of 2016 notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the 2016 notes Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the 2016 notes Indenture by virtue of such compliance.
     The agreements governing the Company’s other Indebtedness contain, and future agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale and including repurchases of or other prepayments in respect of the 2016 notes. The exercise by the holders of 2016 notes of their right to require the Company to repurchase the 2016 notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on the Company. In the event a Change of Control or Asset Sale occurs at a time when the Company is prohibited from purchasing 2016 notes, the Company could seek the consent of its senior lenders to the purchase of 2016 notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain a consent or repay those borrowings, the Company will remain prohibited from purchasing 2016 notes. In that case, the Company’s failure to purchase tendered 2016 notes would constitute an Event of Default under the 2016 notes Indenture which could, in turn, constitute a default under the other indebtedness. Finally, the Company’s ability to pay cash to the holders of 2016 notes upon a repurchase may be limited by the Company’s then existing financial resources. See “Risk factors — We may be unable to purchase the 2016 notes upon a change of control.”
Selection and Notice
     If less than all of the 2016 notes are to be redeemed at any time, the trustee will select 2016 notes for redemption on a pro rata basis unless otherwise required by law or applicable stock exchange requirements.
     No 2016 notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of 2016 notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the 2016 notes or a satisfaction and discharge of the 2016 notes Indenture. Notices of redemption may not be conditional.
     If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of 2016 notes upon cancellation of the original note. 2016 notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on 2016 notes or portions of 2016 notes called for redemption.
Certain Covenants
Restricted Payments
     The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends, payments or distributions payable in Equity Interests (other than Disqualified Stock) of the Company and other than dividends or distributions payable to the Company or a Restricted Subsidiary of the Company);

(2)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company;

(3)	make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company or any Guarantor that is contractually subordinated to the 2016 notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof; or

(4)	make any Restricted Investment
(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:
(1)	no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2)	the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the heading “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(3)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries since the date of the 2016 notes Indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (6), (8), (9), (10) and (11), and excluding Restricted Payments attributable to proceeds of key-man life insurance, with respect to clause (5), of the next succeeding paragraph), is less than the sum, without duplication, of:
(a)	50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the 2016 notes Indenture to the end of the Company’s most recently ended fiscal quarter for which financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b)	100% of the aggregate net cash proceeds received by the Company since the date of the 2016 notes Indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company); plus

(c)	to the extent that any Restricted Investment that was made after the date of the 2016 notes Indenture is sold for cash or otherwise liquidated or repaid for cash, the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any); plus

(d)	to the extent that any Unrestricted Subsidiary of the Company designated as such after the date of the 2016 notes Indenture is redesignated as a Restricted Subsidiary after the date of the 2016 notes Indenture, the Fair Market Value of the Company’s Investment in such Subsidiary as of the date of such redesignation; plus

(e)	100% of any dividends received by the Company or a Wholly-Owned Restricted Subsidiary of the Company that is a Guarantor after the date of the 2016 notes Indenture from an Unrestricted Subsidiary of the Company, to the extent that such dividends were not otherwise included in the Consolidated Net Income of the Company for such period.
     With respect to (a) any payments made pursuant to clauses (2), (3), (4), (5) (other than with respect to cash proceeds of key-man life insurance policies) and (7) below, so long as no Default or Event of Default has occurred and is continuing or would be caused by such payments, and (b) any payments made pursuant to clauses (1), (5) (with the cash proceeds of key-man life insurance policies), (6), (8), (9), (10) and (11) below, regardless of whether any Default or Event of Default has occurred and is continuing or would be caused by such payment, the preceding provisions will not prohibit:
(1)	the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the 2016 notes Indenture;

(2)	the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Company; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

(3)	the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Company or any Guarantor that is contractually subordinated to the 2016 notes or to any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(4)	the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;

(5)	the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any current or former officer, director or employee of the Company or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement or otherwise approved by the Board of Directors; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests in any fiscal year may not exceed the sum of (i) $3.0 million and (ii) the cash proceeds of key-man life insurance policies received in such year by the Company and its Restricted Subsidiaries (it being understood, however, that unused amounts permitted to be paid pursuant to this proviso from any fiscal year are available to be carried over to the subsequent fiscal year); provided, further, that the aggregate amount spent pursuant to this clause (5) in any fiscal year in which unused amounts from a prior fiscal year have been carried forward may not exceed the sum of (x) $6.0 million and (y) the unused cash proceeds of such key-man life insurance policies;

(6)	the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

(7)	the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of common Disqualified

Stock of the Company or any Restricted Subsidiary of the Company issued on or after the date of the 2016 notes Indenture in accordance with the Fixed Charge Coverage Ratio test described below under the heading “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(8)	the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of preferred Disqualified Stock of the Company or any Restricted Subsidiary of the Company issued on or after the date of the 2016 notes Indenture in accordance with the Fixed Charge Coverage Ratio test described below under the heading “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(9)	Permitted Payments to Sponsor and payments made in connection with the Recapitalization Transactions;

(10)	cash payments in lieu of fractional shares issuable as dividends on Capital Stock of the Company or any of its Restricted Subsidiaries;

(11)	other Restricted Payments in an aggregate amount not to exceed $30.0 million since the date of the 2016 notes Indenture.
     The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.
Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock
     The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may incur Indebtedness (including Acquired Debt) or issue preferred stock, if, the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.
     The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)	the incurrence by the Company and any Guarantor of (i) Indebtedness and letters of credit under Credit Facilities (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) and (ii) Indebtedness under any receivables facility (such amounts outstanding under any such receivables facility not to exceed $125.0 million outstanding at any given time), collectively in an aggregate principal amount at any one time outstanding under this clause (1) not to exceed the sum of (i) the Borrowing Base and (ii) $75.0 million;

(2)	the incurrence by the Company or any of its Restricted Subsidiaries of Existing Indebtedness and Existing Disqualified Stock;

(3)	the incurrence by the Company and the Guarantors of Indebtedness represented by the 2016 notes and the related Note Guarantees to be issued on the date of the 2016 notes Indenture and additional 2016 notes, or other Parity Lien Debt, to be issued on a future date in exchange for 2012 notes;

(4)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations,

mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of the Company or any of its Restricted Subsidiaries (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) within 90 days of such purchase, design, construction, installation or improvement in an aggregate principal amount, including all Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed the greater of (a) $25.0 million and (b) 3.0% of Total Assets at any time outstanding;

(5)	the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the 2016 notes Indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), or (5) of this paragraph;

(6)	the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:
(a)	if the Company or any Guarantor is the obligor on such Indebtedness and the payee is not the Company or a Guarantor, such Indebtedness must be expressly subordinated, upon an Event of Default, to the prior payment in full in cash of all Obligations then due with respect to the 2016 notes, in the case of the Company, or the Note Guarantee, in the case of a Guarantor; and

(b)	(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company, will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);
(7)	the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:
(a)	any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Company or a Restricted Subsidiary of the Company; and

(b)	any sale or other transfer of any such preferred stock to a Person that is not either the Company or a Restricted Subsidiary of the Company,
will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8)	the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

(9)	the guarantee by the Company or any of the Guarantors of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the 2016 notes, then the guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(10)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, trade letters of credit, performance and surety bonds in the ordinary course of business;

(11)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

(12)	Indebtedness arising from any agreement entered into by the Company or any of its Restricted Subsidiaries providing for indemnification, purchase price adjustment, holdback, contingency payment obligations based on the performance of the acquired or disposed assets or similar obligations (other than Guarantees of Indebtedness) incurred by any Person in connection with the acquisition or disposition of assets permitted by the 2016 notes Indenture;

(13)	the incurrence by the Company or any of its Restricted Subsidiaries of Acquired Debt of Restricted Subsidiaries acquired or assumed by the Company or another Restricted Subsidiary of the Company, or resulting from the merger or consolidation of one or more Persons into or with one or more Restricted Subsidiaries of the Company; provided that (a) such Acquired Debt is not incurred in contemplation of the respective acquisition, merger or consolidation, and (b) after giving effect to any Acquired Debt acquired or assumed pursuant to this clause (13),
(a)	the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” covenant; or

(b)	the Company’s Fixed Charge Coverage Ratio at the time of such acquisition or merger, after giving pro forma effect to such acquisition or merger, would be greater than the Company’s actual Fixed Charge Coverage Ratio immediately prior to such acquisition or merger;
(14)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness incurred for the sole purpose of financing the payment of insurance premiums in the ordinary course of business;

(15)	the incurrence by the Company of Disqualified Capital Stock issued to any officer, director or employee of the Company or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholder’s agreement or similar agreement, or otherwise approved by the Board of Directors; and

(16)	the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (16), not to exceed $50.0 million.
     The Company will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Company or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the 2016 notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.
     For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (16) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which 2016 notes are first issued and authenticated under the 2016 notes Indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of the Company as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.
     The amount of any Indebtedness outstanding as of any date will be:
(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)	the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:
(a)	the Fair Market Value of such assets at the date of determination; and

(b)	the amount of the Indebtedness of the other Person.
Liens
     The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens.
Dividend and Other Payment Restrictions Affecting Subsidiaries
     The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:
(1)	pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2)	make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3)	sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries (including for purposes of this clause (3) distributions of property as dividends on capital stock).
     However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:
(1)	agreements governing Existing Indebtedness, any Credit Facility, including the Credit Agreement, and any other agreements as in effect on the date of the 2016 notes Indenture, and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the 2016 notes Indenture;

(2)	the 2016 notes Indenture, the 2016 notes, the Note Guarantees and the security documents;

(3)	applicable law, rule, regulation or order;

(4)	any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the 2016 notes Indenture to be incurred;

(5)	customary non-assignment provisions in contracts, leases and licenses entered into in the ordinary course of business;

(6)	purchase money obligations for property or equipment acquired for use in the business of the Company or any of its Restricted Subsidiaries and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(7)	any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(8)	Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9)	Liens permitted to be incurred under the provisions of the covenant described above under the heading “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10)	provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of the Company’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements; and

(11)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.
Merger, Consolidation or Sale of Assets
     The Company will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:
(1)	either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2)	the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Company under the 2016 notes, the 2016 notes Indenture, and the security documents pursuant to agreements reasonably satisfactory to the trustee;

(3)	immediately after such transaction, no Default or Event of Default exists; and

(4)	the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four full fiscal quarter period:

(a)	be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the heading “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” or

(b)	have a Fixed Charge Coverage Ratio that is greater than the actual Fixed Charge Coverage Ratio of the Company immediately prior to such transaction.
     In addition, the Company will not, directly or indirectly, lease all or substantially all of its and its Restricted Subsidiaries, taken as a whole, properties or assets, in one or more related transactions, to any other Person.
     This “Merger, Consolidation or Sale of Assets” covenant will not apply to:
(1)	a merger of the Company with an Affiliate solely for the purpose of reincorporating the Company in another jurisdiction; or

(2)	any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Company and its Restricted Subsidiaries.
Transactions with Affiliates
     The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction"), unless:
(1)	the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(2)	the Company delivers to the trustee:
(a)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $7.5 million, a resolution of the Board of Directors of the Company set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members, if any, of the Board of Directors of the Company; and

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, an opinion as to the fairness to the Company or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.
     The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:
(1)	any employment agreement, employee benefit plan, officer, employee or director indemnification agreement or any similar arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2)	transactions between or among the Company and/or its Restricted Subsidiaries;

(3)	transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4)	payment of reasonable directors’ fees to Persons who are not otherwise Affiliates of the Company;

(5)	any issuance of Equity Interests (other than Disqualified Stock) of the Company to Affiliates of the Company;

(6)	Restricted Payments that do not violate the provisions of the 2016 notes Indenture described above under the heading “—Restricted Payments;”

(7)	Permitted Payments to Sponsor;

(8)	loans or advances to employees in the ordinary course of business not to exceed $3.0 million in the aggregate at any one time outstanding;

(9)	payments of cash bonuses to officers and employees approved by the Board of Directors; and

(10)	consummation of the Recapitalization Transactions and payments made in connection therewith.
Business Activities
     The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.
Additional Note Guarantees
     If the Company or any of its Restricted Subsidiaries acquires or creates another Domestic Restricted Subsidiary after the date of the 2016 notes Indenture, then that newly acquired or created Domestic Restricted Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 30 business days of the date on which it was acquired or created; provided that any Domestic Restricted Subsidiary that constitutes an Immaterial Subsidiary need not become a Guarantor until such time as it ceases to be an Immaterial Subsidiary.
Designation of Restricted and Unrestricted Subsidiaries
     The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the heading “—Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.
     Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the heading “—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the 2016 notes Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the heading “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” the Company will be in default of such covenant. The Board of Directors of the Company may at any time, redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company if that redesignation would not cause a Default; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the heading “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.
Limitation on Issuances and Sales of Equity Interests in Wholly-Owned Subsidiaries
     The Company will not, and will not permit any of its Restricted Subsidiaries to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Wholly-Owned Restricted Subsidiary of the Company to any Person (other than the Company or a Wholly-Owned Subsidiary of the Company), unless:
(1)	such transfer, conveyance, sale, lease or other disposition is of all the Equity Interests in such Wholly-Owned Restricted Subsidiary; and

(2)	the Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the heading “—Repurchase at the Option of Holders— Asset Sales.”
     In addition, the Company will not permit any Wholly-Owned Restricted Subsidiary of the Company to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors’ qualifying shares) to any Person other than to the Company or a Wholly-Owned Restricted Subsidiary of the Company.
Limitation on Issuances of Guarantees of Indebtedness
     The Company will not permit any of its Restricted Subsidiaries which is not a Guarantor, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any other Indebtedness of the Company unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for the Guarantee of the payment of the 2016 notes by such Restricted Subsidiary, which Guarantee will be senior to or pari passu with such Restricted Subsidiary’s Guarantee of or pledge to secure such other Indebtedness.
     The Note Guarantee of a Guarantor will automatically and unconditionally be released:
(1)	in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate the “Asset Sale” provisions of the 2016 notes Indenture;

(2)	in connection with any sale or other disposition of all of the Capital Stock of that Guarantor (or that Guarantor’s direct or indirect parent) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate the “Asset Sale” provisions of the 2016 notes Indenture;

(3)	if the Company designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the 2016 notes Indenture; or

(4)	upon legal defeasance or satisfaction and discharge of the 2016 notes Indenture as provided below under the headings “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge.”
     The form of the Note Guarantee is attached as an exhibit to the 2016 notes Indenture.
Payments for Consent
     The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of 2016 notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the 2016 notes Indenture or the 2016 notes unless such consideration is offered to be paid and is paid to all holders of the 2016 notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports
     Whether or not required by the rules and regulations of the SEC, so long as any 2016 notes are outstanding, the Company will furnish to the holders of 2016 notes or cause the trustee to furnish to the holders of 2016 notes, within the time periods specified in the SEC’s rules and regulations applicable to filers other than large accelerated filers and accelerated filers (as such terms are used in Rule 12b-2 under the Exchange Act):
(1)	all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Company were required to file such reports; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.
     The availability of the foregoing materials on either the SEC’s EDGAR database service or on the Company’s website shall be deemed to satisfy the Company’s delivery obligation to deliver such reports.
     All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on the Company’s consolidated financial statements by the Company’s certified independent accountants. In addition, the Company will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports for filers other than large accelerated filers and accelerated filers (as such terms are used in Rule 12b-2 under the Exchange Act) (unless the SEC will not accept such a filing) and will post the reports on its website within those time periods.
     If at any time the Company is no longer subject to the periodic reporting requirements of the Exchange Act and the rules and regulations promulgated thereunder for any reason, the Company will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. The Company will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Company’s filings for any reason, the Company will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if the Company were required to file those reports with the SEC.
     If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s discussion and analysis of financial condition and results of operations,” of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.
     In addition, the Company and the Guarantors agree that, for so long as any 2016 notes remain outstanding, if at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the holders of 2016 notes and prospective investors, upon the request of such holders, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
Events of Default and Remedies
     Each of the following is an “Event of Default”:
(1)	default for 30 days in the payment when due of interest on the 2016 notes;

(2)	default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the 2016 notes;

(3)	failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the headings “—Repurchase at the Option of Holders—Change of Control” or “—Certain Covenants—Merger, Consolidation or Sale of Assets;”

(4)	failure by the Company or any of its Restricted Subsidiaries for 60 days after notice to the Company by the trustee or the holders of at least 25% in aggregate principal amount of the 2016 notes then outstanding voting as a single class to comply with any of the other agreements in the 2016 notes Indenture or any of the security documents;

(5)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of the 2016 notes Indenture, if that default:
(a)	is caused by a failure to pay the principal of such Indebtedness at the final Stated Maturity of such Indebtedness (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more;

(6)	failure by the Company or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $20.0 million (net of any amount covered by insurance of a reputable and creditworthy insurer that has not contested coverage or reserved rights with respect to the underlying claim), which judgments are not paid, discharged or stayed for a period of 60 days;

(7)	the occurrence of any of the following:
(a)	except as permitted by the 2016 notes Indenture, any security document ceases for any reason to be fully enforceable; provided, that it will not be an Event of Default under this clause (7)(a) if the sole result of the failure of one or more security documents to be fully enforceable is that any Parity Lien purported to be granted under such security documents on Collateral, individually or in the aggregate, having an estimated good faith value of not more than $10.0 million ceases to be an enforceable and perfected Lien, subject as to priority only to Permitted Prior Liens;

(b)	any Parity Lien purported to be granted under any security document on Collateral, individually or in the aggregate, having an estimated good faith value in excess of $10.0 million ceases to be an enforceable and perfected Lien, subject as to priority only to Permitted Prior Liens; or

(c)	the Company or any other Pledgor, or any Person acting on behalf of any of them, denies or disaffirms, in writing, any obligation of the Company or any other Pledgor set forth in or arising under any security document.
(8)	except as permitted by the 2016 notes Indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee; and

(9)	certain events of bankruptcy or insolvency described in the 2016 notes Indenture with respect to the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

     In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, all outstanding 2016 notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding 2016 notes may declare all the 2016 notes to be due and payable immediately.
     Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding 2016 notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the 2016 notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium, if any.
     Subject to the provisions of the 2016 notes Indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the 2016 notes Indenture at the request or direction of any holders of 2016 notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal or premium, if any, when due, no holder of a note may pursue any remedy with respect to the 2016 notes Indenture or the 2016 notes unless:
(1)	such holder has previously given the trustee notice that an Event of Default is continuing;

(2)	holders of at least 25% in aggregate principal amount of the then outstanding 2016 notes have requested the trustee to pursue the remedy;

(3)	such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

(4)	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)	holders of a majority in aggregate principal amount of the then outstanding 2016 notes have not given the trustee a direction inconsistent with such request within such 60-day period.
     The holders of a majority in aggregate principal amount of the then outstanding 2016 notes by notice to the trustee may, on behalf of the holders of all of the 2016 notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the 2016 notes Indenture except a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the 2016 notes.
     The Company is required to deliver to the trustee annually a statement regarding compliance with the 2016 notes Indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the trustee a statement specifying such Default or Event of Default.
No Personal Liability of Directors, Officers, Employees and Stockholders
     No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the 2016 notes, the 2016 notes Indenture, the Note Guarantees, and the Note Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of 2016 notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the 2016 notes. The waiver will not be effective to waive liabilities under the federal securities laws.
Legal Defeasance and Covenant Defeasance
     The Company may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officers’ certificate, elect to have all of its obligations discharged with respect to the outstanding 2016 notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1)	the rights of holders of outstanding 2016 notes to receive payments in respect of the principal of, or interest or premium, if any, on, such 2016 notes when such payments are due from the trust referred to below;

(2)	the Company’s obligations with respect to the 2016 notes concerning issuing temporary 2016 notes, registration of the transfer or exchange of 2016 notes, mutilated, destroyed, lost or stolen 2016 notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee, and the Company’s and the Guarantors’ obligations in connection therewith; and

(4)	the Legal Defeasance and Covenant Defeasance provisions of the 2016 notes Indenture.
     In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants under the 2016 notes Indenture (including, without limitation, its obligation to make Change of Control Offers and Asset Sale Offers) that are described above under the heading “—Certain Covenants” in the 2016 notes Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the 2016 notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the 2016 notes.
     In order to exercise either Legal Defeasance or Covenant Defeasance:
(1)	the Company must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the 2016 notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium, if any, on, the outstanding 2016 notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Company must specify whether the 2016 notes are being defeased to such stated date for payment or to a particular redemption date;

(2)	in the case of Legal Defeasance, the Company must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the 2016 notes Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding 2016 notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Company must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding 2016 notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the granting of Liens in connection therewith) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the 2016 notes Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6)	the Company must deliver to the trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the holders of 2016 notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others; and

(7)	the Company must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.
     The Collateral will be released from the Lien securing the 2016 notes, as provided under the heading “—Collateral Trust Agreement— Release of Liens in Respect of 2016 Notes,” upon a Legal Defeasance or Covenant Defeasance in accordance with the provisions described above.
Amendment, Supplement and Waiver
     Except as provided in the next three succeeding paragraphs, the 2016 notes Indenture or the 2016 notes or the Note Guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the 2016 notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, 2016 notes), and any existing Default or Event of Default or compliance with any provision of the 2016 notes Indenture or the 2016 notes or the Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding 2016 notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, 2016 notes).
     Without the consent of each holder of 2016 notes affected, an amendment, supplement or waiver may not (with respect to any 2016 notes held by a non-consenting holder):
(1)	reduce the principal amount of 2016 notes whose holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any note or reduce the premium payable upon redemption of any note or change the time at which any note may be redeemed (other than provisions relating to the covenants described above under the heading “—Repurchase at the Option of Holders”);

(3)	reduce the rate of or change the time for payment of interest, including default interest, on any note;

(4)	waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on, the 2016 notes (except a rescission of acceleration of the 2016 notes by the holders of at least a majority in aggregate principal amount of the then outstanding 2016 notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any note payable in money other than that stated in the 2016 notes;

(6)	make any change in the provisions of the 2016 notes Indenture relating to waivers of past Defaults, Events of Default or the rights of holders of 2016 notes to receive payments of principal of, or interest or premium, if any, on, the 2016 notes;

(7)	waive a redemption payment payable with respect to any note (other than a payment required by one of the covenants described above under the heading “—Repurchase at the Option of Holders”);

(8)	release any Guarantor from any of its obligations under its Note Guarantee or the 2016 notes Indenture, except in accordance with the terms of the 2016 notes Indenture; or

(9)	make any change in the preceding amendment and waiver provisions.
     In addition, any amendment to, or waiver of, the provisions of the 2016 notes Indenture or any security document that has the effect of releasing all or substantially all of the Collateral from the Liens securing the 2016 notes will require the consent of the holders of at least 66 2/3% in aggregate principal amount of the 2016 notes then outstanding.

     Notwithstanding the preceding, without the consent of any holder of 2016 notes, the Company, the Guarantors and the trustee may amend or supplement the 2016 notes Indenture, the 2016 notes or the Note Guarantees:
(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated 2016 notes in addition to or in place of certificated 2016 notes;

(3)	to provide for the assumption of the Company’s or a Guarantor’s obligations to holders of 2016 notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Guarantor’s assets, as applicable;

(4)	to make any change that would provide any additional rights or benefits to the holders of 2016 notes or that does not adversely affect the legal rights under the 2016 notes Indenture of any such holder;

(5)	to comply with requirements of the SEC in order to effect or maintain the qualification of the 2016 notes Indenture under the Trust Indenture Act, if applicable;

(6)	to conform the text of the 2016 notes Indenture, the Note Guarantees, the security documents or the 2016 notes to any provision of this Description of 2016 notes to the extent that such provision in this Description of 2016 notes was intended to be a verbatim recitation of a provision of the 2016 notes Indenture, the Note Guarantees, the security documents or the 2016 notes;

(7)	to provide for the issuance of additional 2016 notes in accordance with the limitations set forth in the 2016 notes Indenture as of the date of the 2016 notes Indenture; or

(8)	to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the 2016 notes, to add additional Guarantors or release Guarantors from Note Guarantees, each in accordance with the terms of the 2016 notes Indenture; or

(9)	to make, complete or confirm any grant of Collateral permitted or required by the 2016 notes Indenture or any of the security documents or any release of Collateral that becomes effective as set forth in the 2016 notes Indenture or any of the security documents.
Satisfaction and Discharge
     The 2016 notes Indenture will be discharged and will cease to be of further effect as to all 2016 notes issued thereunder, when:
(1)	either:
(a)	all 2016 notes that have been authenticated, except lost, stolen or destroyed 2016 notes that have been replaced or paid and 2016 notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the trustee for cancellation; or

(b)	all 2016 notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the 2016 notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2)	no Default or Event of Default has occurred and is continuing on the date of the deposit as a result of the Company’s failure to comply with the provisions described under the heading “—Repurchase at the Option of Holders— Change of Control” and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(3)	the Company or any Guarantor has paid or caused to be paid all sums payable by it under the 2016 notes Indenture; and

(4)	the Company has delivered irrevocable instructions to the trustee under the 2016 notes Indenture to apply the deposited money toward the payment of the 2016 notes at maturity or on the redemption date, as the case may be.
     In addition, the Company must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.
     The Collateral will be released from the Lien securing the 2016 notes, as provided under the heading “—Collateral Trust Agreement— Release of Liens in Respect of 2016 notes,” upon a satisfaction and discharge in accordance with the provisions described above.
Concerning the Trustee
     If the trustee becomes a creditor of the Company or any Guarantor, the 2016 notes Indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the 2016 notes Indenture has been qualified under the Trust Indenture Act) or resign.
     The holders of a majority in aggregate principal amount of the then outstanding 2016 notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The 2016 notes Indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the 2016 notes Indenture at the request of any holder of 2016 notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.
Additional Information
     Anyone who receives this Memorandum may obtain a copy of the 2016 notes Indenture, Collateral Trust Agreement and security documents without charge by writing to Builders FirstSource, Inc., 2001 Bryan Street, Suite 1600, Dallas, Texas, 75201, Attention: General Counsel.
Certain Definitions
     Set forth below are certain defined terms used in the 2016 notes Indenture. Reference is made to the 2016 notes Indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.
“Acquired Debt” means, with respect to any specified Person:
(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Act of Required Debtholders” means, as to any matter at any time:
(1)	prior to the Discharge of Priority Lien Obligations, a direction in writing delivered to the collateral trustee by or with the written consent of the holders of more than 50% of the sum of:
(a)	the aggregate outstanding principal amount of Priority Lien Debt (including outstanding letters of credit whether or not then available or drawn); and

(b)	other than in connection with the exercise of remedies, the aggregate unfunded commitments to extend credit which, when funded, would constitute Priority Lien Debt; and
(2)	at any time after the Discharge of Priority Lien Obligations, a direction in writing delivered to the collateral trustee by or with the written consent of the holders of Parity Debt representing the Required Parity Lien Debtholders.
For purposes of this definition, (a) Secured Debt registered in the name of, or beneficially owned by, the Company or any Affiliate of the Company will be deemed not to be outstanding, and (b) votes will be determined in accordance with the provisions described above under the heading “—Collateral Trust Agreement— Voting.”
“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.
“Asset Sale” means:
(1)	the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the 2016 notes Indenture described above under the heading “—Repurchase at the Option of Holders— Change of Control” and/or the provisions described above under the heading “—Certain Covenants— Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2)	the issuance of Equity Interests in any of the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.
Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:
(1)	any single transaction or series of related transactions that involves assets having an estimated good faith value of, or in the case of a lease, aggregate lease payments of, less than $3.0 million;

(2)	a transfer of assets between or among the Company and its Restricted Subsidiaries;

(3)	an issuance of Equity Interests by a Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company;

(4)	the sale or lease of products, services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;

(5)	the sale or other disposition of cash or Cash Equivalents;

(6)	a Restricted Payment that does not violate the covenant described above under the heading “—Certain Covenants— Restricted Payments” or a Permitted Investment;

(7)	the sale or transfer of (or the sale or transfer of interests in) the Company’s or any of its Restricted Subsidiaries’ accounts receivable and related assets pursuant to a receivables facility in a transaction permitted under the terms of the 2016 notes Indenture; and

(8)	the deemed sale, transfer or sale-leaseback of the Company’s facility located in Port St. Lucie, Florida, in connection with the construction and subsequent lease of such facility.
“Asset Sale Offer” has the meaning assigned to that term in the 2016 notes Indenture governing the 2016 notes.
“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”
“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.
“Board of Directors” means:
(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.
“Borrowing Base” means the sum of: (1) 80% of the book value of accounts receivable, and (2) 65% of the book value of inventory, in each case of the Company and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP as of the end of the Company’s most recently ended fiscal quarter for which financial statements are available; provided, however, that, in calculating the foregoing, the Borrowing Base as of the end of such most recently ended fiscal quarter shall include accounts receivable and inventory acquired by the Company or its Restricted Subsidiaries in connection with an acquisition (whether structured as a purchase of equity, a purchase of all or substantially all of the assets of an entity, a merger, or otherwise) completed after the end of such fiscal quarter.
“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:
(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.
“Cash Equivalents” means:
(1)	United States dollars;

(2)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(3)	certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within six months after the date of acquisition; and

(6)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.
“Casualty Event” means any taking under power of eminent domain or similar proceeding and any insured loss, in each case relating to property or other assets that constituted Collateral and resulting in Net Proceeds of at least $1.0 million.
“Change of Control” means the occurrence of any of the following:
(1)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act) other than a Principal or a Related Party of a Principal;

(2)	the adoption of a plan relating to the liquidation or dissolution of the Company;

(3)	the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above), other than the Principal and their Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares; or

(4)	during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election to such Board of Directors or whose nomination for election was approved by a vote of a majority of the members of the Board of Directors of the Company, which members comprising such majority are then still in office and were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company, as applicable.
“Change of Control Offer” has the meaning assigned to that term in the 2016 notes Indenture governing the 2016 notes.
“Class” means (1) in the case of Parity Lien Debt, every Series of Parity Lien Debt, taken together, and (2) in the case of Priority Lien Debt, every Series of Priority Lien Debt, taken together.
“Collateral” means all properties and assets at any time owned or acquired by the Company or any of the other Pledgors, except:
(1)	Excluded Assets;

(2)	any properties and assets in which the collateral trustee is required to release its Liens pursuant to the provisions described above under the heading “—Collateral Trust Agreement— Release of Liens on Collateral;” and

(3)	any properties and assets that no longer secure the 2016 notes or any Obligations in respect thereof pursuant to the provisions described above under the heading “—Collateral Trust Agreement— Release of Liens in Respect of 2016 notes,”
“Collateral Trust Agreement” means the Collateral Trust Agreement, dated as of February 11, 2005, as cured and reformed by the Confirmation of Reformation of the Collateral Trust Agreement dated as of December 14, 2007, and effective as of February 11, 2005, by and among Builders FirstSource, Inc., the other Pledgors from time to time party thereto, UBS AG, Stamford Branch, as Administrative Agent under the Credit Agreement, Wilmington Trust Company, as trustee under the indenture governing the Second Priority Senior Secured Floating Rate Notes due 2012 of Builders FirstSource, Inc., UBS AG, Stamford Branch, as Priority Collateral Trustee, and UBS AG, Stamford Branch, as Parity Collateral Trustee, as the same may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.
“collateral trustee” means each of Wachovia Bank, National Association, in its capacity as collateral trustee for the benefit of the holders of the Priority Lien Obligations, and the collateral trustee for the holders of the Parity Lien Obligations, unless the context specifies only one of the foregoing capacities, together with successors in such capacities.
“Common Collateral” means Collateral that secures each Series of Secured Debt of the same Class.
“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:
(1)	an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2)	provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3)	the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4)	all non-recurring gains and losses and all restructuring charges; plus

(5)	depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(6)	non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business;
in each case, on a consolidated basis and determined in accordance with GAAP.
“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:
(1)	the Net Income (or loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2)	the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3)	the cumulative effect of a change in accounting principles will be excluded;

(4)	the fees, costs, and expenses paid or payable during such period in cash by the Company or any of its Subsidiaries in connection with the Recapitalization Transactions will be excluded;

(5)	the non-cash interest expense in respect of Attributable Debt related to the deemed sale, transfer or sale-leaseback of the Company’s facility located in Port St. Lucie, Florida, in connection with the construction and subsequent lease of such facility will be excluded; and

(6)	notwithstanding clause (1) above, the Net Income of any Unrestricted Subsidiary will be excluded, whether or not distributed to the specified Person or one of its Subsidiaries.
“Credit Agreement” means that certain Loan and Security Agreement, dated December 14, 2007, as amended by Amendment No. 1 dated March 3, 2008, among Builders FirstSource, Inc., the Borrowers party thereto, the Guarantors party thereto, the Lenders party thereto, Wachovia Bank, National Association, as Administrative Agent and Collateral Trustee, UBS Securities LLC, as Syndication Agent, General Electric Capital Corporation, as Documentation Agent, and Wachovia Capital Markets, LLC and UBS Securities LLC, as Joint Lead Bookrunners, including any related notes, Guarantees, collateral documents, instruments, and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time, whether in one or more agreements.
“Credit Agreement Agent” means, at any time, the Person serving at such time as the “Agent” or “Administrative Agent” under the Credit Agreement or any other representative then most recently designated in accordance with the applicable provisions of the Credit Agreement, together with its successors in such capacity.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case, with banks or other lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time, whether in one or more agreements.
“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
“Discharge of Priority Lien Obligations” means the occurrence of all of the following:
(1)	termination or expiration of all commitments to extend credit that would constitute Priority Lien Debt;

(2)	payment in full in cash of the principal of and interest and premium (if any) on all Priority Lien Debt (other than any undrawn letters of credit);

(3)	discharge, cash collateralization (at the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of liens under the terms of the applicable Priority Lien Document) or collateralization with a letter of credit in form and substance, and from a financial institution, satisfactory to the respective Priority Lien Representatives (such letter of credit to have a face amount equal to the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Priority Lien Document) of all outstanding letters of credit constituting Priority Lien Debt; and

(4)	payment in full in cash of all other Priority Lien Obligations that are outstanding and unpaid at the time the Priority Lien Debt is paid in full in cash (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at such time).
“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the 2016 notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the heading “—Certain Covenants— Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the 2016 notes Indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.
“Domestic Restricted Subsidiary” means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of the Company.
“equally and ratably” means, in reference to sharing of Liens or proceeds thereof as between holders of Secured Obligations within the same Class, that such Liens or proceeds:

(1)	will be allocated and distributed first to the Secured Debt Representative for each outstanding Series of Secured Debt within that Class, for the account of the holders of such Series of Secured Debt, ratably in proportion to the principal of, and interest and premium (if any), reimbursement obligations (contingent or otherwise) with respect to letters of credit, if any, outstanding (whether or not drawings have been made under such letters of credit) and Hedging Obligations on each outstanding Series of Secured Debt within that Class when the allocation or distribution is made, and thereafter

(2)	will be allocated and distributed (if any remain after payment in full of all of the principal of, and interest and premium (if any) and reimbursement obligations (contingent or otherwise) with respect to letters of credit, if any, outstanding (whether or not drawings have been made on such letters of credit) on all outstanding Secured Obligations within that Class) to the Secured Debt Representative for each outstanding Series of Secured Obligations within that Class, for the account of the holders of any remaining Secured Obligations within that Class, ratably in proportion to the aggregate unpaid amount of such remaining Secured Obligations within that Class due and demanded (with written notice to the applicable Secured Debt Representative and the collateral trustee) prior to the date such distribution is made.
“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
“Equity Offering” means an offer and sale of Capital Stock (other than Disqualified Stock) of the Company.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Assets” means each of the following:
(1)	any lease, license, contract, property right or agreement to which the Company or any other Pledgor is a party or any of its rights or interests thereunder if and only for so long as the grant of a Lien under the security documents will constitute or result in a breach, termination or default under any such lease, license, contract, property right or agreement or would result in a violation of applicable law (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code of any relevant jurisdiction or any other applicable law or principles of equity); provided that such lease, license, contract, property right or agreement will be an Excluded Asset only to the extent and for so long as the consequences specified above will result and will cease to be an Excluded Asset and will become subject to the Lien granted under the security documents, immediately and automatically, at such time as such consequences will no longer result;

(2)	real property owned by the Company or any other Pledgor that has a Fair Market Value not exceeding $3.0 million, determined on the date of the 2016 notes Indenture or the date such property is acquired, as applicable, or any real property subject to an existing mortgage or leased by the Company or any other Pledgor;

(3)	all “securities” of any of the Company’s “affiliates” (as the terms “securities” and “affiliates” are used in Rule 3-16 of Regulation S-X under the Securities Act);

(4)	any other property or asset in which a Lien cannot be perfected by the filing of a financing statement under the Uniform Commercial Code of the relevant jurisdiction, so long as the estimated good faith market value of such property and asset does not exceed $1.0 million individually or $10.0 million in the aggregate for all property and assets excluded under this clause (4);

(5)	equipment that is subject to a Lien securing a purchase money obligation or Capital Lease Obligation incurred in accordance with the provisions under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” if the contract or other agreement in which such Lien is granted (or the documentation providing for such purchase money obligation or Capital Lease Obligation) validly prohibits the creation of any other Lien on such equipment;

(6)	Equity Interests of a Subsidiary that is organized under the laws of a jurisdiction other than the United States or any state thereof or the District of Columbia constituting 34% of the total voting power of all outstanding voting stock of such Subsidiary, provided that any such Equity Interests constituting “stock entitled to vote” within the meaning of Treasury Regulation Section 1.956 2(c)(2) shall be treated as voting stock for purposes of this paragraph; and

(7)	deposit accounts with, in the aggregate, up to $10.0 million in cash and Cash Equivalents.
“Existing Disqualified Stock” means any Disqualified Stock in existence on the date of the 2016 notes Indenture.
“Existing Indebtedness” means Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the 2016 notes Indenture, until such amounts are repaid.
“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company (unless otherwise provided in the 2016 notes Indenture).
“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings and issuances of letters of credit) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.
In addition, for purposes of calculating the Fixed Charge Coverage Ratio:
(1)	acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (in accordance with Regulation S-X under the Securities Act) as if they had occurred on the first day of the four-quarter reference period;

(2)	the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3)	the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4)	any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5)	any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6)	if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:
(1)	the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates, excluding the amortization of deferred financing costs; plus

(2)	the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)	any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4)	the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP.
“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the 2016 notes Indenture.
“Government Securities” means securities that are:
(1)	direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(2)	obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the Company thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.
“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means each of:
(1)	Builders FirstSource—Northeast Group, LLC; Builders FirstSource—Texas GenPar, LLC; Builders FirstSource—MBS, LLC; Builders FirstSource—Texas Group, L.P.; BFS Texas, LLC; Builders FirstSource—South Texas, L.P.; Builders FirstSource—Texas Installed Sales, L.P.; BFS IP, LLC; Builders FirstSource—Intellectual Property, L.P.; Builders FirstSource Holdings, Inc.; Builders FirstSource—Dallas, LLC; Builders FirstSource—Florida, LLC; Builders FirstSource—Florida Design Center, LLC; Builders FirstSource—Ohio Valley, LLC; BFS, LLC; Builders FirstSource—Atlantic Group, LLC; Builders FirstSource—Southeast Group, LLC; CCWP, Inc.; Builders FirstSource—Raleigh, LLC; Builders FirstSource—Colorado Group, LLC; Builders FirstSource—Colorado, LLC; and

(2)	any other Subsidiary of the Company that executes a Note Guarantee in accordance with the provisions of the 2016 notes Indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the 2016 notes Indenture.
“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:
(1)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)	other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices, in each case, in reasonable relation to the business of the Company and the Restricted Subsidiaries, and not for speculative purposes.
“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary whose total assets, as of that date, are less than $500,000 and whose total revenues for the most recent twelve-month period do not exceed $500,000; provided that a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any Indebtedness of the Company.
“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:
(1)	in respect of borrowed money;

(2)	evidenced by bonds, 2016 notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of banker’s acceptances and letters of credit;

(4)	representing Capital Lease Obligations;

(5)	representing the balance deferred and unpaid of the purchase price of any property or services due more than twelve months after such property is acquired or such services are completed; or

(6)	representing any Hedging Obligations,
if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

“insolvency or liquidation proceeding” means:
(1)	any case commenced by or against the Company or any other Pledgor under Title 11, U.S. Code or any similar federal or state law for the relief of debtors, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Company or any other Pledgor, any receivership or assignment for the benefit of creditors relating to the Company or any other Pledgor or any similar case or proceeding relative to the Company or any other Pledgor or its creditors, as such, in each case whether or not voluntary;

(2)	any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Company or any other Pledgor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(3)	any other proceeding of any type or nature in which substantially all claims of creditors of the Company or any other Pledgor are determined and any payment or distribution is or may be made on account of such claims.
“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Company’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the heading “—Certain Covenants—Restricted Payments.” The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the heading “—Certain Covenants—Restricted Payments.” Except as otherwise provided in the 2016 notes Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.
“LIBOR Rate” means, for each quarterly period during which any floating rate second priority note is outstanding subsequent to the initial quarterly period, the rate determined by the Company (notice of such rate to be sent to the trustee by the Company on the date of determination thereof) equal to the applicable British Bankers’ Association LIBOR rate for deposits in U.S. dollars for a period of three months as reported by any generally recognized financial information service as of 11:00 a.m. (London time) two business days prior to the first day of such quarterly period; provided that, if no such British Bankers’ Association LIBOR rate is available to the Company, the LIBOR Rate for the relevant quarterly period shall instead be the rate at which UBS Securities LLC or one of its affiliate banks offers to place deposits in U.S. dollars with first-class banks in the London interbank market for a period of three months at approximately 11:00 a.m. (London time) two business days prior to the first day of such quarterly period, in amounts equal to $1.0 million.
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Lien Sharing and Priority Confirmation” means:
(1)	as to any Series of Parity Lien Debt, the written agreement of the holders of such Series of Parity Lien Debt or their representative, as set forth in the 2016 notes Indenture, credit agreement or other agreement governing such Series of Parity Lien Debt, for the enforceable benefit of all holders of each existing and future Series of Priority Lien Debt, each existing and future Priority Lien Representative and each existing and future holder of Permitted Prior Liens:
(a)	that all Parity Lien Obligations will be and are secured equally and ratably by all Parity Liens at any time granted by the Company or any other Pledgor to secure any Obligations in respect of such Series of Parity Lien Debt, upon property constituting Common Collateral for such Series of Parity Lien Debt and each existing and future Series of Parity Lien Debt, and that all such Parity Liens will be enforceable by the collateral trustee for the benefit of all holders of Parity Lien Obligations equally and ratably;

(b)	that the holders of Obligations in respect of such Series of Parity Lien Debt are bound by the provisions of the Collateral Trust Agreement, including the provisions relating to the ranking of Parity Liens and the order of application of proceeds from the enforcement of Parity Liens; and

(c)	consenting to and directing the collateral trustee to perform its obligations under the Collateral Trust Agreement and the security documents; and
(2)	as to any Series of Priority Lien Debt, the written agreement of the holders of such Series of Priority Lien Debt or their representative, as set forth in the credit agreement or other agreement governing such Series of Priority Lien Debt, for the enforceable benefit of all holders of each existing and future Series of Parity Lien Debt, each existing and future Parity Lien Representative and each existing and future holder of Permitted Prior Liens:
(a)	that all Priority Lien Obligations will be and are secured equally and ratably by all Priority Liens at any time granted by the Company or any other Pledgor to secure any Obligations in respect of such Series of Priority Lien Debt, upon property constituting Common Collateral for such Series of Priority Lien Debt and each existing and future Series of Priority Lien Debt, and that all Priority Liens with respect to such Priority Lien Debt will be enforceable by the collateral trustee for the benefit of all holders of Priority Lien Obligations;

(b)	that the holders of Obligations in respect of such Series of Priority Lien Debt are bound by the provisions of the Collateral Trust Agreement, including the provisions relating to the ranking of Priority Liens and the order of application of proceeds from enforcement of Priority Liens; and

(c)	consenting to and directing the collateral trustee to perform its obligations under the Collateral Trust Agreement and the security documents.
“Moody’s” means Moody’s Investors Service, Inc.
“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:
(1)	any gain (loss), together with any related provision for taxes on such gain (loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2)	any extraordinary gain (loss), together with any related provision for taxes on such extraordinary gain (loss).
“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Casualty Event or Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, sales commissions, any relocation expenses incurred as a result of the Asset Sale, any repayment of Indebtedness that was permitted to be secured by the assets sold or lost in such Asset Sale or Casualty Event, any taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.
“Non-Recourse Debt” means Indebtedness:
(1)	as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2)	no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3)	as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.
“Note Documents” means the 2016 notes Indenture, the 2016 notes, the Collateral Trust Agreement and the security documents.
“Note Guarantee” means the Guarantee by each Guarantor of the Company’s obligations under the 2016 notes Indenture and the 2016 notes, executed pursuant to the provisions of the 2016 notes Indenture.
“Obligations” means any principal (including reimbursement obligations with respect to letters of credit whether or not drawn), interest (including, to the extent legally permitted, all interest accrued thereon after the commencement of any insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in the Priority Lien Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding), premium (if any), fees, indemnifications, reimbursements, expenses and other liabilities payable under the documentation governing any Indebtedness.
“Parity Lien” means a Lien granted by a security document to the collateral trustee, at any time, upon any property of the Company or any other Pledgor to secure Parity Lien Obligations.
“Parity Lien Debt” means:
(1)	the 2016 notes issued on the date of the 2016 notes Indenture;

(2)	any Indebtedness (which, if not issued pursuant to the 2016 notes Indenture, is secured equally and ratably with the 2016 notes by a Parity Lien) issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease, or discharge 2012 notes; and

(3)	any other Indebtedness of the Company (including additional notes) that is secured equally and ratably with the 2016 notes by a Parity Lien that was permitted to be incurred and so secured under each applicable Secured Debt Document; provided that:

(a)	the net proceeds are used to refund, refinance, replace, defease, discharge or otherwise acquire or retire Priority Lien Debt or other Parity Lien Debt; or

(b)	on the date of incurrence of such Indebtedness, after giving pro forma effect to the incurrence thereof and the application of the proceeds therefrom, the Secured Leverage Ratio would not be greater than 4.0 to 1.0;
provided, further, in the case of any Indebtedness referred to in clause (3) of this definition:
(a)	on or before the date on which such Indebtedness is incurred by the Company, such Indebtedness is designated by the Company, in an officers’ certificate delivered to each Parity Lien Representative and the collateral trustee, as “Parity Lien Debt” for the purposes of the 2016 notes Indenture and the collateral trust agreement; provided that no Series of Secured Debt may be designated as both Parity Lien Debt and Priority Lien Debt;

(b)	such Indebtedness is governed by an indenture, credit agreement or other agreement that includes a Lien Sharing and Priority Confirmation and the Company delivers an officers’ certificate to each Parity Lien Representative and the collateral trustee confirming same; and

(c)	all requirements set forth in the Collateral Trust Agreement as to the confirmation, grant or perfection of the collateral trustee’s Liens to secure such Indebtedness or Obligations in respect thereof are satisfied (and the satisfaction of such requirements and the other provisions of this clause (c) will be conclusively established if the Company delivers to the collateral trustee an officers’ certificate stating that such requirements and other provisions have been satisfied and that such Indebtedness is “Parity Lien Debt”).
“Parity Lien Documents” means, collectively, the Note Documents and the indenture, credit agreement or other agreement governing each other Series of Parity Lien Debt and the security documents securing the Parity Lien Obligations).
“Parity Lien Obligations” means Parity Lien Debt and all other Obligations in respect thereof.
“Parity Lien Representative” means:
(1)	in the case of the 2016 notes, the trustee; or

(2)	in the case of any other Series of Parity Lien Debt, the trustee, agent or representative of the holders of such Series of Parity Lien Debt who maintains the transfer register for such Series of Parity Lien Debt and (a) is appointed as a Parity Lien Representative (for purposes related to the administration of the security documents) pursuant to the indenture, credit agreement or other agreement governing such Series of Parity Lien Debt, together with its successors in such capacity, and (b) has become a party to the Collateral Trust Agreement by executing a joinder in the form required under the Collateral Trust Agreement.
“Permitted Business” means the distribution, installation and manufacture of building products and the provision of professional installation, turn-key framing, shell construction, design and similar construction-related services associated with such products.
“Permitted Investments” means:
(1)	any Investment in the Company or in a Restricted Subsidiary of the Company that is a Guarantor;

(2)	any Investment in Cash Equivalents;

(3)	any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:
(a)	such Person becomes a Restricted Subsidiary of the Company and a Guarantor; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company that is a Guarantor;
(4)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the heading “—Repurchase at the Option of Holders— Asset Sales;”

(5)	any acquisition of assets or Equity Interests to the extent acquired in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(6)	any Investments received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (b) litigation, arbitration or other disputes with Persons who are not Affiliates;

(7)	Investments represented by Hedging Obligations;

(8)	loans or advances to employees made in the ordinary course of business of the Company or any Restricted Subsidiary of the Company in an aggregate principal amount not to exceed $3.0 million at any one time outstanding;

(9)	to the extent constituting an Investment, repurchases of the 2016 notes and other Parity Lien Debt;

(10)	advances to customers in the ordinary course of business that are recorded as accounts receivable on the consolidated balance sheet of such Person;

(11)	payroll, travel and similar advances to cover matters that are expected at the time of the advances ultimately to be treated as expenses for accounting purposes and than are made in the ordinary course of business;

(12)	receivables owing to the Company or any Restricted Subsidiary of the Company if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or the Restricted Subsidiary deems reasonable under the circumstances;

(13)	Investments consisting of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(14)	Investments in joint ventures in a Permitted Business having an aggregate Fair Market Value (measured on the date such Investment was made and without giving effect to subsequent changes in value) when taken together with all other Permitted Investments made since the date of the 2016 notes Indenture pursuant to this clause (14) that are at the time outstanding not to exceed an amount equal to (a) $25.0 million, minus (b) the aggregate amount of Permitted Investments outstanding pursuant to clause (15) below in excess of $25.0 million; and

(15)	other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made since the date of the 2016 notes Indenture pursuant to this clause (15) that are at the time outstanding not to exceed an amount equal to the greater of (a) $25.0 million and (b) 3.0% of Total Assets.
With respect to Permitted Investments made pursuant to clauses (14) and (15) above, the Fair Market Value of any such Permitted Investment made in cash or Cash Equivalents shall be deemed to equal the amount of cash, or the principal or notional amount of Cash Equivalents, paid or contributed in respect of such Permitted Investment.
“Permitted Liens” means:
(1)	Liens held by the collateral trustee securing (a) Priority Lien Debt in an aggregate principal amount not exceeding the Priority Lien Cap and (b) all related Priority Lien Obligations;

(2)	Liens held by the collateral trustee equally and ratably securing the 2016 notes to be issued on the date of the 2016 notes Indenture and all future Parity Lien Debt and other Parity Lien Obligations;

(3)	Liens in favor of the Company or the Guarantors;

(4)	Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Subsidiary;

(5)	Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

(6)	Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(7)	Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “—Certain Covenants— Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” covering only the assets acquired with or financed by such Indebtedness and replacements thereof and accessions thereto;

(8)	Liens existing on the date of the 2016 notes Indenture;

(9)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(10)	Liens imposed by law, such as rights of set-off, carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(11)	survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the operation of the business of the Company and its Restricted Subsidiaries, taken as a whole;

(12)	Liens created for the benefit of (or to secure) the 2016 notes (or the Note Guarantees);

(13)	Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the 2016 notes Indenture; provided, however, that:
(a)	the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b)	the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;
(14)	Liens incurred or pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, other social security benefits or other insurance related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto);

(15)	Liens arising out of judgments, decrees, orders or awards in respect of which adequate reserves have been made in conformity with GAAP, and the Company shall in good faith be prosecuting an appeal or proceedings for review which appeal or proceedings shall not have been finally terminated, or if the period within which such appeal or proceedings may be initiated shall not have expired, in each case, to the extent that the amount of such judgments or awards do not constitute an Event of Default;

(16)	deposits or pledges in connection with bids, leases and contracts (other than contracts for the payment of money) entered into in the ordinary course of business;

(17)	Liens securing or by reason of a receivables facility or other contractual requirements of a receivables facility entered into in accordance with the covenant described under “—Certain Covenants— Incurrence of Indebtedness and Issuance of Preferred Stock”;

(18)	Liens securing Indebtedness entered into in accordance with clause (14) under the heading “—Certain Covenants— Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(19)	Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed $20.0 million at any one time outstanding.
“Permitted Payments to Sponsor” means, without duplication as to amounts:
(1)	payments to any Principal for reimbursement of reasonable accounting, legal and other expenses paid or incurred by such person on behalf of the Company or in connection with such person’s investment in the Company’s shares when due, in an aggregate amount not to exceed $750,000 per annum; and

(2)	for so long as the Company is a member of a group filing a consolidated or combined tax return with Building Products, LLC, payments to Building Products, LLC in respect of an allocable portion of the tax liabilities of such group that is attributable to the Company and its Subsidiaries (“Tax Payments”) and to pay franchise or similar taxes and fees of Building Products, LLC required to maintain its legal existence. The Tax Payments shall not exceed the lesser of (i) the amount of the relevant tax (including any penalties and interest) that the Company would owe if the Company were filing a separate tax return (or a separate consolidated or combined return with its Subsidiaries that are members of the consolidated or combined group), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of the Company and such Subsidiaries from other taxable years and (ii) the net amount of the relevant tax that Building Products, LLC actually owes to the appropriate taxing authority. Any Tax Payments received from the Company shall be paid over to the appropriate taxing authority within 60 days of Building Products, LLC’s receipt of such Tax Payments or refunded to the Company.
“Permitted Prior Liens” means, regardless of whether the 2016 notes Indenture is in effect at any time of determination:
(1)	Liens described in clauses (1), (4), (5), (6), (7) or (8) of the definition of “Permitted Liens”; and

(2)	Permitted Liens that arise by operation of law and are not voluntarily granted, to the extent entitled by law to priority over the Liens created by the security documents.
“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:
(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2)	such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(3)	if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the 2016 notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the 2016 notes on terms at least as favorable to the holders of 2016 notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4)	such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.
“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
“Pledgors” means the Company, the Guarantors, and any other Person (if any) that provides collateral security for any Secured Debt Obligations.
“Principal” means Building Products, LLC, a Delaware limited liability company, JLL Partners Fund V, L.P., a Delaware limited partnership, Warburg Pincus Private Equity IX, L.P., a Delaware limited partnership, and their respective Affiliates.
“Priority Lien” means a Lien granted by a security document to the collateral trustee, at any time, upon any property of the Company or any other Pledgor to secure Priority Lien Obligations.
“Priority Lien Cap” means, as of any date, the principal amount outstanding under the Credit Agreement and/or the Indebtedness outstanding under any other Credit Facility, in an aggregate principal amount not to exceed the sum of the amount provided by clause (1) of the definition of Permitted Debt, as of such date, plus the amount provided by clause (16) of the definition of Permitted Debt, plus the amount of Priority Lien Debt, incurred after the date of the 2016 notes Indenture the net proceeds of which are used to repay Parity Lien Debt less the amount of Parity Lien Debt incurred after the date of the 2016 notes Indenture the net proceeds of which are used to repay Priority Lien Debt. For purposes of this definition, all letters of credit will be valued at the face amount thereof, whether or not drawn and all Hedging Obligations will be valued at zero.

“Priority Lien Debt” means:
(1)	Indebtedness of the Company under the Credit Agreement (including, without limitation, revolving loans and letters of credit) that was permitted to be incurred and secured under each applicable Secured Debt Document (or as to which the lenders under the Credit Agreement obtained an officers’ certificate at the time of incurrence to the effect that such Indebtedness was permitted to be incurred and secured by all applicable Secured Debt Documents);

(2)	Indebtedness of the Company under any other Credit Facility that is secured equally and ratably with the Credit Agreement by a Priority Lien that was permitted to be incurred and so secured under each applicable Secured Debt Document; provided, in the case of any Indebtedness referred to in this clause (2), that:
(a)	on or before the date on which such Indebtedness is incurred by the Company, such Indebtedness is designated by the Company, in an officers’ certificate delivered to each Priority Lien Representative and the collateral trustee, as “Priority Lien Debt” for the purposes of the Secured Debt Documents; provided that no Series of Secured Debt may be designated as both Parity Lien Debt and Priority Lien Debt;

(b)	such Indebtedness is governed by a credit agreement or other agreement that includes a Lien Sharing and Priority Confirmation; and

(c)	all requirements set forth in the Collateral Trust Agreement as to the confirmation, grant or perfection of the collateral trustee’s Lien to secure such Indebtedness or Obligations in respect thereof are satisfied (and the satisfaction of such requirements and the other provisions of this clause (c) will be conclusively established if the Company delivers to the collateral trustee an officers’ certificate stating that such requirements and other provisions have been satisfied and that such Indebtedness is “Priority Lien Debt”); and
(3)	Hedging Obligations of the Company incurred to hedge or manage interest rate risk with respect to any Priority Lien Debt or Parity Lien Debt; provided, that:
(a)	such Hedging Obligations are secured by a Priority Lien on all of the assets and properties that secure the Indebtedness in respect of which such Hedging Obligations are incurred;

(b)	such Priority Lien is senior to or on a parity with the Priority Liens securing the Indebtedness in respect of which such Hedging Obligations are incurred.
“Priority Lien Documents” means the Credit Agreement and any other Credit Facility pursuant to which any Priority Lien Debt is incurred, the Collateral Trust Agreement and the security documents securing the Priority Lien Obligations.
“Priority Lien Obligations” means the Priority Lien Debt and all other Obligations in respect of Priority Lien Debt.
“Priority Lien Representative” means (1) the Credit Agreement Agent or (2) in the case of any other Series of Priority Lien Debt, the trustee, agent or representative of the holders of such Series of Priority Lien Debt who maintains the transfer register (if any) for such Series of Priority Lien Debt and is appointed as a representative of the Priority Lien Debt (for purposes related to the administration of the security documents) pursuant to the credit agreement or other agreement governing such Series of Priority Lien Debt.

“Recapitalization Transactions” means, collectively, (1) the offer of the Company to the holders of transferable subscription rights distributed to stockholders of record as of the close of business on December 14, 2009, to subscribe for and purchase, at the subscription price of $3.50 per share, up to an aggregate of 58,571,428 shares of the common stock, par value $0.01 per share, of the Company (the “Rights Offering”), together with the transactions contemplated by that certain Investment Agreement, dated as of October 23, 2009, as amended, by and among the Company, JLL Partners Fund V, L.P., and Warburg Pincus Private Equity IX, L.P., and (2) the offer of the Company to exchange, at par, in transactions exempt from registration under the Securities Act of 1933, as amended, outstanding 2012 notes for (i) up to $145.0 million aggregate principal amount of newly-issued 2016 notes, (ii) up to $130.0 million in cash from the proceeds of the Rights Offering, or (iii) a combination of cash and 2016 notes, and, (iv) to the extent the Rights Offering is not fully subscribed, shares of the common stock of the Company, together with the transactions contemplated by that certain Support Agreement, dated as of October 23, 2009, as amended, by and among the Company and certain holders of outstanding 2012 notes.
“Related Party” means:
(1)	any controlling stockholder, partner, or member, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Principal; or

(2)	any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1).
“Required Parity Lien Debtholders” means, at any time, the holders of more than 50% of the sum of:
(1)	the aggregate outstanding principal amount of Parity Lien Debt (including outstanding letters of credit whether or not then available or drawn); and

(2)	other than in connection with the exercise of remedies, the aggregate unfunded commitments to extend credit which, when funded, would constitute Parity Lien Debt.
For purposes of this definition, (a) Parity Lien Debt registered in the name of, or beneficially owned by, the Company or any Affiliate of the Company will be deemed not to be outstanding, and (b) votes will be determined in accordance with the provisions described above under the heading “—Collateral Trust Agreement— Voting.”
“Restricted Investment” means an Investment other than a Permitted Investment.
“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.
“S&P” means Standard & Poor’s Ratings Group.
“Sale of Collateral” means any Asset Sale involving a sale or other disposition of Collateral.
“Secured Debt” means Parity Lien Debt and Priority Lien Debt.
“Secured Debt Documents” means the Parity Lien Documents and the Priority Lien Documents.
“Secured Debt Representative” means each Parity Lien Representative and each Priority Lien Representative.
“Secured Leverage Ratio” means, on any date, the ratio of:
(1)	the aggregate principal amount of Secured Debt outstanding on such date plus all Indebtedness of Restricted Subsidiaries of the Company that are not Guarantors outstanding on such date (and, for this purpose, letters of credit will be deemed to have a principal amount equal to the face amount thereof, whether or not drawn), to:

(2)	the aggregate amount of the Company’s Consolidated Cash Flow for the most recent four full fiscal quarter period for which financial information is available.
In addition, for purposes of calculating the Secured Leverage Ratio:
(1)	acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations or acquisitions of assets, or any Person or any of its Restricted Subsidiaries acquired by merger, consolidation or the acquisition of all or substantially all of its assets by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during such four-quarter reference period or subsequent to such reference period and on or prior to the date on which the event for which the calculation of the Secured Leverage Ratio is made (the “Leverage Calculation Date”) will be given pro forma effect in accordance with Regulation S-X under the Securities Act) as if they had occurred on the first day of such four-quarter reference period;

(2)	the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Leverage Calculation Date will be excluded;

(3)	any Person that is a Restricted Subsidiary on the Leverage Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period; and

(4)	any Person that is not a Restricted Subsidiary on the Leverage Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period.
“Secured Obligations” means Parity Lien Obligations and Priority Lien Obligations.
“security documents” means each Lien Sharing and Priority Confirmation, and all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements or other grants or transfers for security executed and delivered by the Company or any other Pledgor creating (or purporting to create) a Lien upon Collateral in favor of the collateral trustee, for the benefit of the holders of the Parity Lien Obligations or the Priority Lien Obligations, as applicable, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms and the provisions described above under the heading “—Collateral Trust Agreement— Amendment of Security Documents.”
“Series of Parity Lien Debt” means, severally, the 2016 notes and each other issue or series of Parity Lien Debt for which a single transfer register is maintained.
“Series of Priority Lien Debt” means, severally, the Indebtedness (including, without limitation, revolving loans and letters of credit) outstanding under the Credit Agreement and any other Credit Facility that constitutes Priority Lien Debt.
“Series of Secured Debt” means each Series of Parity Lien Debt and each Series of Priority Lien Debt.
“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the 2016 notes Indenture.
“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the 2016 notes Indenture, if such Indebtedness was in existence on the date of the 2016 notes Indenture, or if incurred subsequent to the date of the 2016 notes Indenture, in accordance with its terms, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:
(1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).
“Total Assets” means the total consolidated assets of the Company and its Restricted Subsidiaries as set forth on the most recent consolidated balance sheet of the Company and its Restricted Subsidiaries.
“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to February 15, 2016; provided, however, that if the period from the redemption date to February 15, 2016, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.
“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:
(1)	has no Indebtedness other than Non-Recourse Debt;

(2)	except as permitted by the covenant described above under the heading “—Certain Covenants— Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3)	is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.
“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:
(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.
“Wholly-Owned Restricted Subsidiary” of any specified Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) will at the time be owned by such Person or by one or more Wholly-Owned Restricted Subsidiaries of such Person.

DESCRIPTION OF CAPITAL STOCK
     The following is a summary of the material terms of our capital stock. You are strongly encouraged, however, to read our amended and restated certificate of incorporation, amended and restated bylaws, and other agreements, copies of which are available from us upon request or may be found in the “Investor” section of our website at www.bldr.com under the heading “Governance.” The information on our website is not, and should not be, considered part of this prospectus, is not incorporated by reference into this document, and should not be relied upon in connection with making any investment decision with respect to our common stock.
General Matters
     Our amended and restated certificate of incorporation provides that we are authorized to issue 200,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of undesignated preferred stock, par value $0.01 per share.
     As of January 14, 2010, we had outstanding 36,347,490 shares of common stock (including 61,098 shares of restricted common stock) held by approximately 100 stockholders of record. As of January 14, 2010, we had outstanding options (including vested and unvested options) to purchase 2,283,561 shares of our common stock.
Common Stock
     Shares of our common stock have the following rights, preferences, and privileges:
•	Voting rights. Each outstanding share of common stock entitles its holder to one vote on all matters submitted to a vote of our stockholders, including the election of directors. There are no cumulative voting rights. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares of common stock present or represented by proxy.
•	Dividends. Holders of common stock are entitled to receive dividends as, when, and if dividends are declared by our board of directors out of assets or funds legally available for the payment of dividends.
•	Liquidation. In the event of a liquidation, dissolution, or winding up of our affairs, whether voluntary or involuntary, after payment of our liabilities and obligations to creditors, our remaining assets will be distributed ratably among the holders of shares of common stock on a per share basis.
•	Rights and preferences. Our common stock has no preemptive, redemption, conversion, or subscription rights. The rights, powers, preferences, and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.
Preferred Stock
     Our amended and restated certificate of incorporation provides that the board of directors has the authority, without action by the stockholders, to designate and issue up to 10,000,000 shares of preferred stock in one or more classes or series and to fix for each class or series the powers, rights, preferences, and privileges of each series of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, and the number of shares constituting any class or series, which may be greater than the rights of the holders of the common stock. There will be no shares of preferred stock outstanding immediately after the closing of the Recapitalization Transactions. Any issuance of shares of preferred stock could adversely affect the voting power of holders of common stock. The likelihood that the holders will receive dividend payments and payments upon liquidation could have the effect of delaying, deferring, or preventing a change in control. We have no present plans to issue any shares of preferred stock.
Registration Rights
     Pursuant to the Investment Agreement, dated as of October 23, 2009, as amended, by and among the Company, JLL, and Warburg Pincus, we have agreed that, at the closing of the Recapitalization Transactions, we will enter into a registration rights agreement with each of JLL and Warburg Pincus with respect to the shares of common stock owned by them and their affiliates. The agreement will provide that, upon the request of JLL or Warburg Pincus, we will register under the Securities Act of 1933, as amended, the shares of our common stock held by JLL or Warburg Pincus (or any of their affiliates), as applicable, for sale in accordance with its intended method of disposition, and will take other actions as are necessary to permit the sale of the shares in various jurisdictions. In addition, if we register any of our equity securities either for our own account or for the account of other security holders, JLL and Warburg Pincus will be entitled to notice of the registration and may include their shares in the registration, subject to certain customary underwriters’ “cut-back” provisions. All fees, costs, and expenses of underwritten registrations will be borne by us, other than underwriting discounts and selling commissions, which will be borne by each stockholder selling its shares. Our obligation to register the shares and take other actions is subject to certain restrictions on, among other things, the frequency of requested registrations, the number of shares to be registered, and the duration of these rights. In connection with the closing of the Recapitalization Transactions and the execution of the registration rights agreement with JLL and Warburg Pincus, we will terminate our second amended and restated stockholders agreement, dated as of June 2, 2005, among Building Products, LLC and some of our executive officers.
     Pursuant to the Support Agreement, we have agreed to file the registration statement of which this prospectus forms a part with the SEC and to cause this registration statement to become effective in accordance with the requirements of the Securities Act prior to the closing of the debt exchange in order to register offers and sales of 2016 notes and shares of our common stock received by the Selling Securityholders in the debt exchange and to maintain the effectiveness of such resale registration statement for 180 days following the closing of the debt exchange.
Anti-Takeover Effects of Certain Provisions of Our Certificate of Incorporation and Bylaws
     Our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and that may have the effect of delaying, deferring, or preventing a future takeover or change in control of our company unless the takeover or change in control is approved by our board of directors. These provisions include the following:
     Staggered Board of Directors. Our amended and restated certificate of incorporation and bylaws provide for a staggered board of directors, divided into three classes, with our stockholders electing one class each year. Between stockholders’ meetings, the board of directors will be able to appoint new directors to fill vacancies or newly created directorships so that no more than the number of directors in any given class could be replaced each year and it would take three successive annual meetings to replace all directors.
     Elimination of stockholder action through written consent. Our amended and restated certificate of incorporation and bylaws provide that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting.
     Elimination of the ability to call special meetings. Our amended and restated certificate of incorporation and bylaws provide that, except as otherwise required by law, special meetings of our stockholders can only be called pursuant to a resolution adopted by a majority of our board of directors, a committee of the board of directors that has been duly designated by the board of directors and whose powers and authority include the power to call such meetings, or by our chief executive officer or the chairman of our board of directors. Stockholders are not permitted to call a special meeting or to require our board to call a special meeting.
     Advance notice procedures for stockholder proposals. Our amended and restated bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board. Stockholders at our annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting.
     Removal of Directors; Board of Directors Vacancies. Our amended and restated certificate of incorporation and bylaws provide that members of our board of directors may not be removed without cause. Our bylaws further provide that only our board of directors may fill vacant directorships, except in limited circumstances. These provisions would prevent a stockholder from gaining control of our board of directors by removing incumbent directors and filling the resulting vacancies with such stockholder’s own nominees.

     Amendment of certificate of incorporation and bylaws. The General Corporation Law of the State of Delaware (the “DGCL”) provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote is required to amend or repeal a corporation’s certificate of incorporation or bylaws, unless the certificate of incorporation requires a greater percentage. Our amended and restated certificate of incorporation generally requires the approval of the holders of at least two-thirds of the voting power of the issued and outstanding shares of our capital stock entitled to vote in connection with the election of directors to amend any provisions of our certificate of incorporation described in this section. Our amended and restated bylaws provide that a majority of our board of directors or, in most cases, the holders of at least a majority of the voting power of the issued and outstanding shares of our capital stock entitled to vote thereon have the power to amend or repeal our bylaws, except that the affirmative vote of holders of at least two-thirds of the voting power of the issued and outstanding shares of our capital stock entitled to vote thereon shall be required to amend or repeal certain provisions of our bylaws. In addition, our amended and restated certificate of incorporation grants our board of directors the authority to amend and repeal our bylaws without a stockholder vote in any manner not inconsistent with the laws of the State of Delaware or our certificate of incorporation.
     The foregoing provisions of our amended and restated certificate of incorporation and amended and restated bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares, and, as a consequence, they also may inhibit fluctuations in the market price of the common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management or delaying or preventing a transaction that might benefit you or other minority stockholders.
Limitations on Liability and Indemnification of Officers and Directors
     Our amended and restated certificate of incorporation and amended and restated bylaws provide indemnification for our directors and officers to the fullest extent permitted by the DGCL. We have entered into indemnification agreements with each of our directors that are, in some cases, broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, our amended and restated certificate of incorporation includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director, except that a director will be personally liable for:
•	any breach of his or her duty of loyalty to us or our stockholders;
•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•	any transaction from which the director derived an improper personal benefit; or
•	improper distributions to stockholders.
These provisions may not be held to be enforceable for violations of the federal securities laws of the United States.
Transfer Agent and Registrar
     The transfer agent and registrar for our common stock is BNY Mellon Shareowner Services, and its telephone number is 877-219-7020.

PLAN OF DISTRIBUTION
     The Selling Securityholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities offered hereby on any stock exchange, market, or trading facility (including, without limitation, the Nasdaq Global Select Market and the over-the-counter market) on which the securities are traded or in private transactions, subject to applicable law. These sales may be public or private at prices prevailing in such market, fixed prices, or prices negotiated at the time of sale. The securities may be sold by the Selling Securityholders directly to one or more purchasers, through agents designated from time to time, or to or through broker-dealers designated from time to time. In the event the securities are publicly offered through broker-dealers or agents, the Selling Securityholders may enter into agreements with respect thereto. The Selling Securityholders may, subject to applicable law, also use any one or more of the following methods when selling the securities offered hereby:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales by broker-dealers of a specified number of such securities at a stipulated price per share;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.
     The Selling Securityholders may also sell the securities offered hereby under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus. Broker-dealers engaged by the Selling Securityholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Securityholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Securityholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.
     The Selling Securityholders may from time to time pledge or grant a security interest in some or all of the securities offered hereby owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the securities offered hereby from time to time under this Prospectus, or under an amendment to this Prospectus, amending the list of Selling Securityholders to include the pledgee, transferee or other successors in interest as Selling Securityholders under this prospectus.
     The Selling Securityholders also may transfer the securities offered hereby in other circumstances, in which case the transferees, pledges, or other successors in interest will be the selling beneficial owners for purposes of this prospectus. The Selling Securityholders and the broker-dealers or agents that participate in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any discounts and any commissions received by such broker-dealers or agents and any profit on the sale of such securities purchased by them and any discounts or commissions might be deemed to be underwriting discounts or commissions under the Securities Act. Any such broker-dealers and agents may engage in transactions with, and perform services for, us. At the time a particular offer of the securities offered hereby is made by the Selling Securityholders, to the extent required, a prospectus will be distributed which will set forth the aggregate amount of securities being offered and the terms of the offering, including the public offering price thereof, the name or names of any broker-dealers or agents, and any discounts, commissions and other items constituting compensation from, and the resulting net proceeds to, the Selling Securityholders.

     In order to comply with the securities laws of certain states, sales of securities offered hereby to the public in such states may be made only through broker-dealers who are registered or licensed in such states. Sales of securities offered hereby must also be made by the Selling Securityholders in compliance with other applicable state securities laws and regulations. We are required to pay all fees and expenses incident to the registration of the securities; provided, that the Selling Securityholders are required, severally and not jointly, to pay all underwriting fees and discounts, selling commissions, brokerage fees, and stock transfer taxes applicable to securities sold by such Selling Securityholders hereby. We have agreed to indemnify the Selling Securityholders against certain losses, claims, damages, and liabilities, including liabilities under the Securities Act.
     The Selling Securityholders have represented to us that they have not taken, and do not presently plan to take, directly or indirectly, any action designed to or which might reasonably be expected to cause, or result in, or which had constituted, under the Securities Exchange Act of 1934, as amended, the stabilization or manipulation of the price of any of our securities to facilitate the sale or resale of the securities offered hereby. In general, Rule 102 under Regulation M prohibits any person connected with a distribution of securities from directly or indirectly bidding for, or purchasing for any account in which he or she has a beneficial interest, any such securities or any right to purchase such securities for a period of one business day before and after completion of his or her participation in the distribution. During the this period, Rule 104 under Regulation M prohibits the Selling Securityholders or any other person engaged in the distribution from engaging in any stabilizing bid or purchasing of our common stock. No such person may effect any stabilizing transaction to facilitate any offering at the market. Inasmuch as the Selling Securityholders will be reoffering or reselling our common stock at the market, Rule 104 prohibits them from effecting any stabilizing transaction in contravention of Rule 104 with respect to our common stock.
WHERE YOU CAN FIND MORE INFORMATION
     We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance with these requirements, we are required to file periodic reports and other information with the United States Securities and Exchange Commission (the “SEC”). The reports and other information filed by us with the SEC may be inspected and copied at the public reference facilities maintained by the SEC as described below.
     You may copy and inspect any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the operation of the public reference rooms. The SEC also maintains an internet website at http://www.sec.gov that contains our filed reports, proxy and information statements, and other information that we file electronically with the SEC. Additionally, we make these filings available, free of charge, on our website at www.bldr.com as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information on our website, other than these filings, is not, and should not be, considered part of this prospectus, is not incorporated by reference into this document, and should not be relied upon in connection with making any investment decision with respect to our common stock.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
     We disclose important information to you by referring you to documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus. Information in documents that we file later with the SEC will automatically update and supersede information in this prospectus. We incorporate by reference into this prospectus the documents listed below, and any future filings made by us with the SEC under Section 13(a), 13(c), 14, or 15(d) or the Exchange Act until we close this offering, including all filings made after the date of the initial registration statement and prior to the effectiveness of the registration statement. We hereby incorporate by reference the following documents; provided, however, that we are not incorporating any information contained in any Current Report on Form 8-K that is furnished but not filed with the SEC:
•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on March 2, 2009;

•	The portions of our Proxy Statement for our 2009 Annual Stockholders Meeting filed with the SEC on April 9, 2009 incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2009, June 30, 2009, and September 30, 2009, filed with the SEC on April 29, 2009, July 31, 2009, and October 28, 2009, respectively;
•	Our Current Reports on Form 8-K filed with the SEC on September 1, 2009, October 23, 2009, October 30, 2009, November 9, 2009, November 23, 2009, as amended December 9, 2009, December 3, 2009, December 24, 2009, and January 14, 2010; and
•	The description of the Company’s capital stock contained in its Registration Statement on Form 8-A (File No. 000-51357) filed with the SEC on June 14, 2005.
     Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus is modified or superseded for purposes of the prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded does not, except as so modified or superseded, constitute a part of this prospectus.
     We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). Requests for such documents should be made to us at the following address or telephone number:
Builders FirstSource, Inc.
2001 Bryan Street, Suite 1600
Dallas, Texas 75201
(214) 880-3500
Attention: Corporate Secretary
LEGAL MATTERS
     The validity of the 2016 notes, the guarantees of the 2016 notes and shares of common stock being offered by this prospectus will be passed upon for us by Alston & Bird LLP, Atlanta, Georgia.
EXPERTS
     The consolidated financial statements incorporated in this prospectus by reference to Builders FirstSource, Inc.’s Current Report on Form 8-K dated October 30, 2009 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of Builders FirstSource, Inc. for the year ended December 31, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

BUILDERS FIRSTSOURCE, INC.
11,259,429 Shares of Common Stock
$143,735,000 Aggregate Principal Amount of Second Priority Senior
Secured Floating Rate Notes Due 2016
PROSPECTUS
                                        , 2010

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
     The expenses relating to the registration of the securities registered hereby will be borne by the registrant. Such expenses are estimated to be as follows:

Securities and Exchange Commission Registration Fee	$13,058.10
Printing Costs	25,000.00
Accounting Fees and Expenses	3,000.00
Legal Fees	150,000.00
Total	$191,058.10
Item 15. Indemnification of Directors and Officers.
     Section 145 of the Delaware General Corporation Law (the “DGCL”) provides, in summary, that directors and officers of Delaware corporations are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorneys’ fees) incurred by them as a result of suits brought against them in their capacity as directors or officers if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the company’s best interests and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; provided that no indemnification may be made against expenses in respect of any claim, issue, or matter as to which they shall have been adjudged to be liable to us, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. Any such indemnification may be made by us only as authorized in each specific case upon a determination by the stockholders, disinterested directors, or independent legal counsel that indemnification is proper because the indemnitee has met the applicable standard of conduct.
     Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends, or unlawful stock repurchases, redemptions, or other distributions, or for any transaction from which the director derived an improper personal benefit.
     The company’s amended and restated certificate of incorporation and amended and restated bylaws provide that the company shall indemnify its directors and officers to the fullest extent permitted by law and that no director shall be liable for monetary damages to the company or its stockholders for any breach of fiduciary duty, except to the extent provided by applicable law. The subsidiary guarantors’ governing documents provide that each subsidiary guarantor shall indemnify its managers, directors and officers to the fullest extent permitted by law and that no manager or director, as applicable, shall be liable for monetary damages to such subsidiary or its members or stockholders, as applicable, for any breach of fiduciary duty, except to the extent provided by applicable law. Such indemnity is permitted by the jurisdiction of each subsidiary guarantor. The company has entered into indemnification agreements with its directors. The indemnification agreements provide indemnification to the company’s directors under certain circumstances for acts or omissions that may not be covered by directors’ and officers’ liability insurance and may, in some cases, be broader than the specific indemnification provisions contained under Delaware law. The company currently maintains liability insurance for its directors and officers.
Item 16. List of Exhibits.
     The Exhibits to this registration statement are listed in the Index to Exhibits.

Item 17. Undertakings.
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this Section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(6)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on January 15, 2010.

BUILDERS FIRSTSOURCE, INC.
By:	/s/ Floyd F. Sherman
	Name:	Floyd F. Sherman
	Title:	President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Floyd F. Sherman Floyd F. Sherman	President, Chief Executive Officer, and Director (principal executive officer)	January 15, 2010

/s/ M. Chad Crow M. Chad Crow	Senior Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)	January 15, 2010

*	Chairman and Director	January 15, 2010
Paul S. Levy

	Director	January 15, 2010
* David A. Barr

	Director	January 15, 2010
* Cleveland A. Christophe

	Director	January 15, 2010
* Ramsey A. Frank

	Director	January 15, 2010
* Michael Graff

Signature	Title	Date

	Director	January 15, 2010
* Robert C. Griffin

	Director	January 15, 2010
* Kevin J. Kruse

*	Director	January 15, 2010
Brett N. Milgrim

	Director	January 15, 2010
* Craig A. Steinke

* By:	/s/ Donald F. McAleenan
Donald F. McAleenan
Attorney-in-Fact

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on January 15, 2010.
BFS, LLC
BFS IP, LLC
BFS Texas, LLC
Builders FirstSource Holdings, Inc.
Builders FirstSource—Atlantic Group, LLC
Builders FirstSource—Colorado Group, LLC
Builders FirstSource—Colorado, LLC
Builders FirstSource—Dallas, LLC
Builders FirstSource—Florida Design Center, LLC
Builders FirstSource—Florida, LLC
Builders FirstSource—Intellectual Property, L.P.
Builders FirstSource—MBS, LLC
Builders FirstSource—Northeast Group, LLC
Builders FirstSource—Ohio Valley, LLC
Builders FirstSource—Raleigh, LLC
Builders FirstSource—South Texas, L.P.
Builders FirstSource—Southeast Group, LLC
Builders FirstSource—Texas GenPar, LLC
Builders FirstSource—Texas Group, L.P.
Builders FirstSource—Texas Installed Sales, L.P.
CCWP, Inc.

By:	/s/ Floyd F. Sherman
	Name:	Floyd F. Sherman
	Title:	Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Floyd F. Sherman Floyd F. Sherman	Chief Executive Officer, Director and Manager (principal executive officer)	January 15, 2010

/s/ M. Chad Crow M. Chad Crow	Senior Vice President, Chief Financial Officer, Director and Manager (principal financial officer and principal accounting officer)	January 15, 2010

/s/ Donald F. McAleenan Donald F. McAleenan	Senior Vice President, Secretary, Director and Manager	January 15, 2010

EXHIBIT INDEX

Exhibit	Description
4.1	Articles Fourth, Fifth, Seventh, Eighth and Twelfth of the Amended and Restated Certificate of Incorporation of Builders FirstSource, Inc. (incorporated by reference to Exhibit 3.1 to Amendment No. 4 to the Registration Statement of the Company on Form S-1, filed with the Securities and Exchange Commission on June 6, 2005, File Number 333-122788)

4.2	Articles II, III, V, VII, VIII and IX of the Amended and Restated By-Laws of Builders FirstSource, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 5, 2007, File Number 0-51357)

4.3	Form of Specimen Certificate (incorporated by reference to Exhibit 4.2 to Amendment No. 2 to the Registration Statement of the Company on Form S-1, filed with the Securities and Exchange Commission on April 27, 2005, File Number 333-122788)

4.4	Second Amended and Restated Stockholders Agreement, dated as of June 2, 2005, among JLL Building Products, LLC, Builders FirstSource, Inc., Floyd F. Sherman, Charles L. Horn, Kevin P. O’Meara, and Donald F. McAleenan (incorporated by reference to Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, filed with the Securities and Exchange Commission on August 4, 2005, File Number 0-51357)

4.5**	Form of Indenture, among Builders FirstSource, Inc., the Subsidiary Guarantors thereto, and Wilmington Trust Company, as Trustee.

4.6**	Form of 2016 Note (included as part of Exhibit 4.5).

4.7**	Form of Guarantee (included as part of Exhibit 4.5).

4.8	Collateral Trust Agreement, dated as of February 11, 2005, among Builders FirstSource, Inc., the other Pledgors from time to time party hereto, UBS AG, Stamford Branch, as Administrative Agent under the Credit Agreement, Wilmington Trust Company, as Trustee under the Indenture, UBS AG, Stamford Branch, as Priority Collateral Trustee, and UBS AG, Stamford Branch, as Parity Collateral Trustee (incorporated by reference to Exhibit 10.2 to Amendment No. 1 to the Registration Statement of the Company on Form S-1, filed with the Securities and Exchange Commission on April 27, 2005, File Number 333-122788)

4.9	Confirmation of Reformation of Collateral Trust Agreement, dated as of December 14, 2007, among Builders FirstSource, Inc., the other Pledgors listed on the signature pages thereof, UBS AG, Stamford Branch, as Administrative Agent under the Credit Agreement, Wilmington Trust Company, as Trustee under the Indenture, UBS AG, Stamford Branch, as Priority Collateral Trustee, and UBS AG, Stamford Branch, as Parity Collateral Trustee (incorporated by reference to Exhibit 10.4 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission on March 5, 2008, File Number 0-51357)

5.1*	Opinion of Alston & Bird LLP.

10.1	Investment Agreement, dated as of October 23, 2009, among Builders FirstSource, Inc., JLL Partners Fund V, L.P. and Warburg Pincus Private Equity IX, L.P. (incorporated by reference to Exhibit 10.1 to Amendment No. 1 to the Registration Statement of the Company on Form S-3, filed with the Securities and Exchange Commission on December 3, 2009, File Number 333-162906)

10.2	Amendment No. 1 to Investment Agreement, dated as of December 2, 2009, among Builders FirstSource, Inc., JLL Partners Fund V, L.P. and Warburg Pincus Private Equity IX, L.P. (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 3, 2009, File Number 0-51357)

10.3	Support Agreement, dated as of October 23, 2009 among Builders FirstSource, Inc. and certain holders of our Second Priority Senior Secured Floating Rate Notes Due 2012 party thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 3, 2009, File Number 0-51357)

10.4	Amendment No. 1 to Support Agreement, dated as of December 2, 2009, among Builders FirstSource, Inc. and certain holders of our Second Priority Senior Secured Floating Rate Notes Due 2012 party thereto (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 3, 2009, File Number 0-51357)

12.1**	Ratio of Earnings to Fixed Charges.

23.1*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Alston & Bird LLP (included as part of Exhibit 5.1).

24.1**	Powers of Attorney (included on the signature page to this Registration Statement).

25.1**	T-1 Statement of Eligibility of Wilmington Trust Company.

*	Filed herewith.

**	Previously filed.